                                                            EXHIBIT 2(A)
                            ASSET PURCHASE AGREEMENT


                                 by and between

                                OLIN CORPORATION

                                       and

                              ARCO CHEMICAL COMPANY

                                   dated as of

                                 October 9, 1996

                                TABLE OF CONTENTS

                                                                      PAGE

ARTICLE I  DEFINITIONS AND USAGE                                       1
           1.1  CERTAIN DEFINITIONS                                    1
           1.2  TERMS GENERALLY                                       17

ARTICLE II  THE TRANSACTION                                           17
           2.1  SALE AND PURCHASE OF ASSETS                           17
           2.2  PURCHASE PRICE                                        17
           2.3  CLOSING WORKING CAPITAL ADJUSTMENT                    18
           2.4  ASSUMPTION OF ASSUMED LIABILITIES;
                 NON-ASSUMED LIABILITIES                              19
           2.5  CLOSING                                               21
           2.6  DELIVERIES AND PROCEEDINGS AT THE CLOSING             21
           2.7  CONSENT OF THIRD PARTIES                              23
           2.8  ALLOCATION OF CONSIDERATION                           23
           2.9  PRORATIONS                                            24

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER                 25
           3.1  QUALIFICATION; INTERESTS IN OTHER ENTITIES            25
           3.2  AUTHORIZATION AND ENFORCEABILITY                      25
           3.3  NO VIOLATION OF LAWS OR AGREEMENTS                    26
           3.4  FINANCIAL STATEMENTS; SERVICES                        26
           3.5  NO CHANGES                                            27
           3.6  CONTRACTS                                             28
           3.7  PERMITS AND COMPLIANCE WITH LAWS GENERALLY            29
           3.8  ENVIRONMENTAL MATTERS                                 30
           3.9  CONSENTS                                              30
           3.10  TITLE                                                31
           3.11  ACQUIRED REAL PROPERTY                               31
           3.12  TAXES                                                32
           3.13  PATENTS AND INTELLECTUAL PROPERTY RIGHTS             33
           3.14  PRODUCT WARRANTIES AND GUARANTEES                    34
           3.15  LABOR RELATIONS                                      34
           3.16  EMPLOYEES; EMPLOYEE BENEFIT PLANS                    34
           3.17  NO PENDING LITIGATION OR PROCEEDINGS                 36
           3.18  SUPPLY OF UTILITIES                                  36
           3.19  INSURANCE                                            37
           3.20  CUSTOMERS                                            37
           3.21  WARN ACT                                             37
           3.22  CONDITION OF ASSETS                                  37
           3.23  BROKERAGE                                            37
           3.24  ALL ASSETS                                           38

           3.25  PRODUCTS LIABILITY                                   38

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER                   38
           4.1  ORGANIZATION AND GOOD STANDING                        38
           4.2  AUTHORIZATION AND ENFORCEABILITY                      38
           4.3  NO VIOLATION OF LAWS OR AGREEMENTS                    39
           4.4  CONSENTS                                              39
           4.5  FINANCING                                             39
           4.6  BROKERAGE                                             39

ARTICLE V  ADDITIONAL COVENANTS                                       39
           5.1  CONDUCT OF BUSINESS                                   39
           5.2  MUTUAL COVENANTS                                      41
           5.3  FILINGS AND AUTHORIZATIONS                            41
           5.4  PUBLIC ANNOUNCEMENT                                   42
           5.5  INVESTIGATION                                         42
           5.6  TAXES                                                 43
           5.7  FINANCIAL REPORTS                                     43
           5.8  CONSENTS                                              44
           5.9  REAL ESTATE MATTERS                                   44
           5.10  ENVIRONMENTAL                                        47
           5.11  REASONABLE BEST EFFORTS                              53
           5.12  NEGOTIATIONS                                         53
           5.13  SUPPLEMENTAL INFORMATION                             54
           5.14  FOREIGN-HELD ASSETS                                  54
           5.15  REMOVAL OF MATERIAL LIENS                            54

ARTICLE VI  CONDITIONS PRECEDENT                                      54
           6.1  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER          54
           6.2  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER         57

ARTICLE VII  CERTAIN ADDITIONAL COVENANTS                             58
           7.1  CERTAIN TAXES AND EXPENSES                            58
           7.2  MAINTENANCE OF BOOKS AND RECORDS                      58
           7.3  FINANCIAL STATEMENTS                                  59
           7.4  NON-COMPETITION/NON-SOLICITATION                      59
           7.5  BONDS                                                 60
           7.6  CONFIDENTIAL INFORMATION                              60
           7.7  BUYER'S LICENSE OF PATENTS AND TECHNOLOGY             60
           7.8  SELLER'S LICENSE OF PATENTS AND TECHNOLOGY            61

           7.9  RESTRICTIONS ON BUYER'S AND SELLER'S LICENSES         61
           7.10  BINDING ON SUCCESSORS                                61
           7.11  PROVISION OF NOTICES, ETC.                           61
           7.13  BIO-LAB                                              62

ARTICLE VIII  SURVIVAL; INDEMNIFICATION                               62
           8.1  SURVIVAL                                              62
           8.2  INDEMNIFICATION BY SELLER                             63
           8.3  INDEMNIFICATION BY BUYER                              67
           8.4  NOTIFICATION OF CLAIMS                                69
           8.5  PROCEDURES FOR TAX CONTESTS                           72

ARTICLE IX  EMPLOYEES AND EMPLOYEE BENEFITS                           73
           9.1  EMPLOYMENT                                            73
           9.2  ACCRUED VACATION                                      74
           9.3  UNION REPRESENTATION                                  75
           9.4  BENEFIT PLANS                                         75
           9.5  OTHER BENEFIT PLANS AND ARRANGEMENTS                  79
           9.6  WARN ACT                                              79
           9.7  COOPERATION; EMPLOYMENT RECORDS                       79
           9.8  WORKERS COMPENSATION                                  80
           9.9  EMPLOYMENT TAXES                                      80

ARTICLE X  TERMINATION; MISCELLANEOUS                                 80
           10.1  TERMINATION                                          80
           10.2  FURTHER ASSURANCES                                   81
           10.3  ENTIRE AGREEMENT; AMENDMENTS; WAIVERS                82
           10.4  BENEFIT; ASSIGNMENT                                  82
           10.5  NO PRESUMPTION                                       82
           10.6  NOTICES                                              82
           10.7  COUNTERPARTS; HEADINGS                               83
           10.8  SEVERABILITY                                         83
           10.9  THIRD PARTY BENEFICIARIES                            83
           10.10  GOVERNING LAW                                       83
           10.11  SUBMISSION TO JURISDICTION; WAIVERS                 83
           10.12  BULK TRANSFER AND SALES TAX SUCCESSOR LIABILITY     84
           10.13  USE OF NAMES                                        84

                                LIST OF SCHEDULES
                                -----------------


Schedule 1.1 [Part A]                         Real Property
Schedule 1.1 [Part B]                         Equipment
Schedule 1.1 [Part C]                         Biolab, Reagent and Arcadian
                                              Contracts
Schedule 1.1 [Part D]                         Ancillary Agreements
Schedule 1.1 [Part E]                         Permitted Liens
Schedule 1.1 [Part F]                         Base Working Capital
Schedule 3.1(b)                               Ownership Interests
Schedule 3.3                                  No Violation of Laws or
                                              Agreements
Schedule 3.4(a) [Part A]                      Annual Financial Statements
Schedule 3.4(a) [Part B]                      Interim Financial Statements
Schedule 3.4(a) [Part C]                      Undisclosed Acquired Assets
Schedule 3.4(b)                               Seller's Services
Schedule 3.5                                  No Changes
Schedule 3.6(a) [Part A]                      Contracts
Schedule 3.6(a) [Part B]                      Contract Breaches
Schedule 3.6(c)                               Restrictive Contracts
Schedule 3.6(f)                               Reagent Draft Agreement
Schedule 3.7(a)                               Permit Modifications
Schedule 3.8(a) [Part A]                      Environmental Losses
Schedule 3.8(a) [Part B]                      Hazardous Wastes
Schedule 3.8(b)                               Underground Storage Tanks
Schedule 3.9                                  Seller Consents
Schedule 3.11(a) [Part A]                     Leases of Real Property
Schedule 3.11(a) [Part B]                     Floodplain
Schedule 3.11(b) [Part A]                     Condemnation
Schedule 3.11(b) [Part B]                     Expropriation
Schedule 3.12                                 Taxes
Schedule 3.13(a)                              Intellectual Property
Schedule 3.13(b)                              Royalties
Schedule 3.13(c)                              Intellectual Property/Licenses In
Schedule 3.13(d)
Schedule 3.13(e)                              Intellectual Property/Licenses
                                              Out
Schedule 3.14                                 Product Warranties
Schedule 3.15 [Part A]                        Union Organizing
Schedule 3.15 [Part B]                        Strikes
Schedule 3.15 [Part C]                        Existing Unions & Unfair Labor
                                              Charges
Schedule 3.16 [Part A]                        Plant Employees
Schedule 3.16 [Part B]                        Benefit Plans
Schedule 3.17                                 No Pending Litigation or
                                              Proceedings
Schedule 3.19                                 Insurance
Schedule 3.20 [Part A]                        Customer Relations

Schedule 3.20 [Part B]                        Supplier Relations
Schedule 3.22                                 Condition of Assets
Schedule 3.24                                 All Assets
Schedule 5.1                                  Conduct of Business
Schedule 5.1(a)                               TDI Joint Venture
Schedule 5.1(d)                               Capital Expenditures
Schedule 5.9(b)                               Triple Net Lease and Seller
                                              Mortgage Principal Terms
Schedule 5.10(c)                              TDI Matter Practices
Schedule 5.10(g)(i)                           Environmental Permits to be
                                              Transferred to Buyer
Schedule 5.10(g)(ii)                          Environmental Permits to be
                                              Retained by Seller
Schedule 5.10(h)                              Shared Permits
Schedule 6.1(c)                               Required Consents

[THE EXHIBITS TO THIS ASSET PURCHASE AGREEMENT HAVE BEEN OMITTED PURSUANT TO
ITEM 601(B)(2) OF REGULATION S-K. THE REGISTRANT HEREBY AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE TO THE COMMISSION UPON REQUEST.]
<PAGE 1>
                            ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT, dated as of October 9, 1996, by and between Olin Corporation, a Virginia corporation ("Seller"), and ARCO Chemical Company, a Delaware corporation ("Buyer").

     Seller is engaged in, among other things, the business of developing, manufacturing, packaging, marketing, using and selling toluene diisocyanate, aliphatic diisocyanate, dinitrotoluene and nitric acid (such specified business is referred to herein as the "Business").

     Buyer desires to purchase substantially all of the assets, properties and rights of the Business, and Seller desires to sell, and to cause the sale of, such assets, properties and rights, and Seller desires to assign certain liabilities of the Business, and Buyer desires to assume such liabilities, all on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I
                                   ----------
                              DEFINITIONS AND USAGE
                              ---------------------

          1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section.

               "Accounts Receivable" has the meaning set forth in paragraph (d) of the definition of Acquired Assets.

               "Acquired Assets" means all of the assets, properties and rights owned, used or held for use primarily in connection with the Business of every kind, nature and description (other than the Excluded Assets), wherever such assets, properties and rights are located and whether such assets, properties and rights are real, personal or mixed, tangible or intangible, and whether or not any of such assets, properties and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's books or financial statements, including all of the following assets, properties and rights:


          (a) all real property and interests in real property, together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, hereditaments, tenements, privileges and other appurtenances thereto (such as appurtenant rights in and to public streets) ("Real Property") owned in fee by Seller and used or held for use by Seller primarily in connection with the Business (including the Real Property described on Part A of Schedule 1.1) ("Owned Real Property");
<PAGE 2>

          (b) to the extent not included in clause (a) above, all tangible assets and properties owned, used or held for use by Seller primarily in connection with the Business, including cars, trucks and other transportation equipment, machinery and equipment, tools, spare parts, furniture, office equipment, furnishings and fixtures and machinery and equipment under order or construction (including the tangible assets and properties described on Part B of Schedule 1.1) ("Equipment");

          (c) all inventories, including finished goods, work-in-progress, raw materials, operating chemical and catalysts, parts, accessories, packaging, manufacturing, administrative and other supplies on hand, goods held for sale or lease or to be furnished under Contracts and other inventories owned, used or held for use by Seller primarily in connection with the Business, including, to the extent provided in Section 5.10(c), the TDI Matter (the "Inventories");

          (d) all billed and unbilled accounts receivable and all notes receivable relating to the Business ("Accounts Receivable");

          (e) all credits, prepaid expenses, deferred charges, advance payments, security deposits and deposits owned, used or held for use by Seller primarily in connection with the Business, including with respect to the Third Party Contracts;

          (f) all service marks, trademarks and tradenames, all product names, all assumed or fictitious names and the logos associated therewith, copyrights, applications for the foregoing, licenses and other contractual rights with respect to the foregoing and other such property and intangible rights owned, used or held for use by Seller primarily in connection with the Business, together with the goodwill of the Business in connection with which such trademarks, tradenames, product names and service marks are used and all Patents ("Intellectual Property");

          (g) all formulae, processes, procedures, designs, ideas, research records, inventions, records of inventions, test information, technical information, engineering data, marketing know-how, proprietary information, manufacturing information, know-how, and trade secrets (and all related manuals, books, files, journals, models, instructions, patterns, drawings, blueprints, plans, designs specifications, equipment lists, parts lists, descriptions, data, art work, software, computer programs and source code data related thereto including all current and historical data bases) owned, used or held for use by Seller primarily in connection with the Business ("Technology");

          (h) subject to Section 2.7, (i) all written and oral contracts, licenses, commitments, agreements and instruments, including all customer contracts, operating contracts and distribution contracts, primarily relating to the Business including the leases for the Railcars storing the TDI Matter at the Closing Date (but only to the extent provided in Section 5.10(c)), (ii) all sales and purchase orders and supply agreements and other agreements primarily relating to the Business, (iii) all leases of Equipment and Real Property to Seller, as lessee, primarily relating to the Business (such leased Real Property being hereafter referred to as the "Leased Real Property" and, together with the Owned
<PAGE 3>

Real Property, the "Acquired Real Property"), (iv) all contracts, licenses, commitments, agreements and instruments (or portions thereof) set forth and described on Part C of Schedule 1.1 (the "Third Party Contracts"), and (v) all contracts with any Governmental Entity or utility which provide for Inducements to the extent relating to the Business or the Acquired Assets (collectively, the "Contracts");

          (i) subject to Sections 2.7, 5.10(g) and (h), all franchises, approvals, permits, authorizations, licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained from any Governmental Entity relating to the conduct of the Business or to the Acquired Real Properties and all pending applications therefor (the "Permits");

          (j) all books, records, ledgers, files, documents (including originally executed copies of written Contracts), customer and supplier lists (past, present or future), correspondence, memoranda, forms, lists, plats, architectural plans, drawings and specifications (including engineering drawings, plans, specifications and other documents related to capital improvements related to the "debottlenecks" building and Equipment expansions and modifications and other similar capital projects), copies of documents evidencing Intellectual Property or Technology, new product development materials, creative materials, advertising and promotional materials, studies, reports, sales and purchase correspondence, books of account and records relating to the Transferred Employees, photographs, records of plant operations and materials used, quality control records and procedures, equipment maintenance records, manuals and warranty information, research and development files, data and laboratory books, inspection processes, in each case, whether in hard copy or magnetic format, in each instance, to the extent owned, used or held for use by Seller primarily in connection with the Business or the Transferred Employees;

          (k) all rights or choses in action related to any portion of the Business or the Acquired Assets, including third party warranties and guarantees and all related claims, credits, rights of recovery and set-off and other similar contractual rights, as to third parties held by or in favor of Seller and primarily arising out of, resulting from or relating to the Business or the Acquired Assets (other than any rights to refunds or credits in respect of Taxes to the extent that such refunds or credits relate to periods prior to Closing); and

          (l) all rights to insurance and condemnation proceeds relating to any damage, destruction, taking or other impairment of the Acquired Assets which damage, destruction, taking or other impairment occurs on or prior to the Closing Date.

               "Acquired Real Property" has the meaning set forth in paragraph (h) of the definition of Acquired Assets.

               "Active Employees" has the meaning set forth in Section 9.1(a).
<PAGE 4>

               "Active Remedial or Corrective Action" means Remedial Action required under Environmental Laws and resulting in soil removal, soil or groundwater treatment, or containment of Contaminants.

               "Affiliate" of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person.

               "Agreement" means this Asset Purchase Agreement, together with the Schedules and Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

               "Air Products" shall mean Air Products, Incorporated and/or Air Products and Chemicals, Inc., as the case may be.

               "Ancillary Agreements" means the agreements set forth on Part D of Schedule 1.1.

               "Antitrust Division" means the Antitrust Division of the United States Department of Justice.

               "Assumed Liabilities" shall mean (a) all current liabilities of the Business to the extent included in the Final Closing Working Capital,
(b) the obligations under the Contracts arising exclusively from, and accruing exclusively with respect to, the operation after the Closing Date of the Business, whether known or unknown, absolute, contingent or otherwise and whether due or to become due, and (c) liabilities and obligations relating to the Transferred Employees expressly assumed by Buyer pursuant to Article IX.

               "Base Purchase Price" means Five Hundred Sixty-Five Million Dollars ($565,000,000).

               "Base Working Capital" means the working capital of the Business as of June 30, 1996 which Seller has calculated as set forth on Part F of
Schedule 1.1.

               "Basket Amount" means 0.75% of the Final Purchase Price.

               "Benefit Plan" has the meaning set forth in Section 3.16(b).

               "Benefited Property" has the meaning set forth in Section 5.9(c).

               "Bio-Lab Lease" means the Land Lease dated December 20, 1994 between Seller and Bio-Lab, Inc.

               "Burdened Property" has the meaning set forth in Section 5.9(c).

               "Business" has the meaning set forth in the recitals hereto.
<PAGE 5>

               "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

               "Business Employees" means the employees of Seller or its Affiliates based in the United States and employed primarily in connection with the Business.

               "Business Real Property" has the meaning set forth in
Section 3.8(a).

               "Buyer Indemnified Parties" has the meaning set forth in
Section 8.2(a).

               "Buyer Objection Notice" has the meaning set forth in
Section 5.10(c).

               "Buyer's 401(k) Plan" has the meaning set forth in
Section 9.4(b).

               "Buyer's Non-Bifurcated Permits" has the meaning set forth in
Section 5.10(g).

               "Buyer's Nonqualified Pension Plans" has the meaning set forth in
Section 9.4(a).

               "Buyer's Pension Plans" means, collectively, Buyer's Nonqualified Pension Plans and Buyer's Qualified Pension Plan.

               "Buyer's Qualified Pension Plan" has the meaning set forth in
Section 9.4(a).

               "CEOP" has the meaning set forth in Section 9.4(b).

               "Claim" means any claim or notice of any nature whatsoever, including any demand, liability, obligation, debt, cause of action, suit, proceeding, judgment, award, assessment, or, insofar as it relates to Environmental Matters, request for information.

               "Closing" has the meaning set forth in Section 2.5.

               "Closing Accountant's Report" has the meaning set forth in
Section 2.3(b).

               "Closing Date" has the meaning set forth in Section 2.5.

               "Closing Working Capital" shall mean, as of the Closing Date,
(i) the current assets of the Business included in the Acquired Assets minus
(ii) the current liabilities of the Business consisting of accounts payable and accrued liabilities of the Business (excluding any Excluded Current Liabilities), in each case determined on a basis consistent with, and using, the methods and methodologies used in preparing the Interim Balance Sheet; PROVIDED, HOWEVER, that, if any line item or category (e.g., accounts receivable, inventory, etc.) included in the determination of the Final Closing Working Capital was not included in the determination of or
<PAGE 6>

referred to on the Interim Balance Sheet, such item or category shall be determined in accordance with GAAP.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Confidential Information" has the meaning set forth in
Section 7.6.

               "Confidentiality Agreement" means that certain confidentiality agreement dated August 6, 1996 between Seller and Buyer.

               "Contaminant" means any substance which is deemed by any Governmental Entity to be, alone or in any combination, hazardous, Hazardous Waste, toxic, radioactive, or a pollutant, or is otherwise regulated by or the subject of Environmental Laws.

               "Contamination" means the uncontained presence of any Contaminant, including the degradation of naturally occurring water, air or soil quality which is either the direct or indirect result of human activity.

               "Contracts" has the meaning set forth in paragraph (h) of the definition of Acquired Assets.

               "Cross Easement Agreement" has the meaning set forth in
Section 5.9(c).

               "Dealing" means using, generating, manufacturing, refining, treating, transporting, storing, handling, labeling, documenting, recycling, disposing of, depositing, transferring, producing or processing any substance, or contracting to do any of the foregoing.

               "DNT Contracts" means the agreements set forth under the heading "Air Products Agreements" on Part A of Schedule 3.6(a).

               "Environmental Arbitrator" has the meaning set forth in
Section 5.10(b)(iv).

               "Environmental Laws" means all applicable Laws now or hereafter enacted concerning (a) on-site or off-site Contamination, (b) occupational health and safety, (c) Releases of Contaminants into the environment, (d) the Dealing in chemical substances, products, or Contaminants, and (e) reclamation and restoration of real property.

               "Environmental Losses" means all Losses imposed by, incurred under or pursuant to Environmental Laws (regardless of the existence of a violation of Environmental Laws) or attributable to Environmental Matters, including all Losses related to Remedial Actions, to the extent such Losses are based on, arise out of or are otherwise in respect of:

          (a) the ownership or operation of the Business, the Acquired Assets, or any assets related to the Business, in each case, prior to the Closing;
<PAGE 7>

          (b) any conditions relating to the Business or any of the Acquired Assets existing, in each case, prior to the Closing;

          (c) expenditures necessary to cause the operations of the Business, the Acquired Assets, or assets, equipment or facilities either related to the Business or the Acquired Assets, or owned, leased or operated by the Business to comply with any and all provisions under Environmental Laws in effect at the time of the Closing, including expenditures in connection with Seller's obtaining required Environmental Permits or permit modifications required as of the Closing;

          (d) expenditures necessary to effect the requirements of closure, decommissioning, relocation, or rehabilitation of any of the operations of the Business, the Acquired Assets, or the assets, equipment or facilities, either related to the Business or the Acquired Assets, or owned, leased or operated by the Business, in each case, prior to the Closing imposed by or incurred under or pursuant to Environmental Law in effect as of the Closing;

          (e) liability for personal injury or property damage, including damages assessed for the maintenance of a public or private nuisance, in each such case, arising out of or otherwise related to pre-Closing acts, omissions, conditions, or circumstances; and

          (f) any other pre-Closing matter affecting the Business or, the Acquired Assets, as directed, imposed, requested or required by any Governmental Entity administering any Environmental Law.

               "Environmental Matters" shall mean any matter (a) arising out of, relating to, or resulting from (i) pollution, Contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, or (ii) Releases or threatened Releases of Contaminants into the air, surface water, groundwater, soil, land surface or subsurface, buildings or facilities or
(b) otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Contaminants.

               "Environmental Permits" means Permits issued by any Governmental Entity pursuant to any Environmental Law.

               "Equipment" has the meaning set forth in paragraph (b) of the definition of Acquired Assets.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "ERISA Affiliate" means (a) any corporation included with Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code, (b) any trade or business (whether or not incorporated) which is under common control with Seller within the meaning of Section 414(c) of the Code,
(c) any member of an affiliated service group of which
<PAGE 8>

Seller is a member within the meaning of Section 414(m) of the Code or (d) any other person or entity treated as an affiliate of Seller under Section 414(o) of the Code.

               "Estimated Closing Working Capital" has the meaning set forth in
Section 2.3(a).

               "Excess Environmental Loss" has the meaning set forth in
Section 5.10(b)(iii).

               "Excess TDI Matter Railcars" means (a) with respect to the period from the Closing Date until the end of calendar quarter that is at least 30 days after the Closing Date (the "Initial TDI Matter Period"), the number of Railcars equal to the excess, if any, of (i) the product of (A) the Monthly Requisite Number of Railcars and (B) the number of months (rounded to the nearest whole number of months) in the Initial TDI Matter Period minus (ii) the amount by which the Initial Railcar Number exceeds the number of Railcars containing TDI Matter located on the Business Real Property as of the end of the Initial TDI Matter Period; and (b) with respect to each successive calendar quarter during the period from and after the end of the Initial TDI Matter Period through June 30, 1998, the number of Railcars equal to the excess, if any, of (i) the product of (A) the Monthly Requisite Number of Railcars and (B) the number of months (rounded to the nearest whole number of months) from the Closing Date until the end of such calendar quarter, minus (ii) the amount by which the Initial Railcar Number exceeds the number of Railcars containing TDI Matter located on the Business Real Property as of the end of such calendar quarter.

               "Excluded Assets" means:

          (a) cash, marketable securities and other cash equivalents in transit, in hand or in bank accounts;

          (b) all accounts owing, and all contracts, agreements and instruments, between and among Seller and its Affiliates;

          (c) except as otherwise expressly set forth herein, assets attributable or related to any Benefit Plan;

          (d) subject to Section 10.13, any right, title or interest in the "Olin" name and any derivation thereof;

          (e) all assets utilized at Seller's Brandenburg, Kentucky plant and all real property located at that plant;

          (f) all assets exclusively utilized in or for Seller's hydrazine/ketazine plant and caustic terminals at Lake Charles, Louisiana and the Excluded Real Property;

          (g) all rights of Seller under this Agreement and the Transaction Documents;
<PAGE 9>

          (h)  duplicate copies of all books and records transferred to Buyer;

          (i) all rights and claims (including refunds, credits and claims thereto) of Seller with respect to Taxes of the Business attributable to the period prior to and including the Closing Date;

          (j)  all insurance policies of Seller;

          (k) all documents and analyses prepared by Seller for its internal evaluation purposes in connection with the sale of the Business (but excluding any documents described in paragraph (j) of the definition of Acquired Assets or used in connection with the determination of Final Closing Working Capital);

          (l) all rights or choses in action to the extent arising out of occurrences before the Closing and related to any litigation for which any liability would constitute a Non-Assumed Liability, including third party warranties and guarantees and all related claims, credits, rights of recovery and set-off and other similar contractual rights, as to third parties held by or in favor of Seller;

          (m)  the Japanese Assets;

          (n) TDI Matter, Railcars containing TDI Matter as of the Closing Date and the leases with respect to such Railcars, in each case, to the extent not included in the Acquired Assets pursuant to Section 5.10(c); and

          (o)  OMNX control software.

               "Excluded Current Liabilities" means all current liabilities of the Business excluded from the Base Working Capital computation as set forth on Part F of Schedule 1.1.

               "Excluded Real Property" means the real property described on Part A of Schedule 1.1 as being retained by Seller, including the real property utilized in or for Seller's hydrazine/ketazine plant and the caustic terminals at Lake Charles, Louisiana, and all other Real Property owned by Seller at Lake Charles, Louisiana that is not described on Part A of Schedule 1.1.

               "Final Closing Working Capital" has the meaning set forth in
Section 2.3(b).

               "Final Purchase Price" shall mean the Base Purchase Price
(i) plus an amount, if any, equal to the amount by which the Final Closing Working Capital exceeds the Working Capital Upper Limit or (ii) minus an amount, if any, equal to the amount by which the Working Capital Lower Limit exceeds the Final Closing Working Capital, as the case may be; PROVIDED, HOWEVER, that if neither the foregoing clause (i) or (ii) is applicable, the Final Purchase Price shall equal the Base Purchase Price.

               "Financial Statements" has the meaning set forth in Section 3.4.
<PAGE 10>

               "FIRPTA Certificate" has the meaning set forth in
Section 2.6(a)(vii).

               "First Offer Agreement" has the meaning set forth in
Section 5.9(d)(iii).

               "First Offer" has the meaning set forth in Section 5.9(d)(i).

               "First Offer Notice" has the meaning set forth in
Section 5.9(d)(i).

               "First Offer Period" has the meaning set forth in
Section 5.9(d)(i).

               "FTC" means the United States Federal Trade Commission.

               "GAAP" means United States generally accepted accounting principles, consistently applied.

               "Governmental Entity" means (a) any multinational, federal, provincial, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency, legislative or quasi-legislative body, or instrumentality, domestic or foreign, (b) any subdivision, agent, commission, board, department, authority, or similar body or instrumentality of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing governmental authority under or for the account of any of the foregoing.

               "Hazardous Waste" has the meaning set forth in the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.

               "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               "Inactive Employees" has the meaning set forth in Section 9.1(a).

               "Indemnification Claim" has the meaning set forth in
Section 8.4(a).

               "Indemnified Party" has the meaning set forth in Section 8.4(a).

               "Indemnifying Party" has the meaning set forth in Section 8.4(a).

               "Inducements" has the meaning set forth in Section 3.11(b)(iii).

               "Initial Cash Payment" means the Base Purchase Price as adjusted pursuant to Section 2.3(a).

               "Initial Railcar Number" means the number of Railcars (not exceeding 128) that exist on the Business Real Property as of the Closing Date and set forth on the certificate referred to in Section 2.6(a)(x).
<PAGE 11>

               "Initial TDI Matter Period" has the meaning set forth in clause (a) of the definition of Excess TDI Matter Railcars.

               "Intellectual Property" has the meaning set forth in paragraph (f) of the definition of Acquired Assets.

               "Interim Balance Sheet" has the meaning set forth in Section 3.4.

               "Inventories" has the meaning set forth in paragraph (c) of the definition of Acquired Assets.

               "IRS" means the United States Internal Revenue Service.

               "Japanese Assets" means all of Seller's direct or indirect interest in Asahi-Olin Yugen Kaisha, a Japanese corporation (the "Japanese Venture"), and the Japanese Venture's assets, investments and contract rights, and all rights of Seller under those agreements relating to the Japanese Venture to which Seller is a party.

               "Japanese Venture" has the meaning set forth in the definition of "Japanese Assets."

               "Known Contaminants" means (a) as of any date, those Contaminants specifically described in Seller's Environmental Plan and (b) as of the Closing Date, any specifically identified Contaminants which require Remedial Action under Environmental Laws and which became known to Seller on or prior to the Closing Date.

               "Known Contaminated Areas" means (a) as of any date, those geographic areas specifically described in Seller's Environmental Plan and
(b) any other specific geographic areas in which there is a Known Contaminant (as defined under clause (b) of the definition thereof) as of the Closing Date.

               "Laws" means all laws, constitutions, statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, consent orders, consent decrees, policies, voluntary restraints, guidelines, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

               "LDEQ" means the Louisiana Department of Environmental Quality.

               "Leased Lake Charles Real Property" has the meaning set forth in
Section 5.9(b).

               "Leased Real Property" has the meaning set forth in paragraph (h) of the definition of Acquired Assets.
<PAGE 12>

               "Lien" means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, covenant, right of way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction).

               "Losses" means any losses, costs, expenses, damages, including compensatory, exemplary, or punitive damages, Taxes, penalties, fines, charges, demands, liabilities, obligations and Claims of any kind (including interest, penalties and reasonable attorneys' and consultants' fees, expenses and disbursements).

               "Management Plan" has the meaning set forth in Section 5.1(a).

               "Material Adverse Effect" means a change or effect (or series of related changes or effects) which has or is reasonably likely to have a material adverse change in or effect upon the business (including the possession, use, occupancy or operation of the Business), assets, liabilities, condition (financial or otherwise) or results of operations of the Business or the Acquired Assets, taken as a whole.

               "Materially Reduced" has the meaning set forth in Section 5.9(c).

               "MCB" means monochlorobenzene.

               "Monthly Requisite Number of Railcars" means the amount, rounded up to the nearest whole number of Railcars, equal to (i) the Initial Railcar Number divided by (ii) the number of months (rounded to the nearest whole number of months) contained in the period from the Closing Date until June 30, 1998.

               "1997 Accrued Vacation Liability" has the meaning set forth in
Section 9.2.

               "No Further Action Letter" means a letter or other formal written communication from the LDEQ and/or other Governmental Entity having jurisdiction
(a) indicating that no further Remedial Action is necessary regarding the Known Contaminant in the Known Contaminated Area or (b) otherwise stating in equivalent language that the LDEQ or such Governmental Entity will require no further Remedial Action with respect to such Known Contaminant in such Known Contaminated Area (including approval by the LDEQ and/or such other Governmental Entity of a plan or report submitted by Seller to LDEQ or such Governmental Entity recommending no further action with respect to such Known Contaminant in such Known Contaminated Area). It is understood and agreed that if the only qualification set forth in such letter or other formal written communication is a statement to the effect that the determination is made "at this time" (or such equivalent language), the parties shall consider such a letter or other formal written communication to be a "No Further Action Letter" with respect to the applicable Known Contaminant within the applicable Known Contaminated Area.

               "Non-Assumed Liabilities" has the meaning set forth in
Section 2.4(b).
<PAGE 13>

               "Off-Site Environmental Liabilities" shall mean all Losses arising as a result of Seller's or its Affiliates' disposal, or arranging for disposal, or transportation for disposal, of Contaminants at a landfill, dump, surface impoundment or other surficial location other than the Business Real Property, prior to the Closing.

               "Olin-DNT Limited Partnership" has the meaning set forth in
Section 6.1(g).

               "Option Real Property" means the real property containing the portions of Excluded Real Property leased by Seller as of the date hereof to Tetra-Chlor Inc. and Liquid Carbonic Industries Corporation.

               "OSHA" has the meaning set forth in Section 3.7(a).

               "Other Employees" has the meaning set forth in Section 9.1(a).

               "Owned Real Property" has the meaning set forth in paragraph (a) of the definition of Acquired Assets.

               "Parent" means Atlantic Richfield Company, a Delaware corporation.

               "Partnership Agreement" has the meaning set forth in Section 6.1(g).

               "Patents" means all foreign and domestic patents (including all reissues, divisions, continuations and extensions thereof), patent rights, applications for the foregoing, and licenses and other contractual rights with respect to the foregoing owned, used or held for use by Seller primarily in connection with the Business.

               "PBGC" has the meaning set forth in Section 3.16(e).

               "Permits" has the meaning set forth in paragraph (i) of the definition of Acquired Assets.

               "Permitted Liens" means (a) the Liens set forth on Part E of
Schedule 1.1, (b) Liens securing Taxes, assessments, governmental charges or levies, all of which are not yet due and payable or as to which adequate reserves have been established that are included in the Final Closing Working Capital and that may thereafter be paid without penalty, (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of the Business consistent with past practice in connection with worker's compensation, unemployment insurance or other types of social security,
(d) mechanics', carriers', workmen's, repairmen's and other similar Liens incurred in the ordinary course of the Business consistent with past practice,
(e) in the case of Leased Real Property, Liens (not attributable to Seller as lessee) affecting the landlord's (and any underlying landlord's) interest in any Leased Real Property or (f) such other Liens which, individually and in the aggregate, do not and would not materially detract from the value of, or materially impair the present use, or any future use contemplated by the Management Plan, of, any Acquired Asset or portion thereof; it being understood that to the extent a Permitted
<PAGE 14>

Lien relates to or arises from a Non-Assumed Liability, Seller shall still be liable for such Non-Assumed Liability to the extent set forth herein.

               "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a firm, a Governmental Entity, a trust or other entity or organization.

               "Plant Employee" has the meaning set forth in Section 9.1(a).

               "Prime Rate" means the rate per annum announced from time to time during the reference period by Citibank, N.A. as its United States prime, reference or base rate for commercial loans.

               "PTO" means the United States Patent and Trademark Office.

               "Railcars" has the meaning set forth in Section 5.10(c).

               "Real Property" has the meaning set forth in paragraph (a) of the definition of Acquired Assets.

               "Release" means to pump, pour, empty, eject, spill, leak, emit, deposit, discharge, disseminate, leach, migrate, dispose, dump, inject or place into the environment, or to allow any of the foregoing.

               "Remedial Action" means any action undertaken to (a) clean up, remove, treat or in any other way respond to any presence, Release or threat of Release of any Contaminants, (b) prevent any Release of Contaminants where such Release would violate any Environmental Laws or would endanger or threaten to endanger public health or welfare or the environment, or (c) perform studies, investigations or monitoring related to the foregoing.

               "Retiree Medical Eligible Employees" has the meaning set forth in
Section 9.4(c)(ii).

               "Retirement Incentive Package" has the meaning set forth in
Section 9.4(c)(ii).

               "Seller Indemnified Parties" has the meaning set forth in
Section 8.3(a).

               "Seller Mortgage" has the meaning set forth in Section 5.9(b).

               "Seller's Accountant" has the meaning set forth in
Section 2.3(b).

               "Seller's Environmental Plan" means Seller's plan with respect to Remedial Action, if any, in connection with the Business Real Property as specifically set forth in the following documents, as such documents may be or have been from time to time modified, supplemented, superseded, or amended (with respect to the matters identified therein) as required by the LDEQ:

<PAGE 15>
1. RCRA Facility Investigation Phase I Interim Report, Volumes I, II, and III, prepared by Woodward-Clyde Consultants, dated November 1994;

2. RCRA Facility Investigation Phase II/Phase III Workplan, prepared by Woodward-Clyde Consultants, dated November 1994;

3.   Site Assessment Plan for Proposed Dinitrotoluene (DNT) Manufacturing
Facility: Olin Corporation, Lake Charles Plant, dated July 10, 1995;

4. Groundwater Assessment Report for Proposed Dinitrotoluene (DNT) Manufacturing Facility: Olin Corporation, Lake Charles Plant, dated July 10, 1995;

5. Site Assessment Report, Proposed DNT Plant, Olin Chemicals, Lake Charles, Louisiana, prepared by Woodward-Clyde Consultants, dated December 1995;

6.   TDI Residue Shed Closure Plan dated April 3, 1985; and

7. Aquaterra Final Report, Soil, Groundwater and Process Water Sampling Analyses, Olin Chemicals TCCA Unit [now Bio-Lab], dated December 1994.

               "Seller's Non-Bifurcated Permits" has the meaning set forth in
Section 5.10(g).

               "Seller's Nonqualified Pension Plans" has the meaning set forth in Section 9.4(a).

               "Seller's Pension Plans" means, collectively, Seller's Nonqualified Pension Plans and Seller's Qualified Pension Plans.

               "Seller's Process" has the meaning set forth in Section 5.10(c).

               "Seller's Qualified Pension Plans" has the meaning set forth in
Section 9.4(a).

               "Seller's Vacation Portion" has the meaning set forth in
Section 9.2.

               "Sewer Repairs" has the meaning set forth in Section 5.10(d).

               "Sewer Report" has the meaning set forth in Section 5.10(d).

               "Shared Permits" has the meaning set forth in Section 5.10(h).

               "Shared Tax" has the meaning set forth in Section 2.9.
<PAGE 16>

               "Special Payment" has the meaning set forth in Section 3.5(b).

               "Specified Properties" has the meaning set forth in
Section 5.9(d)(i).

               "Tax Claim" has the meaning set forth in Section 8.5.

               "Tax Indemnity Agreement" has the meaning set forth in
Section 8.2(a)(x).

               "Taxes" means any federal, state, local and foreign income, payroll, withholding, excise, sales, use, lease, personal and other property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock and franchise and other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

               "TDI" means toluene diisocyanate.

               "TDI Matter" has the meaning set forth in Section 5.10(c).

               "TDI Matter Costs" has the meaning set forth in Section 5.10(c).

               "Technology" has the meaning set forth in paragraph (g) of the definition of Acquired Assets.

               "Third Party Contracts" has the meaning set forth in clause (iv) of paragraph (h) of the definition of Acquired Assets.

               "Third Party Indemnification Claim" has the meaning set forth in
Section 8.4(b).

               "Trademarks" has the meaning set forth in Section 10.13.

               "Transaction Documents" has the meaning set forth in Section 3.2.

               "Transferred Employees" has the meaning set forth in
Section 9.1(a).

               "Triple Net Lease" has the meaning set forth in Section 5.9(b).

               "Unknown Environmental Losses" has the meaning set forth in
Section 8.2(a)(vi).

               "WARN Act" means the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. 2101 - 2109, as amended.
<PAGE 17>

               "Working Capital Lower Limit" means an amount equal to (a) the Base Working Capital minus (b) $10,000,000.

               "Working Capital Upper Limit" means an amount equal to (a) the Base Working Capital plus (b) $10,000,000.

          1.2 TERMS GENERALLY. (a) (i) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified, (iv) the word "or" shall not be exclusive, and
(v) references to a Person are also references to its permitted successors and assigns.

          (b) As used in this Agreement, the terms "real property" and "real estate" shall be deemed to include immovable property, the term "personal property" shall be deemed to include movable property, the term "tangible property" shall be deemed to include corporeal property, the term "intangible property" shall be deemed to include incorporeal property, the term "easement" shall be deemed to include servitude, and the term "fee simple" shall be deemed to include full ownership.

          (c) The Third Party Contracts set forth on Part C of Schedule 1.1 and the Real Property that is leased under such Third Party Contracts shall be deemed to be "owned, used or held for use by Seller primarily in connection with the Business."


                                   ARTICLE II
                                   ----------
                                 THE TRANSACTION
                                 ---------------

          2.1 SALE AND PURCHASE OF ASSETS. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, deliver and convey to Buyer, and Buyer shall purchase, the Acquired Assets, free and clear of all Liens other than Permitted Liens, for the purchase price specified in Section 2.2.

          2.2 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Buyer for the purchase of the Acquired Assets shall be (i) the Final Purchase Price and (ii) the Assumed Liabilities. Subject to the terms and conditions of this Agreement, the Initial Cash Payment shall be paid by Buyer on the Closing Date by wire transfer of immediately available funds to the account designated by Seller in writing at least two (2) Business Days prior to the Closing Date.
<PAGE 18>

          2.3 CLOSING WORKING CAPITAL ADJUSTMENT. (a) At least five Business Days prior to the Closing Date, Seller shall deliver to Buyer its good faith written estimate of the Closing Working Capital (with any adjustment thereto proposed by Buyer and agreed to by Seller prior to the Closing Date (the "Estimated Closing Working Capital")). Seller shall make available to Buyer all workpapers and other books and records utilized in preparing the Estimated Closing Working Capital and shall make available to Buyer the appropriate personnel involved in the preparation of such estimate. If the Estimated Closing Working Capital is greater than the Working Capital Upper Limit, the Base Purchase Price shall be increased by the amount of such excess. If the Estimated Closing Working Capital is less than the Working Capital Lower Limit, the Base Purchase Price shall be decreased by the amount of such deficiency. In all other cases, there shall be no adjustment of the Base Purchase Price at the Closing.

               (b) As promptly as practicable, but in no event later than 90 days, after the Closing Date, Seller shall cause its independent auditors, KPMG Peat Marwick LLP ("Seller's Accountant"), to deliver to Buyer and Seller in writing its calculation of Closing Working Capital (the "Final Closing Working Capital"), together with a written report and certificate of Seller's Accountant to the effect that the Final Closing Working Capital has been prepared in compliance with the requirements of this Section 2.3 and the other applicable provisions of this Agreement (the "Closing Accountant's Report"). During the 90-day period following the Closing, Seller and Buyer shall make available to Seller's Accountant during normal business hours the appropriate personnel and the books and records of Seller and Buyer to assist in the preparation of the Closing Accountant's Report. Seller's Accountant will provide Seller and Buyer and Buyer's firm of independent certified public accountants with copies of drafts of the Closing Accountant's Report and access to Seller's Accountant and their working papers related thereto at least 10 Business Days prior to issuance of such report and will consider any comments and questions raised by Seller or Buyer prior to rendering the Closing Accountant's Report. In no event shall Seller's Accountant provide drafts of the Closing Accountant's Report or provide information with respect thereto to one party unless substantially contemporaneous therewith such drafts or information are provided to the other party. Seller's Accountant's calculation of the Final Closing Working Capital as set forth in the Closing Accountant's Report shall be final and binding upon the parties hereto absent manifest error (it being understood that manifest error means error that is solely evident on the face of the Closing Accountant's Report or in tying the related working papers and the books and records of Buyer and Seller with respect to the Business to the Closing Accountant's Report).
The fees and expenses of Seller's Accountant in connection with the preparation of the Closing Accountant's Report shall be split equally by the parties hereto.

               (c) If the Final Purchase Price is greater than the Initial Cash Payment, Buyer shall pay to Seller the amount of such excess, or if the Initial Cash Payment is greater than the Final Purchase Price, Seller shall pay to Buyer the amount of such excess, plus in either case interest on such excess for the period from the Closing Date through (but excluding) the date of such payment at the Prime Rate.

               (d) The payment to be made pursuant to Section 2.3(c) shall be made by wire transfer of immediately available funds to a bank account designated by Seller or Buyer,
<PAGE 19>

as the case may be, to the other party within five Business Days after the Final Closing Working Capital becomes final and binding on the parties hereto.

          2.4  ASSUMPTION OF ASSUMED LIABILITIES; NON-ASSUMED LIABILITIES.
(a) Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume the Assumed Liabilities.

               (b) Notwithstanding anything to the contrary contained herein, Buyer shall not assume or be bound by or be obligated or responsible for any duties, responsibilities, commitments, expenses, obligations or liabilities of Seller or relating to the Acquired Assets or the Business (or which may be asserted against or imposed upon Buyer as a successor or transferee of Seller as an acquirer of the Acquired Assets or the Business or otherwise as a matter of law) of any kind or nature (fixed or contingent, known or unknown, warranties, employee benefit plan obligations or claims), that are not Assumed Liabilities (the "Non-Assumed Liabilities"). Without limitation to the foregoing, all of the following shall be considered Non-Assumed Liabilities for the purposes of this
Agreement:

                    (i) any product liability, toxic tort or similar Claim for injury to person or property, regardless of when made or asserted, that arises out of or is based upon (A) any express or implied representation, warranty, agreement or guarantee made by Seller or any of its Affiliates, or alleged to have been made by any of such Persons, or that is imposed or asserted to be imposed by operation of law, in connection with any service performed or product, co-product, by-product, intermediate or Contaminant generated, delivered, manufactured, distributed, sold, used or handled by or on behalf of Seller or any of its Affiliates, (B) any condition existing as of the Closing, including any claim relating to any product, co-product, by-product, intermediate or Contaminant generated, delivered, manufactured, distributed, sold, used or handled by Seller or any of its Affiliates and any Claim relating thereto seeking recovery for consequential damages, lost revenue or income or
(C) exposure to or ingestion of any product, co-product, by-product, intermediate or Contaminant generated or present on the Business Real Property on or prior to the Closing; provided, that, notwithstanding the foregoing, Seller shall not be liable for any such Claim for any product, co-product, by-product, or intermediate generated or manufactured by Seller or its Affiliates on or prior to the Closing and sold, delivered, or distributed by or on behalf of Buyer or any of its Affiliates following the Closing if such product, co-product, by-product, or intermediate has been sold, delivered, or distributed by Buyer or any of its Affiliates (x) after such period of time following such generation or manufacture that its quality and/or condition has been materially adversely affected by the passage of time (except that Seller shall be liable for any such Claims involving allegations other than deteriorated product quality) or (y) for a purpose other than that for which it was intended;

                    (ii)any Tax, including any Tax (A) payable with respect to the Business, assets, properties or operations of Seller or any member of any affiliated group of which it is a member, and (B) incident to or arising as a consequence of the negotiation
<PAGE 20>

or consummation by Seller or any member of any affiliate group of which Seller is a member of this Agreement and the transactions contemplated hereby;

                    (iii) except for liabilities and obligations relating to the Transferred Employees expressly assumed by Buyer pursuant to Article IX, any liability or obligation arising (whether before or after the Closing) under or with respect to any Benefit Plan or any other compensation or employee benefit plan, policy or arrangement or collective bargaining agreement maintained, contributed to, or entered into at any time by Seller or any of its Affiliates or with respect to the employment of any employee, agent or independent contractor with Seller or any of its Affiliates (whether or not employed by Buyer after Closing), including any liability or obligation with respect to workers compensation, unemployment insurance premiums or any claims arising under any federal, state or local tax withholding, employment, labor or discrimination laws;

                    (iv)any Environmental Losses;

                    (v) liabilities and obligations relating to the operation of the Business prior to the Closing arising by operation of law under any common law or statutory doctrine (including successor liability or de facto merger);

                    (vi)any liability or obligation arising under any Contract
(A) that relates to or arises out of any breach or default (or that relates to an event which would, with the passing of time or the giving of notice, or both, constitute a breach or default) under any Contract or to any products or services provided or to be provided by Seller under any such Contract arising out of or relating to any time on or prior to the Closing Date, (B) required by the terms thereof to be discharged on or prior to the Closing Date, or (C) that, subject to Section 2.7, was not capable of being assigned to Buyer as of the Closing without violating the terms thereof until such time that such Contract has effectively been assigned to Buyer after obtaining all requisite consents;

                    (vii) any liability or obligation in respect of the Excluded Assets;

                    (viii) any liability or obligation to the extent the existence of which constitutes a breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of Seller contained in or made pursuant to this Agreement;

                    (ix)except for the liabilities or obligations referred to in clauses (a) and (c) of the definition of Assumed Liabilities, any liability or obligation arising out of or relating to the ownership or operation of the Acquired Assets or the Business prior to the Closing Date (including any predecessor operations), any obligations, liabilities, or litigation arising out of or relating to events or conditions occurring on or before the Closing Date, and any liability or obligation associated with any other business of Seller and its Affiliates;

                    (x) except for the liabilities and obligations referred to in clause (b) of the definition of Assumed Liabilities, any liabilities of Seller as general partner, under the
<PAGE 21>

Agreement of Limited Partnership described on Schedule 3.1(b) or otherwise, arising out of or relating to events or conditions occurring on or before the Closing Date;

                    (xi)any liability or obligation relating to the items set forth on Schedule 3.17; and

                    (xii) any liability or obligation with respect to the Special Payment.

               (c) Without limitation of Seller's rights under Sections 8.3(a)(v), and 8.3(a)(vii) Seller hereby irrevocably waives and releases, and has caused its Affiliates to waive and release, Buyer from all Non-Assumed Liabilities, including any liabilities or obligations created or which arise by statute or common law.

          2.5 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Acquired Assets (the "Closing") shall take place at 10 a.m., New York City time, on a date mutually satisfactory to Buyer and Seller which is no later than the fifth Business Day after satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6.1 and 6.2 (other than those conditions which require the delivery of any documents or the taking of other action at the Closing) at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York, or on such other date and at such other time or place as may be mutually agreed upon by the parties hereto (the "Closing Date").

          2.6 DELIVERIES AND PROCEEDINGS AT THE CLOSING. Subject to the terms and conditions of this Agreement, at the Closing:

               (a)  DELIVERIES TO BUYER.  Seller shall deliver to Buyer:

                    (i) bills of sale and instruments of assignment, in forms reasonably satisfactory to Seller and Buyer, to evidence the transfer to Buyer of the Acquired Assets (other than the Owned Real Property) in accordance herewith, duly executed by Seller;

                    (ii) consents to the transfer of all Contracts and Permits requiring such consent to the extent obtained prior to the Closing;

                    (iii) title certificates to any motor vehicles included in the Acquired Assets, duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles);

                    (iv) one or more limited warranty deeds of conveyance to Buyer of the Owned Real Property, in forms reasonably satisfactory to Seller and Buyer, sufficient to transfer to Buyer good, marketable and insurable fee simple title (subject only to the Permitted Liens) to the Owned Real Property in accordance herewith, duly executed and acknowledged by Seller and in recordable form; such deeds shall conform to the applicable Laws of the State of Louisiana and shall include a warranty of title covering acts of Seller substantially equivalent to a New York bargain and sale deed with
<PAGE 22>

covenant against grantor's acts; or if required by Section 5.9(b), the Triple Net Lease, Seller Mortgage and appropriate amendments to this Agreement;

                    (v) U.C.C. termination statements in recordable form and other appropriate releases, in form and substance reasonably satisfactory to Buyer, with respect to all recorded Liens on the Acquired Assets (other than Permitted Liens with respect to the Acquired Real Property);

                    (vi) a receipt for the payment of the Initial Cash Payment duly executed by Seller;

                    (vii) the Foreign Investment in Real Property Tax Act Certificate, in form reasonably satisfactory to Buyer, duly executed by Seller (the "FIRPTA Certificate");

                    (viii) the certificate required to be delivered by Seller pursuant to Section 6.1(a) and the certified resolutions evidencing the authority of Seller as set forth in Section 3.2;

                    (ix) a certificate executed by a senior executive officer of Seller certifying as to, and setting forth, the Initial Railcar Number;

                    (x) all such other documents (including affidavits of title and the Cross Easement Agreement) and instruments of conveyance as shall be reasonably necessary to transfer to Buyer the Acquired Assets in accordance herewith and to obtain the title insurance referred to in Section 6.1(f) duly executed by Seller and, where necessary or appropriate, in recordable form; and

                    (xi) possession of the Acquired Assets.

               (b)  DELIVERIES BY BUYER TO SELLER.  Buyer will deliver to
Seller:

               (i) wire transfer of immediately available funds in an amount equal to the Initial Cash Payment;

                    (ii) an assumption agreement, in form reasonably satisfactory to Seller and Buyer, to evidence the assumption by Buyer of the Assumed Liabilities in accordance herewith, the Cross Easement Agreement and the First Offer Agreement, each duly executed by Buyer and, where necessary or appropriate, in recordable form;

                    (iii) the certificate required to be delivered by Buyer pursuant to Section 6.2(a) and the certified resolutions evidencing the authority of Buyer as set forth in Section 4.2; and

                    (iv) all such other documents and instruments of assumption as shall be reasonably necessary for Buyer to assume the Assumed Liabilities in accordance herewith.
<PAGE 23>

               (c) DELIVERIES BY BUYER AND SELLER. Buyer and Seller shall execute and deliver (i) agreements in the form of the Ancillary Agreements and
(ii) the First Offer Agreement, in form and substance reasonably satisfactory to Buyer and Seller and, if necessary or appropriate, in recordable form;

          2.7 CONSENT OF THIRD PARTIES. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any of the Contracts or Permits or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third Person thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer thereunder. Seller will use reasonable best efforts to obtain the consent of the other parties to any such Contract or Permit for the assignment thereof to Buyer. If such consent is not obtained prior to the Closing, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate to achieve a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder (but only to the extent such obligations would have constituted Assumed Liabilities if such assignment occurred on the Closing Date) from and after the Closing Date in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations to the same extent as if it would have constituted an Assumed Liability and any and all rights of Seller against a third Person thereto. Seller will pay promptly to Buyer when received all monies received by Seller after the Closing Date under any of the Contracts or any claim or right or any benefit arising thereunder to the extent that Buyer would be entitled thereto pursuant hereto. In addition, without limiting the foregoing, Buyer agrees that to the extent any of the service agreements listed on Part A of Schedule 3.6(a) that Seller is a party to with respect to Tetra-Chlor, Inc., Liquid Carbonic Industries Corporation, Bio-Lab, Inc. or Fertilizer Acquisition Company III are not assigned to Buyer on the Closing Date as a result of the failure to obtain any required third party consent, Buyer shall assume Seller's obligations thereunder to the same extent as if it would have constituted an Assumed Liability to provide such services on behalf of Seller as Seller's subcontractor, and Seller shall enforce its rights under such service agreements for the benefit of Buyer. The provisions of this Section 2.7 shall in no way limit the Closing condition set forth in Section 6.1(c).

          2.8 ALLOCATION OF CONSIDERATION. Buyer and Seller shall use their reasonable best efforts to agree prior to Closing on a basis for allocation of the Final Purchase Price to the Acquired Assets and the non-compete agreement referred to in Section 7.4. If Buyer and Seller agree to such allocation prior to Closing, Buyer and Seller covenant and agree that the values assigned to the Acquired Assets and the non-compete agreement by the parties' mutual agreement shall be conclusive and final for all purposes of this Agreement. In such case, Buyer and Seller shall each report the federal, state and local income and other tax consequences of the transactions contemplated by this Agreement and the Transaction Documents in a manner consistent with any agreed to allocation, including the preparation and filing of Form 8594 under Section 1060 of the Code (or any successor form or successor provision of any future tax law, or any comparable provisions of state, or local tax law) with their respective federal, state and local
<PAGE 24>

income tax returns for the taxable year that includes the Closing Date. In such case, Buyer and Seller further covenant and agree not to take a position on any Tax return before any Governmental Entity charged with the collection of any Taxes or in any judicial proceeding that is in any way inconsistent with the allocation determined by such parties' mutual agreement in accordance herewith. Notwithstanding the foregoing, if Buyer and Seller do not agree on such allocation prior to the Closing, Buyer and Seller shall have no obligation to the other with respect to the positions they take on any Tax return with respect to any allocation of the Final Purchase Price.

          2.9 PRORATIONS. The parties hereto agree that the following expenses shall be calculated and pro rated as of the Closing Date, with Seller responsible for such expenses for the period before and including the Closing Date, and Buyer to be responsible for the period after the Closing Date (PROVIDED, HOWEVER, that, to the extent that any of the following expense categories are included in the Final Closing Working Capital, such expense shall not be pro-rated pursuant to this Section 2.9):

               (a) personal and real property taxes, in each case to the extent relating to the Business and except as otherwise provided in Section 7.1;

               (b) electric, fuel, gas, telephone, sewer and utility charges, in each case to the extent relating to the Business;

               (c) rentals and other charges under Contracts to be assumed by Buyer pursuant hereto; and

               (d) charges under maintenance and service contracts and other Contracts to be assumed by Buyer pursuant hereto, and fees under Permits to be transferred to Buyer as part of the Acquired Assets.

In the event any personal or real property tax relating to the Business (other than those Taxes provided for in the first sentence of Section 7.1) is assessed against or payable with respect to both an Acquired Asset and an Excluded Asset as a single unit (a "Shared Tax"), the parties hereto shall promptly apply to have the Shared Tax separately assessed or payable based upon the respective fair market values of such Acquired Asset and Excluded Asset. The party hereto that is billed for the payment of a Shared Tax shall, promptly after receipt of a notice or bill therefor, (x) send a copy to the other party and (y) before any penalties, interest or other charges for the late payment thereof accrue, pay the Shared Tax. Promptly after demand from such paying party, the other party shall reimburse such paying party for the portion thereof allocated to it pursuant to this Section 2.9. However, if such allocation has not been determined when the reimbursement payment is requested, the payment shall be made promptly after such determination is made. For so long as any such tax is a Shared Tax, the parties hereto shall allocate such Shared Tax as follows:
(i) the parties hereto shall promptly request the assessor or other governmental official who determines the Shared Tax or basis therefor to allocate the Shared Tax based upon the respective fair market values as set forth above; (ii) if said official does not do so within sixty (60) days after any such request, the parties shall, in good faith, attempt to allocate the Shared Tax based upon the respective fair market values as set forth
<PAGE 25>

above; and (iii) if the parties hereto do not agree on an allocation within thirty (30) days following written notice from one to the other requesting such agreement, the allocation will, upon the demand of either party hereto, be finally determined by binding arbitration in New York, New York by a single arbitrator pursuant to the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award entered by the arbitrator may be entered in any court having jurisdiction. Notwithstanding the foregoing, the parties hereto agree that if the assessor or other governmental official who determines the Shared Tax establishes separate assessments for such Acquired Asset and Excluded Asset prior to the time the parties reach an agreement regarding allocation pursuant to clause (ii) above, and prior to determination by binding arbitration pursuant to clause (iii) above, the allocation hereunder shall be in accordance with such separate assessments. Such allocation shall be without prejudice to either party's exercise of its right to challenge or otherwise seek reduction of any such assessment.


                                   ARTICLE III
                                   -----------
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                                    OF SELLER
                                    ---------

          Seller represents and warrants to Buyer as follows:

          3.1 QUALIFICATION; INTERESTS IN OTHER ENTITIES. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business as presently being conducted. Seller is qualified to do business and is in good standing as a foreign corporation in all jurisdictions wherein the nature of the Business or Seller's ownership or use of the Acquired Assets make such qualification necessary except such failures to be qualified or to be in good standing, if any, which when taken together with all such other failures of Seller do not have a Material Adverse Effect.

               (b) Except as set forth on Schedule 3.1(b), no shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any Person are included in the Acquired Assets.

          3.2 AUTHORIZATION AND ENFORCEABILITY. Seller has full corporate power and authority to execute, deliver and perform this Agreement and all other agreements and instruments to be executed in connection herewith, including the Ancillary Agreements (such other agreements and instruments being hereinafter referred to collectively as the "Transaction Documents"), to which Seller is a party. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and, as of the Closing Date, the other Transaction Documents to which Seller is a party will be duly executed and delivered by Seller. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its
<PAGE 26>

terms. As of the Closing Date, each of the other Transaction Documents to which Seller is a party will be duly executed and delivered by Seller and will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms.

          3.3 NO VIOLATION OF LAWS OR AGREEMENTS. The execution, delivery, and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party do not, and the consummation by Seller of the transactions contemplated hereby and thereby, will not, (a) contravene any provision of the Restated Articles of Incorporation, as amended, or Bylaws, as amended, of Seller or (b) except as set forth on Schedule 3.3, violate, conflict with, result in a breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Acquired Assets or give to others any interests or rights therein under (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which Seller is a party, or by which the Business or any of the Acquired Assets may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, Liens, interests or rights which, individually and in the aggregate, do not have a Material Adverse Effect, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any arbitrator or Governmental Entity or any applicable Law to which Seller or the Acquired Assets is subject, other than those violations or conflicts which individually and in the aggregate would not have a Material Adverse Effect.

          3.4 FINANCIAL STATEMENTS; SERVICES. (a) True, correct and complete copies of the unaudited combined balance sheets of the Business as of December 31, 1994 and 1995 and the unaudited combined statements of income and cash flows for the twelve-month periods ended December 31, 1993, 1994 and 1995 are attached hereto as Part A of Schedule 3.4(a) and true, correct and complete copies of the unaudited combined balance sheet of the Business (the "Interim Balance Sheet") as of June 30, 1996 and the related unaudited combined statements of income and cash flows for the six-month period then ended are attached hereto as Part B of Schedule 3.4(a) (all such financial statements and all attachments thereto are referred to herein collectively as the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Business and fairly present, in all material respects, the financial position and results of operations of the Business as of the dates and for the periods indicated, in each case in conformity with GAAP throughout the periods specified, except as expressly set forth in the Financial Statements and except that all the Financial Statements may omit footnotes and the Interim Balance Sheet and the related statements of income and cash flow are subject to normal year-end adjustments which are not, in the aggregate, material; PROVIDED, HOWEVER, that this sentence does not constitute a representation as to any item included in the Final Closing Working Capital. All Acquired Assets are disclosed on the Interim Balance Sheet as of June 30, 1996 except (A) as disclosed on Part C of Schedule 3.4(a), (B) the Excluded Assets and (C) as disposed of or transferred between June 30, 1996 and the Closing Date in the ordinary course of the Business consistent with past practice and in accordance with this Agreement.
<PAGE 27>

               (b) Schedule 3.4(b) sets forth a complete and accurate list or general description of all types of services and other support provided to the Business by Seller and its Affiliates since December 31, 1994.

          3.5 NO CHANGES. Since June 30, 1996, Seller has conducted the Business only in the ordinary course of the Business consistent with past practice and, except as set forth on Schedule 3.5 or as expressly contemplated by this Agreement, there has not been:

               (a) any Material Adverse Effect other than changes generally affecting the chemical industry or the economy;

               (b) any change in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any Business Employee, or material change or material addition to, or material modification of, other benefits (including any bonus, profit-sharing, pension or other plan in which any of the Business Employees participate) to which any of the Business Employees may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan (except for salary or other compensation increases in the ordinary course of the Business consistent with past practice and except for one-time-only performance awards granted and paid to certain Business Employees by Seller prior to the Closing (the "Special Payment"));

               (c) any change or modification in any manner of Seller's existing inventory management and collection and payment policies, procedures and practices with respect to inventories and accounts receivable and accounts payable, respectively, of the Business, including acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables, and any change in Seller's existing policies, procedures and practices with respect to the provision of discounts, rebates or allowances insofar as they relate to the Business;

               (d) any change or, to the best of Seller's knowledge, any threat (including any threat existing as of June 30, 1996) of any change in any of its relations with, or any loss or, to the best of Seller's knowledge, threat (including any threat existing as of June 30, 1996) of loss of, any of the suppliers (including suppliers of water, electricity, gas, oil and coal), clients, distributors, customers or employees of the Business which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, other than any change generally affecting the chemical industry or the economy;

               (e) any cancellation or waiver of any right material to the Business or any cancellation or waiver of any debts of or claims of the Business against Seller or any Affiliate of Seller;

               (f) any disposition of or failure to keep in effect any rights in, to or for the use of any Permit of the Business which individually or in the aggregate would have a Material Adverse Effect;
<PAGE 28>

               (g) any damage, destruction or loss affecting the Business which individually or in the aggregate would have a Material Adverse Effect whether or not covered by insurance;

               (h) any change by Seller in its method of accounting or keeping its books of account or accounting practices with respect to the Business except as required by GAAP;

               (i) any relocation of any employee of Seller to or from the operations of the Business at Lake Charles, Louisiana or any other relocation of any Business Employee (other than in the ordinary course of Seller's business consistent with past practice in connection with the replacement of former employees of Seller and its Affiliates who have died, become disabled or have ceased to be employees of Seller and its Affiliates); or

               (j) any sale, transfer or other disposition of any material assets, properties or rights of the Business (other than the sale of Inventory in the ordinary course of the Business consistent with past practice).

          3.6  CONTRACTS.  (a)  As of the date of this Agreement, Part A of
Schedule 3.6(a) contains a list of (i) all Contracts relating to the Leased Real Property and (ii) all other Contracts included in the Acquired Assets, including the Contracts set forth on Part C of Schedule 1.1 (except (A) purchase orders entered into in the ordinary course of the Business consistent with past practice, (B) Contracts terminable by Seller without any liability upon no more than 60 days' notice and (C) each Contract with respect to which Seller's total annual liability or expense is less than $250,000; PROVIDED, HOWEVER, that Seller's total annual liability or expense for all Contracts not listed on
Schedule 3.6(a) (other than those not required to be disclosed thereon pursuant to Section 3.6(a)(ii)(A) or (B)) shall not exceed $3,000,000). Seller has delivered to Buyer a correct and complete copy of each written agreement and a written description of each oral agreement listed on Part A of Schedule 3.6(a) and Part C of Schedule 1.1. Part A of Schedule 3.6(a) contains a list of all Contracts evidencing indebtedness for borrowed money. Except as set forth on Part B of Schedule 3.6(a), with respect to each Contract, neither Seller nor, to the best of Seller's knowledge, any other party thereto, is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract, except for such breaches, terminations, modifications, accelerations or defaults which, individually and in the aggregate, are not reasonably likely to have a Material Adverse Effect. Except as set forth on Part B of Schedule 3.6(a), there are no disputes pending or, to the best of Seller's knowledge, threatened, under or in respect of any of the Contracts, other than those that, individually and in the aggregate, are not reasonably likely to have a Material Adverse Effect.

               (b) Each of the Contracts is in full force and effect and constitutes the legal and binding obligation of, and is legally enforceable against, Seller, and, to the best of Seller's knowledge, any other party thereto, in accordance with its terms, other than such failures to be legal and binding obligations and enforceable as are not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.
<PAGE 29>

               (c) Except as set forth on Schedule 3.6(c), no Contract contains any provision which, after the Closing, will restrict Buyer from conducting any portion of the Business in any jurisdiction, except such Contracts which may be terminated by Buyer without penalty or liability upon 30 days notice.

               (d)  Except as designated with two asterisks on Part A of
Schedule 3.6(a), there are no contracts, licenses, commitments, agreements or instruments pursuant to which Seller has any liability or obligation as a general partner of the Olin-DNT Limited Partnership.

               (e) Except as set forth on Part A of Schedule 3.6(a) or as described in Section 6.1(g), no consent, approval or authorization of, or registration or filing with or notice to, any Person is required to be obtained or made in order to permit the assignment to Buyer of all of the rights and obligations of Seller as Seller, or in its capacity as general partner of the Olin-DNT Limited Partnership under the DNT Contracts, to the extent such rights and obligations are to be assigned to or assumed by Buyer hereunder without giving effect to Section 2.7. The acquisition by Buyer of the Business pursuant hereto constitutes an acquisition of all of the "TDI business" as such term (or its equivalent) is used in each of the DNT Contracts. Other than ordinary course purchase orders, the DNT Contracts represent all of the agreements and understandings, whether written or oral, to which Seller is a party related to the subject matter of any of the DNT Contracts.

               (f) The draft agreement set forth as Schedule 3.6(f) embodies in all material respects all of the terms and provisions of the oral Contract between Seller and Reagent Chemical and Research Inc. with respect to the lease of a certain parcel of Acquired Real Property, which Contract is an Acquired Asset.

          3.7 PERMITS AND COMPLIANCE WITH LAWS GENERALLY. (a) Except as set forth on Schedule 3.17, Seller possesses and is in compliance with all Permits required to operate the Business as presently operated and to own, lease or otherwise hold the Acquired Assets under all applicable Laws, including Environmental Laws, except to the extent that any failure to possess, or to comply with, any Permits would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.17, the Business is conducted by Seller in compliance with, and the use, construction and operation of all Real Property constituting any part of the Acquired Assets conforms to, all applicable Laws (including the Occupational Safety and Health Act and the rules and regulations thereunder ("OSHA"), zoning, building and similar laws and Environmental Laws), and all restrictions and conditions affecting title, except for such failures to comply which would not individually or in the aggregate have a Material Adverse Effect. All Permits of Seller relating to the operation of the Business are in full force and effect, other than those the failure of which to be in full force and effect would not individually or in the aggregate have a Material Adverse Effect. Other than those revocations, cancellations, suspensions and, except as set forth on Schedule 3.7(a), modifications, which would not, individually or in the aggregate, have a Material Adverse Effect, there are no proceedings pending or, to the best of Seller's knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any such Permits presently possessed by Seller and
<PAGE 30>

Seller is aware of no facts, conditions or circumstances reasonably likely to result in the revocation, cancellation, suspension, or adverse modification of any Permit.

               (b) Except as set forth on Schedule 3.17(b), no outstanding notice, citation, summons or order has been issued, no outstanding complaint has been filed, no outstanding penalty has been assessed and no investigation or review is pending or, to the best of Seller's knowledge, threatened, by any Governmental Entity or other Person with respect to any alleged (i) violation by Seller or any Affiliate of Seller relating to the Business or the Acquired Assets of any applicable Law or (ii) failure by Seller or any Affiliate thereof to have any Permit required in connection with the conduct of the Business or otherwise applicable to the Business (including the Acquired Assets), except in the case of the foregoing clauses (i) and (ii) where such violations or failures, individually and in the aggregate, would not have a Material Adverse Effect.

          3.8 ENVIRONMENTAL MATTERS. (a) With such exceptions to the following clauses (i) through (iv) which individually and in the aggregate would not have a Material Adverse Effect, (i) in the past five years, no Contaminants have been Released at, on, or under any Acquired Real Property or Equipment (collectively, the "Business Real Property") which Releases require reporting to a Governmental Entity pursuant to Environmental Law, (ii) except as set forth in Seller's Environmental Plan with respect to Contaminants as to which Active Remedial or Corrective Action is proposed by Seller as of the date of this Agreement, there are no portions of the Business Real Property that have surface or subsurface Contamination, (iii) except as set forth on Part A of Schedule 3.8(a), Seller is not subject to any Environmental Losses, or to any liability, existing or inchoate, actual or contingent, under any Environmental Law, and (iv) except as set forth on Part B of Schedule 3.8(a), there is no Hazardous Waste stored at or on the Business Real Property.

               (b) Except as set forth on Schedule 3.8(b), no underground storage tanks are or, to the best of Seller's knowledge, have been located at the Business Real Property.

               (c) No polychlorinated biphenyls (other than those contained in fluorescent light ballasts) and no asbestos-containing materials (other than those specifically set forth in the asbestos survey to be provided by Seller to Buyer pursuant to Section 5.10(e)) are located at, in, or upon any Business Real Property.

               (d) Seller has made available to Buyer true, complete and correct copies of all reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any of its Affiliates within the last five years pertaining to Contaminants at, in, on, or under the Business Real Property.

          3.9 CONSENTS. No consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by Seller of this Agreement, the other Transaction Documents to which Seller is a party, or the consummation by Seller of the transactions contemplated hereby or thereby, including in connection with the assignment of the Contracts and Permits contemplated hereby, except (a) as required by the HSR Act, (b) as set forth on
Schedule 3.9 and (c) for such
<PAGE 31>

other consents, approvals, authorizations, registrations or filings the failure of which to obtain or make would not individually or in the aggregate have a Material Adverse Effect.

          3.10 TITLE. Seller has and will transfer and convey to Buyer at the Closing (a) good and valid title to all of the Acquired Assets (other than the Acquired Real Property), (b) good, marketable and insurable title in fee simple to all of the Owned Real Property and (c) good and valid leasehold title to all of the Leased Real Property, in each case, free and clear of Liens subject only to the Permitted Liens.

          3.11 ACQUIRED REAL PROPERTY. (a) Part A of Schedule 1.1 sets forth a correct list of all Real Property constituting any part of the Acquired Assets or otherwise owned (beneficially or of record) or leased by Seller in the conduct of the Business, and identifies the current zoning of such Real Property, all surveys and title insurance policies in Seller's possession (true copies of which have been delivered to Buyer) covering any of, and all leases (whether as tenant or landlord) relating to, such properties. Other than as provided in this Agreement or as set forth on Part A of Schedule 3.11(a), there are no leases, subleases, options or other agreements, written or oral, granting to any Person the right to purchase, use or occupy the Acquired Real Property or any portion thereof (other than rights of landlords under leases of Leased Real Property). As of the Closing, Seller shall have provided Buyer with originals (or photocopies if originals are not available) of all certificates of occupancy (if legally required) and other Permits for the Owned Real Property. Seller has not received any written or oral notice or order by any Governmental Entity, any insurance company which has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions which (i) relates to violations of building, safety, fire or other ordinances or regulations, (ii) claims any defect or deficiency with respect to any of such properties or (iii) requests the performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same, except such as do not individually or in the aggregate have a Material Adverse Effect. Seller has delivered to Buyer true, correct and complete copies of all leases and financing documents affecting all or any portion of the Acquired Real Property, all of which are listed on Part A of
Schedule 3.6(a). Other than as set forth on Part B of Schedule 3.11(a), none of the Acquired Real Property is located within a 100-year floodplain.

               (b) (i) Seller has not received any written or oral notice that the Acquired Real Property is to be revalued or reassessed for real property tax purposes except as set forth on Part A of Schedule 3.11(b) or that assessments for public improvements have been made against the Acquired Real Property which remain unpaid, and, to the best of Seller's knowledge, no such assessment has been proposed.

                    (ii) There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Acquired Real Property and, to the best of Seller's knowledge, no such proceeding is threatened.
<PAGE 32>

                    (iii) Except as set forth on Part B of Schedule 3.11(b), neither the Acquired Assets nor the Business benefit from any industrial or other real or personal property tax abatements or exemptions or other incentives or inducements provided by any Governmental Entity or utility ("Inducements"), including Inducements with respect to enterprise zones, sales tax, income tax, franchise tax, power or otherwise. The information set forth on Part B of
Schedule 3.11(b) is accurate and complete.  Except as disclosed on Part B of
Schedule 3.11(b), each of the Contracts described on Part B of Schedule 3.11(b) is in full force and effect and constitutes the legal and binding obligation of, and is legally enforceable against, Seller, and, to the best of Seller's knowledge, any other party thereto, in accordance with its terms, and neither Seller, nor to the best of Seller's knowledge, any other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or loss of any of the Inducements provided for under such Contract, except for such failures to be legal and binding obligations and enforceable and such breaches, defaults, terminations, modifications, or losses which, individually and in the aggregate, are not reasonably likely to have a Material Adverse Effect.

               (c) All Acquired Real Property has a legal right of access over currently utilized facilities and land to such public roads, owned roads and driveways presently in use, and such utilities and other services, as are necessary for the uses thereof and the conduct of the Business, and neither Seller nor, to the best of Seller's knowledge, any other Person has applied for any change in the zoning or land use classification of any such real property.

          3.12 TAXES. Seller has (a) timely filed all material returns and reports for Taxes, including information returns, that are required to have been filed in connection with or relating to the Business, which returns and reports were true, correct and complete in all material respects to the best of Seller's knowledge at the time of filing thereof, (b) paid all material Taxes that are shown as due pursuant to such returns or reports and (c) paid all other material Taxes not required to be reported on returns in connection with, relating to, or imposed on the property of the Business for which a notice of assessment or demand for payment has been received or which have otherwise become due. All such returns or reports have been prepared in accordance with all applicable Laws and requirements in all material respects. Except as set forth on
Schedule 3.12, there are in effect no agreements, waivers or other arrangements providing for an extension of time or the statute of limitations with regard to the assessment of any Tax, or any deficiency with respect thereto, against Seller in connection with or relating to the Business. Except as set forth on
Schedule 3.12, there are no material actions, suits, proceedings, investigations or claims now pending, nor, to the best of Seller's knowledge, proposed against Seller in connection with or relating to the Business, nor are there any material matters under discussion with, or pending audits by, the Internal Revenue Service or other Governmental Entity relating to any Taxes or assessments, or any claims or deficiencies asserted with respect thereto in connection with or relating to the Business. The U.S. consolidated income tax returns for Seller and the members of its consolidated group through the year 1988 have been audited by the Internal Revenue Service, and there are no unresolved issues arising under such audits in
<PAGE 33>

connection with or relating to the Business. None of the Acquired Assets (i) is property that is required to be treated as owned by another Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code,
(ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code; or (iv) is property that is "tax-exempt bond financed property" under Section 168(g)(5) of the Code.
Section 168(g) of the Code will not apply to determine Buyer's depreciation deductions with respect to any of the Acquired Assets.

          3.13 PATENTS AND INTELLECTUAL PROPERTY RIGHTS. (a) Schedule 3.13(a) contains a true, correct and complete list of all Intellectual Property, including a true, correct and complete list of all Intellectual Property which has been registered in, filed in or issued by the PTO, the United States Copyright Office, any state trademark offices and the patent, trademark, copyright and other corresponding offices of foreign jurisdictions. All such registrations have been duly filed, registered and issued and are in full force and effect.

               (b) Except as set forth on Schedule 3.13(b), at the Closing, Seller will transfer to Buyer all Intellectual Property and Technology without payment of royalties (either upon the Closing or at any time thereafter) and free and clear of any Liens other than Permitted Liens. Other than as set forth in the DNT Contracts, Seller owns, and at the Closing will transfer to Buyer, without payment of royalties (either upon the Closing or at any time thereafter) and free and clear of any Liens other than Permitted Liens, all Intellectual Property and Technology, other than Intellectual Property and Technology which is generally commercially available from suppliers of either equipment or computer programs or is in the public domain, with respect to Seller's unique process for making DNT and/or required in connection with Seller's performance of its obligations under the DNT Contracts. Air Products has no rights to any Intellectual Property and Technology owned by Seller related to DNT other than as set forth in the DNT Contracts.

               (c) Except as set forth on Schedule 3.13(c), there are no licenses or other agreements from or with third parties under which Seller uses or exercises any rights with respect to any of the Intellectual Property or Technology.

               (d)  To the best of Seller's knowledge, except as set forth on
Schedule 3.13(d), neither Seller nor any Affiliate of Seller has received (and Seller has no knowledge of) any notice from any other Person challenging the right of Seller (or any of its Affiliates or any other Person) to use any of the Intellectual Property or any Technology, and there is no interference, opposition, cancellation, reexamination or other contest proceeding, administrative or judicial, pending or threatened with respect to any Intellectual Property or Technology.

               (e) Except as set forth on Schedule 3.13(e), no licenses have been granted and Seller has no obligation to grant licenses with respect to any Intellectual Property or Technology. To the best of Seller's knowledge, no claims have been made by Seller or any of its Affiliates of any violation or infringement by others of rights with respect to any Intellectual Property or Technology, and there is no basis for the making of any such claim. To the best of Seller's knowledge, the use by Seller and its Affiliates of the Intellectual Property and
<PAGE 34>

Technology (past and present) has not violated or infringed any rights of other Persons, or constituted a breach of any Contract (or other agreement or commitment).

               (f) The Intellectual Property and Technology will not be adversely affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

               (g) There are no licenses or service, maintenance or other agreements or obligations of any nature whatsoever regarding the Intellectual Property or Technology between or among Seller, on the one hand, and any Affiliate of Seller, on the other hand. The Japanese Venture does not have any rights in any of the Intellectual Property or Technology.

               (h) To the best of Seller's knowledge, all statements and representations made by Seller or any of its Affiliates in any pending patent, copyright and trademark applications with respect to the Intellectual Property were true in all material respects as of the time they were made.

               (i) The Acquired Assets include all material written documentation of the Intellectual Property and Technology.

          3.14 PRODUCT WARRANTIES AND GUARANTEES. Set forth on Schedule 3.14 are true, complete and correct copies of Seller's standard written product and service warranties and guarantees given, made or agreed to by Seller or any of its Affiliates in connection with the sale of products and services of or otherwise with respect to the Business, and all written and oral product and service warranties and guarantees for the Business are no more favorable to the customer than those contained in the standard product and service warranties and guarantees set forth on Schedule 3.14.

          3.15 LABOR RELATIONS. Except as set forth on Part A of Schedule 3.15, there have been no union organizing efforts with respect to the Business conducted within the last three (3) years and there are none now being conducted with respect to the Business. Except as set forth on Part B of Schedule 3.15, Seller has not at any time during the three (3) years prior to the date of this Agreement had, nor, to the best of Seller's knowledge, is there now threatened, a strike, work stoppage or work slowdown with respect to or affecting the Business which had or is reasonably likely to have a Material Adverse Effect. Except as set forth on Part C of Schedule 3.15, (i) no Business Employee is represented by any union or other labor organization and (ii) there is no unfair labor practice charge pending or, to the best of Seller's knowledge, threatened against Seller relating to any of the Business Employees, which individually or in the aggregate is reasonably likely to have a Material Adverse Effect.

          3.16 EMPLOYEES; EMPLOYEE BENEFIT PLANS.  (a)  Set forth on Part A of
Schedule 3.16 is a true, complete and correct list (as of a date not more than two business days prior to the date hereof) showing the name, job title, base salary or wage rate and bonus entitlement of each Plant Employee and whether or not such employee is actively at work and, if not, the reason that such employee is not actively at work. At the Closing, Seller shall provide an
<PAGE 35>

updated Schedule which shall provide all of the information required under the preceding sentence as of the most recent practicable date prior to the Closing.

               (b) Set forth on Part B of Schedule 3.16 is a true, complete and correct list of (i) each "employee benefit plan" within the meaning of
Section 3(3) of ERISA, (ii) any other employee benefit plan, arrangement or policy, including without limitation, any stock option, stock purchase, deferred compensation, retirement, health, life insurance, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers compensation, unemployment, severance pay, employee loan, educational assistance, incentive or bonus plan, policy or arrangement, and (iii) any employment, indemnification, consulting or severance agreement, whether written or oral, which is sponsored or maintained by Seller or any of its Affiliates, or to which Seller or any of its Affiliates contributes or is required to contribute, on behalf of Business Employees or their beneficiaries or dependents (each, a "Benefit Plan"). Neither Seller nor any of its Affiliates has formally adopted or authorized any additional Benefit Plan or any change in or termination of any existing Benefit Plan or has communicated to present or former employees of the Business any such change in or termination of any existing Benefit Plan other than in the ordinary course of the Business consistent with past practice.

               (c) Seller has delivered to Buyer true, complete and correct copies of each Benefit Plan, or written summaries of any unwritten Benefit Plan, any collective bargaining agreement covering employees of the Business, any summary plan description, any employee handbook or policy manual applicable to employees of the Business, and, with respect to the CEOP, any related trust agreements or insurance contracts, the latest IRS determination letter, the latest annual financial statement, the most recent annual report on IRS Form 5500 (including all required schedules and accountant's reports), and any plan administrator's interpretations or rulings.

               (d) The CEOP is and has been operated and administered, in all material respects, in accordance with its terms, the terms of any applicable collective bargaining agreement and all applicable Laws. Each employee benefit plan which is a "group health plan," within the meaning of Section 4980B of the Code, maintained by Seller or any of its ERISA Affiliates for the benefit of Business Employees or former employees of the Business is and has been operated and administered, in all material respects, in compliance with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA. The CEOP has received a favorable determination letter from the Internal Revenue Service as to its tax-qualified status under the Code and nothing has occurred since the date of such favorable determination letter which would adversely affect the qualified status of such plan.

               (e) No Benefit Plan to which Seller is obligated to contribute in respect of Business Employees is a "multiemployer plan" within the meaning of
Section 3(37) of ERISA and neither Seller nor any of its Affiliates has maintained a multiemployer plan in the last six years with respect to which it contributed, or was required to contribute, in respect of any Business Employees or former employees of the Business. With respect to each "defined benefit plan" within the meaning of Section 3(35) of ERISA which is or was maintained by Seller or any of its ERISA Affiliates: (i) no such plan has incurred an "accumulated funding deficiency,"
<PAGE 36>

within the meaning of Section 412 of the Code, whether or not waived; (ii) all contributions required to have been made to any such plan under Section 412 of the Code or Section 302 of ERISA have been made when due; and (iii) no action has been taken to terminate such a plan in a "distress termination" subject to
Section 4041(c) of ERISA; (iv) no proceedings to terminate any such plan have been instituted by the Pension Benefit Guaranty Corporation ("PBGC") and no event or condition has occurred which might constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (v) no amendment has been adopted which has or could reasonably be expected to subject the plan to the requirements of
Section 401(a)(29) of the Code; and (vi) neither Seller nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA (contingent or otherwise) other than for PBGC premiums not yet due which, in each case, would be reasonably likely to have a Material Adverse Effect.

               (f) There are no pending or, to the best of Seller's knowledge, threatened, actions, suits or claims (other than routine claims for benefits) with respect to the CEOP and the CEOP is not under audit or investigation by any governmental agency.

               (g) Neither Seller nor any of its ERISA Affiliates nor, to the best of Seller's knowledge, any other Person, has taken any action or failed to take any action with respect to any Benefit Plan that may subject Buyer or any Benefit Plan under which liabilities are to be assumed by Buyer under Article IX to any tax, penalty, fine or other liability under the Code or ERISA.

               (h) To the best of Seller's knowledge, no Business Employee employed in the United States on a visa will have such visa revoked solely as a result of the transactions contemplated by this Agreement.

          3.17 NO PENDING LITIGATION OR PROCEEDINGS.  Except as set forth on
Schedule 3.17, there are no Claims, actions, suits, grievances, investigations or proceedings pending against or affecting, or, to the best of Seller's knowledge, threatened against, Seller, the Business or any of the Acquired Assets before any arbitrator or Governmental Entity (including the United States Environmental Protection Agency, the United States Equal Employment Opportunity Commission or any similar Governmental Entity of the State of Louisiana) which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth on Schedule 3.17, there are no outstanding judgments, decrees, writs, injunctions or orders of any arbitrator or Governmental Entity against Seller, which relate to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Acquired Assets which individually or in the aggregate is reasonably likely to have a Material Adverse Effect.

          3.18 SUPPLY OF UTILITIES. The Acquired Real Property has adequate arrangements for supplies of water, electricity, gas, oil, and/or coal for all operations at the 1995 or current operating levels, whichever is greater.
<PAGE 37>

          3.19 INSURANCE. Schedule 3.19 lists Seller's policies and contracts in effect as of the date hereof for insurance covering the Acquired Assets or Assumed Liabilities and the operation of the facilities constituting the Business owned or held by Seller.

          3.20 CUSTOMERS. Except as set forth on Part A of Schedule 3.20, as of the date hereof, Seller does not have any current customer which accounted for more than 5% of the net sales of the Business for the 12-month period ending August 31, 1996. Except as set forth on Part B of Schedule 3.20, as of the date hereof, Seller and its Affiliates have received no notice of, and know of no reasonable basis for, any development which indicates that any of the top 10 customers of the Business during 1995 will not purchase products of the Business from Buyer following the Closing in amounts at least equal (on a PRO RATA BASIS) to such purchases from Seller in 1995.

          3.21 WARN ACT.  Within six months prior to the date of this Agreement,
(a) Seller has not effectuated (i) a "plant closing" (as defined in the WARN
Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business, (b) Seller has not been affected by any transaction or engaged in layoffs or employment terminations with respect to the Business sufficient in number to trigger application of any similar state or local law, and (c) none of Seller's employees who are employed in connection with the Business has suffered an "employment loss" (as defined in the WARN Act).

          3.22 CONDITION OF ASSETS. Except as set forth on Schedule 3.22, the buildings, machinery, equipment, tools, furniture, improvements, sewers, pipes, pipelines, transportation equipment and other fixed tangible assets of the Business other than Inventory (a) included in the Acquired Assets or (b) subject to any Contract included in the Acquired Assets are in good operating condition and repair, reasonable wear and tear excepted, other than such defaults and defects as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The tangible Acquired Assets are suitable for the purposes for which they are presently used and presently proposed to be used, are structurally sound and free from patent and latent defects, and have the capacity on the Closing Date to permit the manufacture of all products presently manufactured by the Business in accordance with (i) 1995 operating levels of the Business and the stated capacities, if any, of such assets and (ii) the current specifications as of the Closing Date required by current customers of the Business, and there is no material expenditure presently required in order to maintain such condition and state of repair or replace any such tangible Acquired Assets, other than such exceptions to the foregoing as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          3.23 BROKERAGE. Except for any fees payable by Seller to Goldman Sachs & Co., neither Seller nor any of its Affiliates has made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder.
<PAGE 38>

          3.24 ALL ASSETS. Except (a) as set forth on Schedule 3.24, (b) for the assets, properties and rights to be supplied to Buyer pursuant to the Ancillary Agreements and (c) for the Excluded Assets, the Acquired Assets (including any assets, properties and rights subject to any Contract included in the Acquired Assets) constitute all the assets, properties and rights owned, used, or held for use in connection with, or that are otherwise related to or required for the conduct of, the Business as presently conducted by Seller on the date of this Agreement. Except as set forth on Schedule 3.24, none of the Acquired Assets are owned, in whole or in part, by any Person other than Seller.

          3.25 PRODUCTS LIABILITY. Except as set forth on Schedule 3.17, there are no liabilities of Seller, fixed or contingent, asserted or, to the best of Seller's knowledge, unasserted, (a) with respect to any product liability or any similar claim that relates to any product manufactured by the Business and sold by Seller to others prior to the Closing, or (b) with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product manufactured by the Business and sold by Seller to others prior to the Closing, other than standard warranty obligations (to replace, repair or refund) made by Seller in the ordinary course of the conduct of the Business to buyers of the respective products, and except, in each case, where such liabilities do not or are not individually and in the aggregate reasonably likely to have a Material Adverse Effect.


                                   ARTICLE IV
                                   ----------
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                                    OF BUYER
                                    --------

          Buyer represents and warrants to Seller as follows:

          4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business as presently being conducted.

          4.2 AUTHORIZATION AND ENFORCEABILITY. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and all other Transaction Documents to which Buyer is a party. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and, as of the Closing Date, the other Transaction Documents to which Buyer is a party will be duly executed and delivered by Buyer. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. As of the Closing Date, each of the other Transaction Documents to which Buyer is a party will be duly executed and delivered by Buyer and will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.
<PAGE 39>

          4.3 NO VIOLATION OF LAWS OR AGREEMENTS. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party do not, and the consummation by Buyer of the transactions contemplated hereby and thereby, will not, (a) contravene any provision of the Certificate of Incorporation or Bylaws of Buyer or (b) violate, conflict with, result in a breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or result in or permit the termination, modification, acceleration or cancellation of, (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which Buyer is a party, or by which any of its assets or properties may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, interests or rights which, individually and in the aggregate, do not have a material adverse effect on its ability to perform its obligations under this Agreement and the Transaction Documents to which it is a party, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any arbitrator or Governmental Entity or any applicable Law to which Buyer is subject, other than those violations and conflicts which individually and in the aggregate would not have a material adverse effect on its ability to perform its obligations under this Agreement and the Transaction Documents to which Buyer is a party.

          4.4 CONSENTS. No consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by Buyer of this Agreement, the other Transaction Documents to which Buyer is a party, or the consummation by Buyer of the transactions contemplated hereby or thereby except
(a) as required by the HSR Act and (b) for such other consents, approvals, authorizations, registrations or filings the failure of which to obtain or make would not individually or in the aggregate have a material adverse effect on its ability to perform its obligations under this Agreement and the Transaction Documents to which it is a party.

          4.5 FINANCING. Buyer has, and at the Closing Date Buyer will have, sufficient resources to pay the Initial Cash Payment.

          4.6 BROKERAGE. Except for any fees payable by Buyer to Morgan Stanley & Co., Incorporated, neither Buyer nor any of its Affiliates has made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder.


                                    ARTICLE V
                                    ---------
                              ADDITIONAL COVENANTS
                              --------------------

          5.1 CONDUCT OF BUSINESS. Except (i) as otherwise specifically permitted by this Agreement, (ii) as set forth on Schedule 5.1 hereto or
(iii) with the prior written consent of Buyer, from and after the date of this Agreement and until the Closing Date, Seller agrees that:
<PAGE 40>

               (a) Seller shall conduct the Business as presently conducted and only in the ordinary course of the Business consistent with past practice and in accordance with the plans of the management of the Business as in effect on August 20, 1996 (the "Management Plan"); PROVIDED, HOWEVER, that Seller shall not proceed with the proposed joint venture referred to on Schedule 5.1(a) without the prior written consent of Buyer;

               (b) Seller shall use its reasonable best efforts consistent with past practice to preserve the business organization of the Business substantially intact, to keep available to Buyer the services of the Business Employees, to preserve for Buyer the goodwill of the suppliers, distributors, customers and others having business relationships with the Business;

               (c) Seller shall promptly inform Buyer in writing of any specific event or circumstance of which it is aware, or of which it receives notice, that has or is likely to have, individually or in the aggregate, taken together with the other events or circumstances, a Material Adverse Effect;

               (d) Seller shall make capital expenditures in connection with the Business in accordance with Schedule 5.1(d); PROVIDED, HOWEVER, that Seller shall not be required to make such capital expenditures to the extent the failure to make such capital expenditures will not, in Seller's good faith reasonable judgment, result in a delay in any material respect in the mechanical completion and start-up of the DNT-plant or the high-pressure phosgenation process from the start-up dates of which Seller has notified Buyer prior to the date of this Agreement; and

               (e)  Seller shall not:

                    (i) change or modify any existing inventory management or credit, collection or payment policies, procedures and practices with respect to accounts receivable or accounts payable, in any case, relating to the Business or the Acquired Assets;

                    (ii) enter into any contract or commitment, waive any right or enter into any other transaction, in each case, which is reasonably likely to have a Material Adverse Effect;

                    (iii) mortgage, pledge or subject to any Lien (other than Permitted Liens) any of the Acquired Assets;

                    (iv) change any compensation or benefits or grant any material new compensation or benefits payable to or in respect of any Business Employee (except for salary or other compensation increases in the ordinary course of the Business consistent with past practice and except for (A) any changes or new grants of benefits that are generally applicable to all employees of Seller and (B) the Special Payment);

                    (v) sell, lease or otherwise transfer any assets necessary, or otherwise material to the conduct of, the Business which would constitute Acquired
<PAGE 41>

Assets (other than the sale of Inventory in the ordinary course of the Business consistent with past practice);

                    (vi) change the Seller's method of accounting or keeping its books of account or accounting practices with respect to the Business, except as required by GAAP;

                    (vii) (A) terminate the employment of (1) any Business Employee other than for cause or in the ordinary course of the Business consistent with past practice or (2) the current plant manager in Lake Charles, Louisiana (other than for cause) or (B) hire a new plant manager in Lake Charles, Louisiana;

                    (viii) relocate any employee of Seller to or from the Business located at Lake Charles, Louisiana or otherwise relocate any Business Employee (other than in the ordinary course of Seller's business consistent with past practice in connection with the replacement of former employees of Seller and its Affiliates who have died, become disabled or have ceased to be employees of Seller and its Affiliates) or promote any Business Employee (except for promotions of any Business Employee in the ordinary course of the Business consistent with past practice); or

                    (ix) enter into any Contract which would constitute an Acquired Asset or an Assumed Liability which is reasonably likely to result in annual liability to Buyer in excess of $250,000.

          5.2 MUTUAL COVENANTS. The parties hereto mutually covenant from the date of this Agreement to the Closing Date (and subject to the other terms of this Agreement):

               (a) to cooperate with each other in determining whether filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents (each party hereto shall furnish to the other and to the other's counsel all such information as may be reasonably required in order to effectuate the foregoing action);

               (b) to advise the other party promptly if such party determines that any condition to the Closing set forth in Article VI will not be satisfied in a timely manner;

               (c) not to take, or omit to take, any action that, in any such case, would constitute or result in a breach of any representation or warranty of such party set forth herein; and

               (d) not to take any action that would, or that would be reasonably likely to, result in any of the conditions to the Closing set forth in Article VI not being satisfied.

          5.3 FILINGS AND AUTHORIZATIONS. The parties hereto will, as promptly as practicable, and in the case of filings under the HSR Act no later than five Business Days after
<PAGE 42>

the date of this Agreement, make or cause to be made all such filings and submissions under Laws applicable to them or their Affiliates as may be required to consummate the terms of this Agreement, including all notifications and information to be filed or supplied pursuant to the HSR Act. The parties hereto shall also provide as promptly as possible full responses to any requests for additional information made of them under the HSR Act. Any such filings, including any supplemental information and requests for additional information under the HSR Act, will be in substantial compliance with the requirements of the applicable Law. Each of the Parent and Buyer, on the one hand, and Seller, on the other, shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, any Governmental Entity, including the FTC and the Antitrust Division, and shall comply promptly with any such inquiry or request. Each of Seller and Buyer shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Acquired Assets in accordance with the terms and conditions hereof, including by initiating, pursuing or defending any litigation or other legal proceedings, whether judicial or administrative, against or involving any Governmental Entity (including the Antitrust Division and the FTC) with respect thereto (and including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed). Nothing contained in this Agreement, including under this
Section 5.3 and Sections 5.2, 5.8 and 5.11, will require or obligate Parent or Buyer or their respective Affiliates (a) to agree or otherwise become subject to any limitations on (i) the right of Buyer or its Affiliates effectively to control or operate the Business, (ii) the right of Buyer or its Affiliates to acquire or hold the Business, or (iii) the right of Buyer to exercise full rights of ownership of the Business or all or any portion of the Acquired Assets, or (b) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of the Parent, Buyer, any Affiliate of Buyer or the Business. The parties agree that no representation, warranty or covenant of Buyer contained in this Agreement shall be breached or deemed breached as a result of the failure by Parent or Buyer to take any of the actions specified in the immediately preceding sentence.

          5.4 PUBLIC ANNOUNCEMENT. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement is required by any Law or securities exchange (in which case the parties hereto shall make reasonable best efforts to consult with each other prior to such required announcement).

          5.5 INVESTIGATION. Seller shall give Buyer and its representatives (including Buyer's accountants, consultants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties (including any Equipment and any Acquired Real Property), contracts, employees, books, records and affairs of Seller to the extent relating to the Business and the Acquired Assets, and shall cause its officers, employees, agents and representatives to furnish to Buyer all documents, records and information (and copies thereof),
<PAGE 43>

to the extent relating to the Business and the Acquired Assets, as Buyer may reasonably request. No investigation or receipt of information by Buyer pursuant to, or in connection with, this Agreement, shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller under this Agreement or the conditions to the obligations of Buyer under this Agreement. Buyer shall provide copies to Seller promptly (and in any event prior to the Closing Date) of all formal written reports, other than any reports prepared by or for counsel, relating to environmental and manufacturing audits performed by or on behalf of Buyer at the Lake Charles, Louisiana facility in connection with the transactions contemplated hereby that are received after the date of this Agreement and prior to the Closing Date and all such copies shall be subject to the confidentiality provisions of Section 7.6. All information provided to Buyer under this Agreement shall be held subject to the terms and conditions of the Confidentiality Agreement.

          5.6 TAXES. Seller and Buyer shall (a) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax return, any audit or other examination by any taxing Governmental Entity or any judicial or administrative proceeding with respect to Taxes, (b) each retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, redacted, in the case of clauses (a) and (b), to provide only the information thereon relevant to the Acquired Assets, and (c) each provide the other with the relevant redacted portion of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other for any period (which shall be maintained confidentially). Without limiting the generality of the foregoing, Buyer and Seller shall retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax returns, supporting workpapers, and other books and records or information which may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, and shall not destroy or dispose of such records or information without first providing the other party with a reasonable opportunity to review and copy the relevant redacted portions of the same. With respect to Taxes incurred in connection with, relating to or arising out of the Business prior to the Closing that are not yet due or owing as of the Closing, Seller will (i) timely file when due all returns and reports for such Taxes, including information returns, that are required to be filed, (ii) timely pay when due the Taxes that are shown to be due pursuant to such returns or reports, and (iii) timely pay when due all other such Taxes not required to be reported on returns.

          5.7 FINANCIAL REPORTS. By October 31, 1996, Seller shall furnish Buyer with a copy of the September 30, 1996 quarterly financial statements for the Business (consisting of unaudited balance sheet and income and cash flow statements for the quarter and the nine months ended September 30, 1996). In addition, within thirty (30) days after the end of each month during the period from the date of this Agreement to the Closing Date, Seller shall furnish Buyer with a copy of the monthly financial statements for the Business prepared after September 30, 1996 (consisting of unaudited balance sheet and income and cash flow statements for each such month and the fiscal year to the end of such month). All of the foregoing financial statements shall comply with the requirements concerning financial statements set forth in Section 3.4. In addition, Seller shall furnish Buyer, upon request, with copies of regular management reports, if
<PAGE 44>

any, concerning the operation of the Business within ten (10) days after such reports are prepared.

          5.8 CONSENTS. Each of the parties hereto will use its reasonable best efforts and will cooperate with the other parties hereto to obtain all consents required from third Persons, whose consent or approval is required pursuant to any Contract or Permit to consummate the transactions contemplated hereby. Prior to the Closing, Seller shall deliver to Air Products all notices, opinions and other documents and instruments required to assign to Buyer the DNT Contracts and all of Seller's rights as general partner under the Partnership Agreement.

          5.9  REAL ESTATE MATTERS.

               (a) SURVEYS. As soon as practicable after the date of this Agreement, Buyer shall obtain current, as-built ALTA surveys of the Owned Real Property and the Excluded Real Property; the costs of such surveys shall be shared equally by Buyer and Seller, and Seller shall cooperate with the surveyors selected by Buyer. Such surveys shall be performed by licensed surveyors designated by Buyer and shall be certified to Buyer, Buyer's title insurance companies and others as Buyer shall reasonably request; with respect to the Excluded Real Property, such surveys shall be certified to Seller and others as Seller shall reasonably request. The surveys shall be in form sufficient to cause Buyer's title insurance companies to insure such surveys, and shall meet all detail and accuracy requirements adopted by ALTA and ACSM which are selected by Buyer. The legal descriptions contained in the deeds to be delivered by Seller, and in the Cross Easement Agreement and First Offer Agreement, shall be based upon such surveys.

               (b) SUBDIVISION APPROVAL. Seller shall, at its sole cost, obtain any necessary consents and approvals of, and make all necessary filings with, any Governmental Entities or other Person in accordance with, and as required by, any Laws governing the subdivision of Real Property that apply to the sale or lease of any of the Acquired Real Property to Buyer.
Notwithstanding the foregoing, in the alternative, Seller may obtain written waivers or exemptions in favor of Seller and Buyer from the Calcasieu Parish Police Jury and the Calcasieu Parish Division of Planning and Development stating that the Laws governing the subdivision of Real Property will not have to be complied with in connection (i) with the sale and lease of the Acquired Real Property contemplated hereby, (ii) any future sale, lease or mortgage thereof (assuming the same configuration of parcels of Acquired Real Property as in effect on the Closing Date), and (iii) further stating that such Laws would not prohibit the present or future issuance of building permits or the provision of utility services by the Parish of Calcasieu with respect to the Acquired Real Property (assuming the same configuration of parcels of Acquired Real Property as in effect on the Closing Date) (such waivers or exemptions to be in form and substance reasonably acceptable to Buyer and Buyer's title insurance company); PROVIDED that the requirement set forth in clause (ii) above shall be deemed satisfied as long as the face of the waivers or exemptions received from the Police Jury and the Division of Planning and Development do not contain anything which would give Buyer a reasonable concern that any such future action referred to in such clause (ii) would not be so approved (or not receive such a
<PAGE 45>

waiver or exemption) at such future time. Seller shall use reasonable best efforts to comply, prior to the Closing, with the foregoing provisions of this
Section 5.9(b), and Buyer shall use its reasonable best efforts to assist Seller in this regard. Buyer shall have the right to participate in (and Seller shall provide Buyer with reasonable notice of) all meetings and other efforts in this regard. If Seller shall not have been able, prior to the Closing, to comply with said provisions, Seller shall continue to use reasonable best efforts to comply after the Closing (and Buyer shall continue to use its reasonable best efforts to assist Seller), and, at the Closing, in lieu of the delivery of any deed for which such compliance is necessary, Seller and Buyer shall enter into a lease (the "Triple Net Lease") of the land and appurtenances that were to be conveyed by said deed(s) (the "Leased Lake Charles Real Property") and Seller shall deliver a first priority mortgage of the Leased Lake Charles Real Property and Seller's interest in the Triple Net Lease and all other property owned by it in Lake Charles, Louisiana, subject only to Permitted Liens, to and in favor of Buyer (the "Seller Mortgage") on the terms outlined on Schedule 5.9(b), which Triple Net Lease and Seller Mortgage shall be duly executed and acknowledged, in recordable form and in form and substance reasonably satisfactory to Buyer and Seller. The Triple Net Lease and Seller Mortgage shall have the same substantive effect as if the Leased Lake Charles Real Property had been conveyed to Buyer at the Closing pursuant hereto. All buildings and improvements on the Leased Lake Charles Real Property shall be conveyed to Buyer at the Closing pursuant hereto in any event. For all purposes hereof, except delivery of said deed, the Leased Lake Charles Real Property shall be deemed to be Owned Real Property (with the effect that, among other things, Buyer shall receive leasehold and mortgage title insurance for the Triple Net Lease and Seller Mortgage substantially in accordance with Section 6.1(f)), and all other provisions of this Agreement that require modification so that the Buyer's acceptance of the Triple Net Lease is otherwise the equivalent of the conveyance of the Owned Real Property to Buyer, and so that Buyer shall have the obligation to consummate the Closing without acquiring fee title to the Owned Real Property (provided that all other conditions precedent to Buyer's obligations under this Agreement have been satisfied as of the Closing), shall be made at the reasonable request of Buyer or Seller to ensure that Buyer is in the same position under the Triple Net Lease and Seller Mortgage as if Buyer had acquired the Owned Real Property.

               (c) CROSS-EASEMENT AGREEMENT. If an Excluded Real Property or an Owned Real Property (in each case, a "Benefited Property") now has access through, or receives a utility service, raw material or other product through pipes, wires or other conduits over, across or through, an Owned Real Property or an Excluded Real Property (in each case, a "Burdened Property"), at Closing the parties hereto shall enter into an agreement, duly executed and acknowledged and in recordable form ("Cross Easement Agreement"), providing for the grant (or reservation) of a perpetual, non-exclusive easement for (i) access and right of way over the portions of the Burdened Property now used for such access and right of way, by foot, railcar or other vehicle, to gain access to the Benefited Property for the uses to which such Benefited Property is currently used and
(ii) the right to maintain, repair and replace existing pipes, wires, other conduits and related poles and equipment with substantially similar facilities in the present location. Without limiting the foregoing, Seller and Buyer also agree that the terms and provisions contained in this Section 5.9(c) and the Cross Easement Agreement shall also apply to easements granted across Burdened Property for the benefit of third party tenants located as of the date of this Agreement on a Benefited Property, in addition to the owner of such Benefited
<PAGE 46>

Property. Furthermore, the Cross Easement Agreement shall contain provisions permitting either party thereto, subject to the approval of the other (such approval not to be unreasonably withheld), to establish additional easement areas for future uses, including the installation, maintenance, repair and replacement of additional pipelines to transport raw materials and other chemicals and substances. In this regard, Seller agrees that Buyer shall have an easement for a new pipeline to transport chlorine along a direct route from the Owned Real Property, across the Excluded Real Property, to real property now owned by PPG Industries. The owner of the Burdened Property shall have no obligation to repair or maintain the easement area. The Burdened Property's owner may, at its cost, use and improve the easement area and grant rights therein to others; PROVIDED, that the Benefited Property's easement and right of way is not materially interfered with and the use thereof is not materially more costly ("Materially Reduced"). The Burdened Property's owner may relocate the easement area, in which event it shall relocate all permitted roads, railroad tracks, pipes, wires, other conduits and related poles and equipment, at its cost, provided the Benefited Property's owner's use thereof is not Materially Reduced. The Benefited Property's owner shall keep all permitted roads, railroad tracks, pipes, wires, other conduits and related poles and equipment in good and safe condition and in compliance with Law. The Benefited Property's owner shall be liable for and indemnify and hold the Burdened Property's owner harmless from and against all Losses to the extent caused by (A) a breach of the Cross Easement Agreement by the Benefited Property's owner, its officers, employees, tenants, customers, suppliers, invitees and others permitted on its property, (B) the Release of Contaminants on the Burdened Property, or the failure to comply with Environmental Law, in connection with the exercise of such easement rights or (C) any other negligent or willfully wrong act or omission on the Burdened Property by the Benefited Property's owner, its officers, employees, tenants, customers, suppliers, invitees and others permitted on its property. The parties shall include in the Cross Easement Agreement such other provisions, not inconsistent with the provisions hereof, as either party reasonably shall request, but if agreement is not reached before the Closing, the Closing shall not be delayed by reason thereof, and the parties, after the Closing, shall amend the Cross Easement Agreement to reflect such additional provisions.

               (d)  RIGHT OF FIRST OFFER.

                    (i) From time to time from and after the Closing Date to the tenth anniversary of the Closing Date, Seller shall notify Buyer in writing (each, a "First Offer Notice") of Seller's intention to sell any or all of the Option Real Property prior to negotiating with any third party purchaser (it being understood that the sale of one or more parcels of Option Real Property shall not alter Buyer's right of first offer set forth in this Section 5.9(d) with respect to the other parcels of Option Real Property). The First Offer Notice shall specify which of the parcels of the Option Real Properties Seller intends to sell (the "Specified Properties"). Buyer shall then have the option during the 30 days following receipt of the First Offer Notice to submit in writing to Seller an offer for all (but not less than all) of the Specified Properties (such offer, as it may have been last amended by Buyer from time to time during the applicable First Offer Period, the "First Offer"). The First Offer shall set forth in reasonable detail the price and any other material terms of such offer. Seller shall then either accept the First Offer and sell the
<PAGE 47>

Specified Properties to Buyer in accordance therewith, or decline the First Offer. If Seller declines the First Offer, at Buyer's request, Seller and Buyer shall enter into good faith negotiations for a 15-day period regarding modifications to the First Offer, during which period Seller may accept or decline the First Offer (as so modified). The "First Offer Period" with respect to the Specified Properties commences on the date on which the First Offer Notice is delivered and ends on the earlier of the date on which such 15-day period ends or on which Seller declines the First Offer relating to such Specified Properties if Buyer elects not to request such 15-day period.

                    (ii) Prior to the end of the applicable First Offer Period with respect to given Specified Properties, Seller shall not negotiate with any prospective third party purchaser for such Specified Properties. If Seller shall not have accepted the First Offer for such Specified Properties by the end of the applicable First Offer Period with respect thereto, then Seller shall be free to enter into negotiations with third parties regarding the Specified Properties, and to enter into a definitive agreement to sell all (but not less than all) the Specified Properties to a third party on terms that, in the aggregate, are no more favorable to the third party purchaser than those contained in the First Offer (PROVIDED, that if the price offered by the third party and accepted by Seller is more than 2% below that contained in the First Offer, the terms of such third-party offer shall be deemed to be more favorable to such third party and such sale shall not be consummated). In the event that such permitted definitive agreement to sell the Specified Properties is not executed within 180 days, then such Specified Properties shall again be subject to Buyer's right of first offer set forth in this Section 5.9(d).

                    (iii) Buyer's rights hereunder shall be set forth in a separate agreement to be entered into at the Closing, duly executed and acknowledged and in recordable form ("First Offer Agreement"). The parties hereto shall include in the First Offer Agreement such other provisions as may be necessary to comply with any applicable Laws, including Louisiana Civil Code
Article 2628.

               (e) INDUCEMENTS. Seller and Buyer shall use reasonable best efforts to arrange for all Inducements, to the extent relating to the Business or the Acquired Assets, to be transferred to Buyer within ninety (90) days following the Closing. In addition, no later than 30 days after the Closing, the parties hereto shall identify and agree upon the portions of the Inducement Contracts set forth on Part B of Schedule 3.11(b) which relate to the Business or the Acquired Assets, including the extent to which any contract that includes certain property which is not a part of the Business or the Acquired Assets should be retained by Seller (with the balance of such contract to be transferred to Buyer).

          5.10 ENVIRONMENTAL. (a) Seller shall give Buyer and its representatives (including Buyer's environmental consultants) upon reasonable notice, full access to the Business Real Property and to all of Seller's books and records pertaining to environmental, health, and safety matters and to compliance with any Environmental Law, reasonably necessary for the purpose of Buyer's conducting a thorough and comprehensive Phase I environmental assessment of the Business Real Property. Prior to the Closing, Buyer will not be permitted to
<PAGE 48>

conduct any sampling or drilling at the Business Real Property. No investigation or receipt of information by Buyer pursuant to, or in connection with, this Section 5.10 shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller under this Agreement or the conditions to the obligations of Buyer under this Agreement.

               (b) (i) Until a No Further Action Letter is obtained as to any Known Contaminant in a Known Contaminated Area, Seller shall pursue in an expeditious, reasonably cost-efficient manner Remedial Action of such Known Contaminant in such Known Contaminated Area, but only to the extent necessary to comply with Environmental Laws. Seller shall bear all costs of the Remedial Action relating thereto. After the Closing, Buyer shall provide access to Seller during normal business hours upon reasonable prior notice for the purpose of allowing Seller to perform any such Remedial Action.

                    (ii) From and after the Closing and until Seller's receipt of a No Further Action Letter as to all Known Contaminants in all Known Contaminated Areas, except as required (1) under Environmental Laws or (2) to enforce Buyer's rights under this Agreement (except that the exception in this clause (2) shall not be construed to permit Buyer to conduct sampling or drilling on the Business Real Property prior to making a claim for indemnity under this Agreement other than sampling or drilling to establish baselines which are intended to determine whether environmental losses are Unknown Environmental Losses or post-Closing environmental losses), from and after the Closing, Buyer shall not intentionally take any actions primarily for the purpose of (A) increasing or exacerbating Seller's liability for Remedial Action at any Known Contaminated Area, (B) having any Contaminant classified as a Known Contaminant under this Agreement or (C) increasing the geographic scope of Known Contaminated Areas.

                    (iii) If prior to the earlier to occur of (A) Seller's receipt of a No Further Action Letter as to all Known Contaminants in all Known Contaminated Areas or (B) the date that is 18 months after the Closing Date, Buyer provides data to the LDEQ from Buyer's invasive testing or excavation at the Business Real Property (except for such testing, excavation and provision of data required by Environmental Laws, including the LDEQ's groundwater certification policy) that results in Environmental Losses arising from Known Contaminants in Known Contaminated Areas that exceed Environmental Losses for which Seller would otherwise be responsible under this Agreement but for Buyer's provision of such data to the LDEQ ("Excess Environmental Loss"), then such Excess Environmental Loss shall be designated an Unknown Environmental Loss for purposes of this Agreement.

                    (iv) In the event that a dispute arises under paragraph
(iii) above with respect to (A) whether, after the Closing, Buyer conducted invasive testing or excavation at the Business Real Property (except as required by Environmental Laws), (B) whether any resulting data was submitted to the LDEQ (except as required by Environmental Laws, including the LDEQ's groundwater certification policy),
<PAGE 49>

(C) whether Buyer's data provided to the LDEQ resulted in an Excess Environmental Loss or (D) the amount of such Excess Environmental Loss, then the parties hereto shall select a nationally recognized environmental consultant to arbitrate such dispute in accordance with the procedures set forth in subparagraph (v) below. If the parties hereto cannot agree on one such environmental consultant within thirty (30) days, each party hereto shall select its own nationally recognized environmental consultant within thirty (30) days thereafter, which consultants shall jointly select a third environmental consultant to arbitrate such dispute. The agreed upon or selected environmental consultant shall be deemed the "Environmental Arbitrator." The arbitration provided for in this subparagraph (iv) and in subparagraph (v) below shall be such parties' exclusive remedy in respect of a dispute concerning subparagraphs
(iii) or (iv) of this Section 5.10(b).

                    (v) In accordance with the then current Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association, the parties hereto shall submit (A) disputes related to
Section 5.10(b)(iv)(A), (B), (C) or (D) to the Environmental Arbitrator for a final, binding resolution and (B) with respect to disputes related to
Section 5.10(b)(iv)(D), their respective estimates of the Excess Environmental Loss, and the Environmental Arbitrator shall choose one or the other of such estimates as the final amount of Excess Environmental Loss. The arbitration shall be conducted in a location selected by the Environmental Arbitrator, with preference given to New York, New York. No transcript or recording shall be made of any arbitration session. The decision of the Environmental Arbitrator shall be final and binding on the parties for all purposes and may be entered in any court of competent jurisdiction. The losing party shall pay the expenses of the Environmental Arbitrator; PROVIDED, that Seller shall be the losing party unless each of the disputes relating to Sections 5.10(b)(iv)(A), (B), (C) and
(D) are decided in favor of Seller.

               (c) Seller and Buyer hereby agree that the leases covering the railcars (the "Railcars") containing TDI dissolved in MCB (with process impurities) ("TDI Matter"), of which as of the date of this Agreement Seller represents and warrants to Buyer that there are leases covering no more than 128 Railcars, constitute Acquired Assets subject to the following terms and conditions. As soon as practicable after the date of this Agreement, Buyer and Seller shall meet with the LDEQ to request that agency's approval of Seller's pre-Closing inventory and storage practices, reblending, reworking, shipping and incineration operations relating to the TDI Matter (a description of such practices and operations is attached hereto as Schedule 5.10(c) (such process with any changes approved by Buyer (such approval not to be unreasonably withheld) is referred to as "Seller's Process")) (it being understood and agreed that, prior to the Closing, neither party hereto shall initiate any contact with the LDEQ with respect to the TDI Matter or Seller's Process without the other party hereto and if the LDEQ contacts either party hereto with respect to such matters, such party shall promptly notify the other party of such contact and the substance thereof unless prohibited by the LDEQ). The parties hereto shall make a joint presentation to the LDEQ in support of such request, which presentation shall contain a full and complete description of the past TDI Matter storage practices and the proposed solution for rework and disposal thereof, which proposal shall be consistent with Seller's Process. If, in
<PAGE 50>

the reasonable good faith judgment of Buyer, the LDEQ objects to Seller's Process, then within 25 weeks (or such earlier period as the LDEQ may require) after Buyer delivers written notice (the "Buyer Objection Notice") to Seller of such judgment (or such earlier time as may be required by Law) Seller will, at its own cost and expense, remove all of the Railcars containing TDI Matter from the Lake Charles plant facility site and cause the disposition of such Railcars and TDI Matter in accordance with all applicable Laws and such Railcars (and related leases) and TDI Matter will not constitute Acquired Assets or Assumed Liabilities. At the Closing, if Buyer has not delivered the Buyer Objection Notice by such time, the leases relating to the Railcars containing TDI Matter as of the Closing (but in any event leases covering no more than 128 Railcars) and the TDI Matter contained therein shall constitute Acquired Assets and Buyer shall thereafter undertake reasonable best efforts to rework and incinerate such TDI Matter as part of its normal business operations at and on the Acquired Real Property to the maximum extent possible without adversely affecting such normal operations of any portion of the Business. Buyer and Seller both acknowledge that it is uncertain to what extent that reworking can be accomplished without adversely affecting normal business operations (it being understood and agreed that Buyer shall not be required to take any action under the immediately preceding sentence that could interfere with the performance or productivity of the Acquired Assets or the Business).

               To the extent that there are any Excess TDI Matter Railcars at the end of the Initial TDI Matter Period or at the end of each succeeding calendar quarter thereafter through June 30, 1998, (i) Buyer shall ship the Excess TDI Matter Railcars off-site for incineration at Seller's cost and expense on commercially reasonable terms; or (ii) if Buyer is unable to transport and arrange for off-site incineration on commercially reasonable terms, Seller shall, promptly upon the request of Buyer, (A) take possession of such Excess TDI Matter Railcars including the TDI Matter contained therein,
(B) assume all leases related to the Excess TDI Matter Railcars, (C) arrange for off-site transportation and disposal of such TDI Matter, and (D) permanently remove all of the Excess TDI Matter Railcars from the Acquired Real Property. Buyer shall use reasonable best efforts to inform Seller of the cost of incinerating the TDI Matter off-site at least two Business Days prior to any such incineration. In addition, at any time prior to June 30, 1998, and from time to time, Seller shall have the option, upon prior notice to Buyer, to take back possession of all TDI Matter remaining at the time of such notice and the Railcars containing such TDI Matter (and related leases) (or any Excess TDI Matter Railcars (and related leases) and the TDI Matter contained therein as of the end of the Initial TDI Matter Period or any succeeding calendar quarter), in which event Seller shall arrange, at Seller's cost and expense, for the prompt removal of the same from the Acquired Real Property, and all obligations of Buyer with respect thereto shall thereupon cease and terminate upon such request by Seller. In the case of either of the immediately preceding and third preceding sentences, the TDI Matter and Railcars (and related leases) repossessed by Seller pursuant to either such sentence and the associated leases shall be deemed to have constituted Excluded Assets and Non-Assumed Liabilities from and after the Closing for all purposes of this Agreement. The net profits derived from reworking and incinerating the TDI Matter (whether on-site or off-site) (i.e., the amount realized by Buyer from the recovery of TDI and MCB from the TDI Matter less the costs ("TDI Matter Costs"), including allocations of plant overhead on the same basis as historically utilized by Seller with respect to allocation of overhead among all of the plants at the Lake Charles,
<PAGE 51>

Louisiana facility, of reworking and incinerating, storing and inventorying such TDI Matter and any other materials remaining after such reworking (other than the recovered TDI and MCB)) shall be shared equally by Buyer and Seller. For purposes of the immediately preceding sentence, "amount realized" shall mean
(x) with respect to MCB, (aa) for MCB that is recovered after the Closing Date and prior to July 1, 1998 which Buyer is able to use and consume in a commercially reasonable period of time, the average prices therefore set forth in the Chemical Marketing News published during the quarter in which such MCB is recovered, (bb) if Buyer is not able to use and consume such MCB as provided in the foregoing clause (aa), the best market price at which Buyer, using its reasonable best efforts, is able to sell such MCB or (cc) if Buyer is not able to sell such MCB as provided in the foregoing clause (bb), zero ($0.00), or
(y) with respect to TDI, the amount equal to the product of the then average sales price for TDI of Buyer during such period and the volume of recovered TDI (assuming a 90% yield from underlying TDI Matter processed less the aggregate amount purged in the incineration process). On a quarterly basis, Buyer shall provide Seller with a reasonably detailed report containing information relating to the calculation of such net profits, and Seller shall have the right to audit at its own expense any such information. Seller shall indemnify and hold harmless Buyer from any Losses incurred by Buyer in connection with the TDI Matter and the Railcars (and the leases thereof) and the foregoing actions, including the reworking and incineration thereof and any fines or penalties incurred in connection therewith, including fines imposed due to Seller's Process, including Seller's storage of TDI Matter, violating any Laws; PROVIDED, HOWEVER, that Seller shall not be required to indemnify Buyer pursuant to this sentence (i) for TDI Matter Costs to the extent they are offset by Buyer's share of the net profits or (ii) to the extent any Losses result from Buyer's gross negligence or willful misconduct in implementing the express terms of Seller's Process. Without limitation, the foregoing indemnity obligation of Seller shall include any Losses incurred by Buyer under the leases relating to the Railcars for damages to the Railcars caused by the TDI Matter and for returning such Railcars to the lessor thereof or any other Person upon termination of the related lease and under all indemnity provisions of such leases, subject to the terms of clause (ii) of the proviso of the immediately preceding sentence.
Buyer shall be indemnified and reimbursed by Seller for all such Losses, including TDI Matter Costs, referred to in this paragraph no less frequently than quarterly. To the extent Seller is entitled to a share of net profits under this Section 5.10(c), Buyer shall make such payments quarterly as soon as practicable after providing Seller with the requisite calculation of net profits.

               (d) As soon as practicable, but in no event more than four months after the date of this Agreement, Seller shall undertake all steps necessary to commission and implement a complete study of certain process sewers associated with the TDA/TDI processing unit areas, including associated drains, piping, outfalls, and treatment facilities. The study shall include internal inspections of the process sewer facilities to be conducted by drawing a remotely operated video camera system through the facilities to allow observation of internal surfaces for the purpose of determining if any leakage is, or could reasonably be expected to be, caused by slumping, cracking, fracturing, or other defects in the facilities. The results of this study shall be presented in a written report (the "Sewer Report"), a copy of which shall be provided to Buyer as soon as practicable, but in any event no later than four months after the date of this Agreement. The Sewer Report shall set forth
(i) any areas that are in need of repair to avoid or prevent leakage,
(ii) specific repairs to be made, and (iii) any Contamination in or around the process
<PAGE 52>

sewer areas that, pursuant to the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments of 1984, and/or applicable standards promulgated under Louisiana law or imposed by the LDEQ, is in need of any Remedial Action ((i), (ii) and (iii) collectively, the "Sewer Repairs"). As soon as practicable after the issuance of the Sewer Report, Seller shall make the Sewer Repairs. Furthermore, as soon as practicable after the issuance of such report, Seller shall remove from the Business Real Property any debris and other material, including contaminated soil, generated in the course of performing the Sewer Study and effecting Sewer Repairs. In the event that the Sewer Repairs are not commenced or completed before the Closing Date, the Closing shall not be delayed by reason thereof, and after the Closing Date, Buyer shall provide access to Seller during normal business hours upon reasonable prior notice for the purpose of allowing Seller to complete the Sewer Repairs. If the Sewer Repairs are not completed before the Closing, such Sewer Repairs shall be completed by Seller as soon as practicable after the Closing. Seller shall bear the costs of (A) the aforementioned study, including the costs associated with preparation of the Sewer Report, and (B) the Sewer Repairs.

               (e) On or before the Closing Date, Seller shall use reasonable best efforts to conduct an asbestos survey of the Business Real Property and, as soon as practicable after such survey is completed, to remove or abate asbestos identified in such survey as necessary in order to comply with Environmental Laws. Seller shall provide Buyer with a copy of the survey within ten days of its completion. In the event that any such necessary removal or abatement is not completed before the Closing Date, the Closing shall not be delayed by reason thereof, and Buyer shall provide access to Seller during normal business hours, upon reasonable prior notice, for the purpose of allowing Seller to complete, and Seller shall complete, such removal or abatement as soon as practicable, but in no event more than twelve months after the date of this Agreement, and with due regard for non-interference with Buyer's operations. Seller shall bear the cost of such survey, and all costs of such removal or abatement.

               (f) On or before the Closing Date, Seller shall use reasonable best efforts to remove from the Acquired Real Property (i) all Hazardous Waste in containers having a capacity of 55 gallons or more and (ii) any marked drums not containing raw materials or Inventory and all unmarked drums. In the event that such removal is not completed before the Closing Date, the Closing shall not be delayed by reason thereof, and after the Closing Date Buyer shall provide Seller access to the Acquired Real Property during normal business hours, upon reasonable prior notice, for the purpose of allowing Seller to complete such removal, which removal must be completed within 30 days after the Closing Date. Seller shall bear the costs of removal, transportation and disposal thereof. To the extent that Seller does not remove any Excluded Assets from the Acquired Real Property prior to the Closing, at Buyer's option, such assets shall be deemed to have been abandoned by Seller and, in Buyer's sole discretion and for no additional consideration, Buyer may retain possession of any of such abandoned Excluded Assets and such assets shall thereafter be deemed to be Acquired Assets.

               (g) As soon as practicable after the date hereof, and subject to the provisions of Section 5.10(h), Seller shall use reasonable best efforts to cause all Governmental Entities with the authority to issue Environmental Permits relating to Acquired Assets on the Business Real Property to transfer to Buyer all Environmental Permits necessary for Buyer's
<PAGE 53>

operation of such Acquired Assets. Seller shall retain the Environmental Permits and remain the permittee for all Environmental Permits associated solely with the Excluded Assets. The Environmental Permits to be transferred to Buyer are set forth on Schedule 5.10(g)(i); the Environmental Permits to be retained by Seller are set forth on Schedule 5.10(g)(ii). In the event that Seller is unable to effect a bifurcation of permits as described above and Buyer becomes the permittee in connection with any assets or real property other than the Acquired Assets or the Business Real Property ("Buyer's Non-Bifurcated Permits"), the Closing shall not be delayed by reason thereof, and Seller shall indemnify Buyer, pursuant to Section 8.2(a)(ix), to the extent that any Losses are caused by Seller's actions or omissions associated with Buyer's Non-Bifurcated Permits. In the event that Seller is unable to effect a bifurcation of permits as described above and Seller remains the permittee in connection with certain of the Acquired Assets or Business Real Property ("Seller's Non-Bifurcated Permits"), the Closing shall not be delayed by reason thereof, and Buyer shall indemnify Seller pursuant to Section 8.3(a)(vi) to the extent that any Losses (other than Environmental Losses) are caused by Buyer's actions or omissions associated with Seller's Non-Bifurcated Permits.

               (h) Seller represents and warrants to Buyer that the Environmental Permits currently relating to both Acquired Assets and Excluded Assets that are to be shared between the parties hereto are set forth on
Schedule 5.10(h) ("Shared Permits"). As soon as practicable after the date of this Agreement, Seller shall use reasonable best efforts to cause all Governmental Entities with the authority to modify those Shared Permits to list Seller and Buyer as joint permittees effective as of the Closing Date; PROVIDED, that the Closing shall not be delayed whether or not such actions have been taken by such Government Entities. As soon as practicable after the Closing, Seller and Buyer shall use reasonable best efforts to bifurcate the Environmental Permits and pending permit actions to the extent set forth on
Schedule 5.10(h) and to the extent such bifurcation does not result in substantial increased costs to either party. Until or unless Shared Permits are bifurcated, Seller shall indemnify Buyer pursuant to Section 8.2(a)(ix) to the extent any Losses in connection with the Shared Permits are caused by Seller's actions or omissions and Buyer shall indemnify Seller pursuant to
Section 8.3(a)(vi) to the extent any Losses (other than Environmental Losses) in connection with the Shared Permits are caused by Buyer's actions or omissions.

          5.11 REASONABLE BEST EFFORTS. Without limiting the specific obligations of any party hereto under any covenant or agreement hereunder, each party hereto shall use reasonable best efforts to take all action and do all things necessary in order to promptly consummate the transactions contemplated hereby, including satisfaction, but not waiver, of the Closing conditions set forth in Article VI.

          5.12 NEGOTIATIONS. From the date hereof until the termination of this Agreement in accordance with its terms, Seller, on behalf of itself and its Affiliates, agrees that Seller and its Affiliates will negotiate exclusively and in good faith with Buyer with respect to any transaction involving the sale, transfer or other disposition of the Acquired Assets or the Business; and neither Seller nor its Affiliates nor any of its officers, directors, employees, lenders, investment banking firms, advisors or other agents, or any Person acting on its behalf will solicit any inquiries or proposals by, or engage in any discussions or negotiations with, or
<PAGE 54>

furnish any nonpublic information to or enter into any agreement with any Person other than Buyer concerning the sale or other disposition of the Acquired Assets or the Business or the merger, consolidation, sale of securities or other transaction involving Seller, if such merger, consolidation, sale or other transaction would be inconsistent, in any respect, with the transactions contemplated by this Agreement, and will promptly notify Buyer of the substance of any inquiry or proposal concerning any such transaction that may be received by Seller or its Affiliates.

          5.13 SUPPLEMENTAL INFORMATION. Seller shall provide Buyer, within five (5) days of the execution or the date of receipt thereof, a copy of
(a) each Contract (other than with respect to which the Business' total annual liability or expense is less than $250,000 per such Contract) entered into by Seller after the date hereof and prior to the Closing Date, (b) a copy of any written notice for assessments for public improvements against the Acquired Real Property received after the date hereof and prior to the Closing Date, (c) a copy of the filing of any condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Acquired Real Property received after the date hereof but prior to the Closing Date, and (d) a copy of any Contract where Seller is a lessee relating to the use or occupancy of the Leased Real Property and where such Contract involves annual payments in excess of $250,000 entered into by Seller after the date hereof and prior to the Closing Date.

          5.14 FOREIGN-HELD ASSETS. At the Closing, Seller shall cause its subsidiaries to transfer to Buyer the assets described in the second paragraph of Schedule 3.24 and thereafter such assets shall be deemed to be "Acquired Assets" for all purposes of this Agreement and no consideration shall be payable therefor by Buyer except for the Final Purchase Price payable hereunder.

          5.15 REMOVAL OF MATERIAL LIENS. In the event that any Lien or Liens set forth on Part E of Schedule 1.1, individually or in the aggregate, materially impair the present use, or any future use contemplated by the Management Plan, of any Acquired Asset or portion thereof, and Buyer so notifies Seller, from time to time, prior to Closing, or within 120 days after the Closing Date, Seller shall, within 180 days following the receipt of any such notice from Buyer, (a) cause such Lien or Liens to be removed or otherwise no longer to be a Lien or Liens, (b) modify such Lien or Liens in such a manner that it or they shall no longer, individually or in the aggregate, materially impair the present use, or any future use contemplated by the Management Plan, of any Acquired Asset or portion thereof, or (c) bond to the reasonable satisfaction of Buyer any such Lien that is for a calculable monetary sum. Notwithstanding anything herein to the contrary, no action or inaction by Seller under this Section 5.15 shall constitute a failure to satisfy any condition set forth in Section 6.1.


                                   ARTICLE VI
                                   ----------
                              CONDITIONS PRECEDENT
                              --------------------

          6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer to purchase the Acquired Assets and assume the Assumed Liabilities and to consummate the
<PAGE 55>

other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer in its sole discretion):

               (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. Each of the representations and warranties of Seller contained in this Agreement and in any certificate, document or instrument delivered in connection herewith shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing (which need only be true and correct in all material respects as of such date or time); PROVIDED, HOWEVER, that if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified shall be true and correct in all respects. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing. Seller shall furnish Buyer with a certificate dated the Closing Date and signed by a senior executive officer of Seller to the effect that the conditions set forth in this Section 6.1(a) have been satisfied.

               (b) HSR ACT. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

               (c) REQUIRED CONSENTS. Subject to the following provisions of this Section 6.1(c), Seller shall have obtained (i) the statutory and regulatory and other third party consents and approvals listed on Schedule 6.1(c) and
(ii) all other statutory and regulatory consents and approvals which are required under any applicable Laws in order to consummate the transactions contemplated hereby and to permit Buyer to conduct the Business as conducted as of the date of this Agreement and, other than with respect to the DNT Contracts or any Contracts shown on Part A of Schedule 3.6(a) to require consent to assignment, all other necessary consents and approvals of third Persons to the transactions contemplated hereby, other than those the failure of which to obtain, individually and in the aggregate, would not have a Material Adverse Effect. If any consent with respect to the assignment of any Contract required pursuant to the immediately preceding sentence has not been obtained prior to the Closing, the condition set forth in the immediately preceding sentence shall be deemed satisfied with respect to such Contract if, at the Closing Seller has provided Buyer with alternative, binding contractual arrangements in form reasonably satisfactory to Buyer which provides Buyer with the same products and/or services, for the same price (after giving effect to Seller's contractual indemnity obligation contemplated hereunder), term and on substantially the same terms and other conditions and which places Buyer in substantially the same economic position as if such Contract had been assigned to and assumed by Buyer at the Closing in accordance herewith. Seller may satisfy its obligations under the immediately preceding sentence by agreeing to retain the Contract and provide the products and/or services to Buyer pursuant to a "back-to-back" arrangement in form and substance reasonably satisfactory to Buyer. In connection with fulfilling its obligations under this paragraph, Seller shall reimburse Buyer for additional costs or expenses, if any, incurred by Buyer in obtaining such products and/or services under the
<PAGE 56>

alternative arrangements provided under this paragraph in excess of those applicable under the Contract. Notwithstanding the foregoing, if the Isophorone Diamine ("IPDA") Conversion Agreement dated as of January 1, 1995, between Seller and E.I. du Pont de Nemours is not assigned to Buyer at the Closing due to the failure to obtain the requisite consent and Seller so requests prior to the Closing, Buyer will agree to make available to Seller IPD for Seller's use in complying with the terms of such IPDA agreement and tolling such IPD into IPDA on Buyer's behalf.

               (d) INJUNCTION; LITIGATION; LEGISLATION. (i) Neither Seller nor Buyer shall be subject to any order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby, (ii) no action or proceeding shall have been instituted before any Governmental Entity to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated hereby, (iii) none of the parties hereto shall have received written notice from any Governmental Entity of (A) its intention to institute any action or proceeding to restrain, enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the consummation of the transactions contemplated hereby or (B) the actual commencement of such investigation, (iv) there shall not be any pending or threatened litigation, suit, action or proceeding by any Person which would reasonably be expected to materially adversely affect or limit Buyer's ownership of the Acquired Assets and (v) no statute, rule or regulation shall have been promulgated or enacted by any Governmental Entity, which would prevent or make illegal the consummation of the transactions contemplated hereby.

               (e) INTERCOMPANY AND INTRACOMPANY ACCOUNTS. Seller shall have caused the cancellation and/or settlement of all intercompany and intracompany accounts involving the Business, on the one hand, and Seller and any Affiliate of Seller other than the Business, on the other hand.

               (f) RECEIPT OF TITLE INSURANCE. At Buyer's expense, First American Title Insurance Company (or such other title insurance company as Buyer shall designate) shall be irrevocably committed to issue to Buyer its standard form of ALTA owner's title insurance policy in an amount designated by Buyer at standard rates, containing such endorsements and affirmative and extended coverage as Buyer shall request and with all standard exceptions for such policy deleted, insuring that (a) upon delivery to such title company for recording of the deeds executed by Seller in favor of Buyer, Buyer shall have acquired good and marketable fee simple title to the Owned Real Property, subject only to the Permitted Liens, and (b) upon delivery to such title company of the Cross Easement Agreement and the First Offer Agreement, Buyer shall have acquired good and marketable easement interests with respect to the Excluded Real Property and rights of first offer with respect to the Option Real Property described in such respective agreements, subject, in each case, only to Permitted Liens. Buyer agrees, in good faith, to use reasonable best efforts to obtain such a commitment for title insurance and shall, among other things, provide its title insurance company with the ALTA surveys to be obtained by Buyer pursuant to
Section 5.9(a). Seller agrees to provide its reasonable cooperation in this regard.
<PAGE 57>

               (g) DNT PARTNERSHIP. Seller shall have delivered, or caused to be delivered, to Buyer and Air Products (i) the opinions referred to in Section 8.2(b) and Section 8.2(d) of the Agreement of Limited Partnership of Olin-DNT Limited Partnership (the "Olin-DNT Limited Partnership"), dated May 9, 1995, by and between Seller and Air Products and Chemicals, Inc. (the "Partnership Agreement") and (ii) the written consent of the general partner required under
Section 8.2 of the Partnership Agreement and all other documents, and information required under Section 8.2(a) and (c) of the Partnership Agreement, in each case, to permit (x) the transfer and assignment to Buyer of all of Seller's rights under (including its Interest (as defined in the Partnership Agreement) in) the Olin-DNT Limited Partnership and the Partnership Agreement and (y) the admission of Buyer as the general partner of the Olin-DNT Limited Partnership; PROVIDED, HOWEVER that Buyer shall not be permitted to assert the failure of this condition if it does not deliver to Seller and Air Products the assumption agreement contemplated by Section 8.2(a) and the information required by Section 8.2(c) of the Partnership Agreement.

               (h) SUBDIVISION APPROVAL. Seller shall have (i) obtained the subdivision consents and approvals and made all related filings contemplated by the first sentence of Section 5.9(b), or (ii) obtained the written waivers or exemptions and other assurances contemplated by the second sentence of Section 5.9(b), or (iii) if Seller shall have been unable to comply with the foregoing clause (i) or (ii), Seller shall have entered into and delivered to Buyer the Triple Net Lease and Seller Mortgage and any modification to this Agreement, required by Section 5.9(b), such Triple Net Lease, Seller Mortgage and modification to this Agreement to be in form and substance reasonably satisfactory to Buyer.

               (i) DOCUMENTS. Seller shall have delivered to Buyer at the Closing such other executed documents and instruments as shall be reasonably necessary to transfer to Buyer the Acquired Assets as contemplated by this Agreement.

          6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller to sell the Acquired Assets and to consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Seller in its sole discretion):

               (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. Each of the representations and warranties of Buyer contained in this Agreement and in any certificate, document or other instrument delivered in connection herewith shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing (which need only be true and correct in all material respects as of such date or time); PROVIDED, HOWEVER, that if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified shall be true and correct in all respects. Buyer shall have performed and complied in all material respects with all covenants and agreements required
<PAGE 58>

by this Agreement to be performed or complied with by it at or prior to the Closing. Buyer shall furnish Seller with a certificate dated the Closing Date and signed by a senior executive officer of Buyer to the effect that the conditions set forth in this Section 6.2(a) have been satisfied.

               (b) HSR ACT. The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

               (c) INJUNCTION; LITIGATION; LEGISLATION. (i) Neither Seller nor Buyer shall be subject to any order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby, (ii) no action or proceeding shall have been instituted before any Governmental Entity to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated hereby, (iii) none of the parties hereto shall have received written notice from any Governmental Entity of (A) its intention to institute any action or proceeding to restrain, enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine civil investigative demand) into the consummation of the transactions contemplated hereby or (B) the actual commencement of such investigation and (iv) no statute, rule or regulation shall have been promulgated or enacted by any Governmental Entity, which would prevent or make illegal the consummation of the transactions contemplated hereby.

               (d) SUBDIVISION APPROVAl. In the event Seller shall have been unable to comply with the provisions of the first or second sentences of Section 5.9(b), Buyer shall have entered into and delivered the Triple Net Lease and any modification to this Agreement required by Section 5.9(b), and Buyer shall have accepted the Seller Mortgage, such Triple Net Lease, Seller Mortgage and modification to this Agreement to be in form and substance reasonably satisfactory to Seller.

               (e) DOCUMENTS. Buyer shall have delivered to Seller at the Closing such other executed documents and instruments as shall be reasonably necessary for the assumption by Buyer of the Assumed Liabilities as contemplated by this Agreement.


                                   ARTICLE VII
                                   -----------
                          CERTAIN ADDITIONAL COVENANTS
                          ----------------------------

          7.1 CERTAIN TAXES AND EXPENSES. Seller shall be responsible for all state and local sales, use, transfer, real property transfer, documentary stamp, recording and other similar taxes arising from and with respect to the sale and purchase of the Acquired Assets. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall each bear its respective accounting, legal and other expenses incurred in connection with the transactions contemplated by this Agreement.

          7.2 MAINTENANCE OF BOOKS AND RECORDS. Seller and Buyer shall cooperate fully with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party hereto has access to the
<PAGE 59>

business records, contracts and other information existing on the Closing Date and relating in any manner to the Acquired Assets, the Assumed Liabilities or the conduct of the Business (whether in the possession of Seller or Buyer). No files, books or records existing on the Closing Date and relating in any manner to the Acquired Assets or the conduct of the Business prior to the Closing Date shall be destroyed by any party hereto for a period of six years after the Closing Date without giving the other party at least 30 days prior written notice, during which time such other party shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section 7.2 shall be during normal business hours and upon not less than two (2) business days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

          7.3 FINANCIAL STATEMENTS. Upon the request of Buyer from time to time, Seller shall, as promptly as practicable (but in no event later than the earlier of (a) five Business Days prior to the date Buyer is required to file the same with the Securities Exchange Commission or (b) sixty days after any such request), provide Buyer with such financial statements relating to the Business as may be required under Rule 3-05, Article 11 of Regulation S-X or other rule or regulation promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, in connection with the preparation and filing of any registration statement or periodic report of Buyer and its Parent pursuant to such laws, including unqualified opinions thereon of independent public accountants and consents therefor as required by such laws and the rules and regulations thereunder. Buyer will reimburse Seller for its actual out-of-pocket costs for its independent auditors in complying with this Section 7.3; PROVIDED, HOWEVER, that on no more than three occasions may Buyer request that Seller prepare financial statements covering different periods from any previously requested by Buyer under this Section 7.3. Notwithstanding anything herein to the contrary, no action or inaction by Seller under this Section 7.3 shall constitute a failure to satisfy the condition set forth in the next-to-last sentence of Section 6.1(a).

          7.4 NON-COMPETITION/NON-SOLICITATION. (a) Seller covenants and agrees that, if the Closing is consummated, for a period of three years after the Closing Date, it will not, and will cause its subsidiaries not to, engage in the Business or any portion thereof in any jurisdiction or location in which Seller or its subsidiaries engages in the Business as of the day before the Closing Date; PROVIDED, HOWEVER, that nothing herein shall be construed to prevent Seller or any of its subsidiaries from owning up to 2% of the stock or equity interest in any Person that engages in the Business. It is the desire and intent of the parties hereto that the provisions of this Section 7.4 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. If any court determines that any provision of this Section 7.4 is unenforceable, such court shall have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable; it is the intention of the parties that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent
<PAGE 60>

required to render them valid and enforceable, such amendment to only apply with respect to the operation of this Section 7.4 in the jurisdiction of the court that has made the adjudication.

               (b) Seller covenants and agrees that, if the Closing is consummated, for a period of three years after the Closing Date, it will not, and will cause its subsidiaries not to, directly or indirectly, solicit for employment, either as an employee or a consultant, any employee or independent contractor of Buyer or any of its Affiliates who is engaged in the Business and was an employee or independent contractor of Seller or any of its subsidiaries engaged in the Business as of the Closing Date to become an employee or consultant or otherwise provide services to Seller or any of its subsidiaries.

               (c) The parties acknowledge and agree that the restrictions contained in Sections 7.4(a) and (b) are a reasonable and necessary protection of the immediate interests of Buyer, and any violation of these restrictions would cause substantial injury to Buyer and that Buyer would not have entered into this Agreement without receiving the additional consideration offered by Seller in binding itself to these restrictions. In the event of a breach or a threatened breach by Seller or any of its subsidiaries of these restrictions, Buyer shall be entitled to apply to any court of competent jurisdiction for an injunction restraining such Person from such breach or threatened breach (without the necessity of proving the inadequacy of money damages as a remedy); PROVIDED, HOWEVER, that the right to apply for injunctive relief shall not be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach.

          7.5 BONDS. As soon as practicable after the date of this Agreement, and in any event no later than five days after a request by Buyer, Seller shall provide Buyer with a bond or other equivalent assurance, in each case reasonably satisfactory to Buyer, with respect to the payment or discharge of all Permitted Liens described in clause (d) of the definition of Permitted Liens.

          7.6 CONFIDENTIAL INFORMATION. Seller and its Affiliates shall maintain the confidentiality of, and shall not use for the benefit of itself or others, any confidential information concerning the Business or the Acquired Assets, including any information with respect to the Intellectual Property or Technology (the "Confidential Information"); PROVIDED, HOWEVER, that this
Section 7.6 shall not restrict (a) any disclosure by Seller of any Confidential Information required by applicable Law, securities exchange or any court of competent jurisdiction; PROVIDED, that Buyer is given notice and an adequate opportunity to contest such disclosure, (b) any disclosure on a confidential basis to Seller's attorneys, accountants, lenders and investment bankers and
(c) any disclosure of information (i) which is available publicly as of the date of this Agreement, (ii) which, after the date of this Agreement, becomes available publicly through no fault of the disclosing party or (iii) is received by Seller from a third party not, to the best of Seller's knowledge, subject to any obligation of confidentiality with respect thereto.

          7.7 BUYER'S LICENSE OF PATENTS AND TECHNOLOGY. As of the Closing, Buyer hereby grants to Seller an irrevocable, perpetual, royalty free, worldwide, nonexclusive license,
<PAGE 61>

with the right to sublicense, to use the Patents and Technology sold by Seller to Buyer hereunder, to make, have made, import, use in urethanes, offer for sale and sell, outside of the Business, products other than toluene diisocyanate, aliphatic diisocyanates, toluene diamine, dinitrotoluene and nitric acid; PROVIDED, that no license is granted by Buyer with respect to the making, having made, import, offer for sale or sale of, toluene diisocyanate, aliphatic diisocyanates, toluene diamine, dinitrotoluene and nitric acid; and, PROVIDED, FURTHER, that, solely with respect to Patents in Japan, the license to Seller shall be sole and exclusive as to any particular claims of such Japanese Patents covering urethanes or polyols.

          7.8 SELLER'S LICENSE OF PATENTS AND TECHNOLOGY. As of the Closing, Seller hereby grants to Buyer an irrevocable, perpetual, royalty free, worldwide, nonexclusive license, with the right to sublicense, to use in the Business the patents and technology, including the OMNX control software, that are used to make, have made, import, use in urethanes, offer for sale and sell, in the Business, toluene diisocyanate, all aliphatic diisocyanates and derivatives thereof, toluene diamine, dinitrotoluene and nitric acid in each case, owned by Seller as of, and retained by Seller immediately after, the consummation of the Closing; PROVIDED, that no license is granted by Seller to use its retained patents and technology with respect to the making, having made, import, offer for sale or sale of polyols.

          7.9 RESTRICTIONS ON BUYER'S AND SELLER'S LICENSES. Notwithstanding Sections 7.7 and 7.8, no party hereto grants to any other party hereto any license with respect to Patents or Technology subject to Section 7.7 or retained patents or technology subject to Section 7.8 if to do so (a) would violate an agreement with an unrelated third party in effect on or before the date of this Agreement or (b) would be in violation of any Law. If the violation can be avoided by a lesser license, then the parties hereto agree to grant same to the extent possible.

          7.10 BINDING ON SUCCESSORS.  Buyer's obligation to license in
Section 7.7 and Seller's obligation to license in Section 7.8 shall be made binding on any purchaser of or successor to Buyer's or Seller's licensable property forming the basis of their respective license obligations under Sections 7.7 and 7.8. As soon as practicable following any such transfer, Buyer or Seller, as the case may be, shall notify the other party of the name and address of the transferee and provide the other party with evidence of such transferee's assumption of such licensing obligations.

          7.11 PROVISION OF NOTICES, ETC. Seller shall use reasonable best efforts to promptly provide Buyer with copies of all notices, correspondence, invoices, service of legal process and other written materials received from third parties, including Governmental Entities, relating to the Acquired Real Property or the Business, including real estate tax notices, notices relating to municipal assessments, notices relating to Environmental Matters, and/or eminent domain proceedings, correspondence from Governmental Entities, public utilities and adjoining landowners, and notices of pending or threatened proceedings or claims, and shall otherwise promptly advise Buyer of any oral communications relating to any of the above. Furthermore, Seller shall permit Buyer to contest by appropriate legal proceedings (without cost to Seller) any claim or assessment made by a Governmental Entity or public utility with respect to any Acquired Real Property.
<PAGE 62>

          7.12 BIO-LAB. From and after the Closing, Seller shall make available to, and enforce on behalf of, Buyer any rights to indemnification arising out of the use or operation of the Real Property subject to the Bio-Lab Lease including any of its rights under the asset purchase agreement between Seller and Bio-Lab, Inc.


                                  ARTICLE VIII
                                  ------------
                            SURVIVAL; INDEMNIFICATION
                            -------------------------

          8.1 SURVIVAL. All representations, warranties, covenants, indemnities and agreements contained in this Agreement or the Transaction Documents shall survive (and not be affected in any respect by) the Closing indefinitely and any investigation conducted by any party hereto. Notwithstanding the foregoing, (a) the representations and warranties contained in or made pursuant to this Agreement and the indemnity obligations for breach of such representations and warranties contained in Sections 8.2(a)(i) and 8.3(a)(i) shall terminate on, and no claim or action with respect thereto may be brought after, the date eighteen months after the Closing Date, except that
(i) the representations and warranties contained in Sections 3.8 (to the extent Buyer would not be entitled to any indemnification under Section 8.2(a)(ii) (only as it relates to indemnification for breaches of Section 5.10(b)), (v),
(vi), (vii) or (viii) in respect of a matter giving rise to a breach of such representation or warranty), 5.10(h) (the first sentence only) and 3.10 and the indemnity obligations for breach of such representations and warranties contained in Section 8.2(a)(i) shall survive until the date three years after the Closing Date, (ii) the representations and warranties contained in
Section 3.8 (to the extent Buyer would be entitled to any indemnification under Section 8.2(a)(ii) (only as it relates to indemnification for breaches of Section 5.10(b)), (v), (vi), (vii) or (viii) in respect of a matter giving rise to a breach of such representation or warranty) and, Section 3.8 (a)(ii) in all cases, shall not survive the Closing, (iii) the representations and warranties contained in Sections 3.11(b)(iii), 3.12 and 3.16 and the indemnity obligations for breach of such representations and warranties contained in Section 8.2(a)(i) shall survive until the expiration of the applicable statute of limitations (or extensions or waivers thereof), and (iv) the representations and warranties contained in Section 3.6(e) and the indemnity obligations for breach of such representations and warranties contained in Section 8.2(a)(i) and the indemnity obligations set forth in Section 8.2(a)(x) (other than as to clause (D) of Section 8.2(a)(x) which shall survive indefinitely) shall survive until the earlier of the date on which Air Products shall have consented to the assignment by Seller to Buyer of the DNT Contracts and Buyer shall have been duly admitted as the general partner of the Olin-DNT Limited Partnership or a final, nonappealable judicial determination shall have been made that such Air Products' consent is not required or that estoppel applies to prevent Air Products from asserting that such consent is required, (b) the covenant contained in Section 5.2(b) and the indemnity obligations for breach of such covenant contained in Section 8.3(a)(ii) shall not survive the Closing, (c) with respect to a Known Contaminant in a Known Contaminated Area for which Active Remedial or Corrective Action was required, the covenant contained in
Section 5.10(b), the related indemnity obligations for breach of such covenant contained in Section 8.2(a)(ii) and the indemnity obligations set forth in
Section 8.2(a)(v) shall terminate solely with respect to Environmental Losses with respect to such Remedial Action as to such
<PAGE 63>

Known Contaminant in such Known Contaminated Area, but no other Environmental Losses, upon receipt by Seller of a No Further Action Letter with respect to such Known Contaminant in such Known Contaminated Area, and (d) the indemnity obligations of Seller contained in Section 8.2(a)(vi) shall terminate on the date 21 years after the Closing Date; PROVIDED, that the representations and warranties and indemnity obligation which terminate on the date eighteen months or three years, as the case may be, after the Closing Date, the representations and warranties and indemnity obligation referred to in the foregoing clause (a)(iii) of this Section 8.1, the representation and warranty and indemnity obligation referred to in the foregoing clause (a)(iv) of this Section 8.1, the covenant and the indemnity obligations in each case to the extent referred to in the foregoing clause (c) of this Section 8.1 and the indemnity obligations referred to in the foregoing clause (d) of this Section 8.1, and the liability of any party hereto with respect thereto pursuant to this Article VIII, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, as to which the Indemnifying Party has been given written notice setting forth the facts upon which the claim for indemnification is based (and, if possible, a reasonable estimate of the amount of the claims) prior to (A) the date eighteen months or three years, as the case may be, after the Closing Date, (B) the expiration of the applicable statute of limitations (or extensions or waivers thereof), (C) the applicable expiration time provided in the foregoing clause (a)(iv) of this Section 8.1, (D) the receipt of the applicable No Further Action Letter, or (E) the date 21 years after the Closing Date, as the case may be.

          8.2 INDEMNIFICATION BY SELLER. (a) Subject to Section 8.1, Seller shall indemnify and hold Buyer and its employees, officers, directors and agents (collectively, the "Buyer Indemnified Parties") harmless from and against, and agree promptly to defend any Buyer Indemnified Party from and reimburse any Buyer Indemnified Party for, any and all Losses which any Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (i) any breach or inaccuracy as of the date of this Agreement or the Closing Date of any of the representations and warranties made by Seller in or pursuant to this Agreement, or in any instrument or certificate delivered by Seller at the Closing in accordance herewith (it being understood and agreed that, notwithstanding anything to the contrary contained in this Agreement, to determine if there had been an inaccuracy or breach of a representation or warranty of Seller and the Losses arising from such inaccuracy or breach, such representation and warranty shall be read as if it were not qualified by materiality, including, without limitation, qualifications indicating accuracy in all material respects, or accuracy except to the extent the inaccuracy will not have a Material Adverse Effect);

                    (ii) any failure by Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the Transaction Documents delivered by Seller pursuant to this Agreement;

                    (iii) the Non-Assumed Liabilities (other than for Environmental Losses except Environmental Losses under Sections 2.4(b)(i),
(vii), and (xi));
<PAGE 64>

                    (iv) any failure by Seller to comply with the WARN Act with respect to any employee of Seller;

                    (v) subject to Section 5.10(b)(iii), all Environmental Losses to the extent associated with Known Contaminants in Known Contaminated Areas; PROVIDED, that, upon receipt by Seller of a No Further Action Letter in respect of a Known Contaminant in a Known Contaminated Area for which no Active Remedial or Corrective Action was required, any subsequent Environmental Losses for such Known Contaminant shall be deemed an Unknown Environmental Loss under this Agreement;

                    (vi) all Environmental Losses to the extent associated with the Business Real Property other than Environmental Losses subject to indemnification pursuant to Section 8.2(a)(v) ("Unknown Environmental Losses" which term shall include Excess Environmental Losses and Environmental Losses deemed pursuant to the proviso of Section 8.2(a)(v) to be Unknown Environmental Losses), incurred by any Buyer Indemnified Party to the extent of the following:

     - 87.5% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Buyer in writing during the first twelve years following the Closing Date;

     - 85% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Buyer in writing during the thirteenth year following the Closing Date;

     - 80% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Buyer in writing during the fourteenth year following the Closing Date;

     - 75% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Buyer in writing during the fifteenth year following the Closing Date;

     - 70% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Buyer in writing during the sixteenth year following the Closing Date;
<PAGE 65>

     - 65% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Buyer in writing during the seventeenth year following the Closing Date;

     - 55% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Buyer in writing during the eighteenth year following the Closing Date;

     - 45% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Buyer in writing during the nineteenth year following the Closing Date;

     - 35% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Buyer in writing during the twentieth year following the Closing Date; and

     - 25% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Buyer in writing during the twenty-first year following the Closing Date;

PROVIDED, HOWEVER, that the indemnification provided pursuant to this
Section 8.2(a)(vi) shall not extend to pre-discovery investigative costs incurred by Buyer in the course of performing post-Closing environmental assessments (other than environmental assessments required under Environmental
Laws) in connection with the Business Real Property; and PROVIDED, FURTHER, that notwithstanding anything herein to the contrary, any such Unknown Environmental Losses relating to an indemnification claim made, no matter when determined or incurred, shall be indemnifiable as if such Unknown Environmental Losses had been included in the initial related indemnification claim.

                    (vii) any Environmental Losses to the extent associated with Excluded Assets;

                    (viii)    all Off-Site Environmental Liabilities;

                    (ix) all Losses to the extent caused by Seller's actions or omissions based on, arising out of, or related to Buyer's Non-Bifurcated Permits or Shared Permits, as provided in Sections 5.10(g) and (h);
<PAGE 66>

                    (x) all Losses to the extent arising out of or attributable to (A) Seller's failure to obtain the consent of Air Products and Chemicals, Inc. to an assignment by Seller to Buyer of Seller's interest in the Agreement By and Between Air Products and Chemicals, Inc. and Seller dated as of May 9, 1995 (the "Tax Indemnity Agreement"), including any amounts that Buyer would have been entitled to receive as Seller's assignee under the Tax Indemnity Agreement had such Tax Indemnity Agreement been assigned in full to Buyer,
(B) the breach of the representations and warranties of Seller set forth in
Section 3.6(e), (C) any actions taken by Buyer to enforce its rights as assignee of Seller under any of the DNT Contracts as a result of Air Products' refusal to perform its obligations under any of the DNT Contracts on the basis that Air Products' consent to such assignment and/or assumption had not been obtained,
(D) any liability or obligation under any assumption agreement by which Buyer has assumed Seller's obligations under any DNT Contract that would constitute a Non-Assumed Liability pursuant to the terms of this Agreement, and (E) Buyer not being duly admitted as the general partner of the Olin-DNT Limited Partnership effective as of the Closing as a result of Air Products' refusal to recognize Buyer as the general partner of the Olin-DNT Limited Partnership on the basis that Air Products' or any other partner's consent to such admission was not obtained;

                    (xi) all Losses arising under the Bio-Lab Lease to the extent they relate to the asset purchase agreement between Seller and Bio-Lab, Inc.;

                    (xii)     all Losses arising out of the items set forth in
Schedule 3.17 and items numbered 19, 20 and 22 set forth in Part E of
Schedule 1.1; and

                    (xiii) all Losses to the extent arising out of Seller's failure to obtain consents to assignments to Buyer of the Contracts for which consent is required pursuant to the first sentence of Section 6.1(c) or to provide to Buyer the alternative arrangements thereof contemplated by Section 6.1(c);

PROVIDED, that Buyer shall not be obligated to proceed under clause (vi) above if indemnification is otherwise available under clause (ii), (iii), (vii),
(viii), (ix), (xi) or (xii) above.

                (b) Notwithstanding any other provision herein to the contrary,
(i) Seller shall not be required, pursuant to Section 8.2(a)(i), to indemnify and hold harmless any Buyer Indemnified Party until the aggregate amount of the Buyer Indemnified Parties' Losses under Section 8.2(a)(i) exceeds the Basket Amount after which Seller shall be obligated for all Losses of the Buyer Indemnified Parties in excess of the Basket Amount (PROVIDED, HOWEVER, that the provisions of this clause (i) shall not apply to a breach of the representations and warranties contained in Sections 3.6(e), 3.11(b)(iii), 3.12 and 3.16),
(ii) the cumulative indemnification obligation of Seller under Section 8.2(a)(i) and Section 8.2(a)(vi) shall in no event exceed 42.5% of the Final Purchase Price (PROVIDED, HOWEVER, that the provisions of this clause (ii) shall not apply to a breach of the representations and warranties contained in Sections 3.6(e) and 3.12) and (iii) the indemnity obligations set forth in Sections 8.2(a)(iii)-(xiii) shall not be applicable unless and until the Closing is consummated.
<PAGE 67>

          8.3 INDEMNIFICATION BY BUYER. (a) Subject to Section 8.1, Buyer shall indemnify and hold Seller and its employees, officers, directors and agents (collectively, the "Seller Indemnified Parties") harmless from and against, and agree promptly to defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all Losses which any Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (i) any breach or inaccuracy as of the date of this Agreement or the Closing Date of any of the representations and warranties made by Buyer in or pursuant to this Agreement, or in any instrument or certificate delivered by Buyer at the Closing in accordance herewith (it being understood and agreed that, notwithstanding anything to the contrary contained in this Agreement, to determine if there had been an inaccuracy or breach of a representation or warranty of Buyer and the Losses arising from such inaccuracy or breach, such representation and warranty shall be read as if it were not qualified by materiality, including, without limitation, qualifications indicating accuracy in all material respects, or accuracy except to the extent the inaccuracy will not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the other Transaction Documents to which it is a party);

                    (ii) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the Transaction Documents delivered by Buyer pursuant to this Agreement;

                    (iii)     the Assumed Liabilities;

                    (iv) except for the Non-Assumed Liabilities and any Losses for which Seller has any indemnification obligation pursuant to Section 8.2(a) or 10.12, to the extent associated with the ownership or operation of the Business and the Acquired Assets after the Closing Date;

                    (v) all Unknown Environmental Losses incurred by any Seller Indemnified Party to the extent of the following:

     - 12.5% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Seller in writing during the first twelve years following the Closing Date;

     - 15% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Seller in writing during the thirteenth year following the Closing Date;
<PAGE 68>

     - 20% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Seller in writing during the fourteenth year following the Closing Date;

     - 25% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Seller in writing during the fifteenth year following the Closing Date;

     - 30% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Seller in writing during the sixteenth year following the Closing Date;

     - 35% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Seller in writing during the seventeenth year following the Closing Date;

     - 45% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Seller in writing during the eighteenth year following the Closing Date;

     - 55% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Seller in writing during the nineteenth year following the Closing Date;

     - 65% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Seller in writing during the twentieth year following the Closing Date;

     - 75% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made
<PAGE 69>

by a third party), made by Seller in writing during the twenty-first year following the Closing Date; and

     - 100% of Unknown Environmental Losses arising out of, relating to or resulting from any Environmental Matter or other facts referred to in any claim, whether or not fixed as to liability or liquidated as to amount (including notice of any such claim made by a third party), made by Seller in writing after the twenty-first year following the Closing Date;

PROVIDED, that, notwithstanding anything herein to the contrary, any such Unknown Environmental Losses relating to an indemnification claim made, no matter when determined or incurred, shall be indemnifiable as if such Unknown Environmental Losses had been included in the initial related indemnification claim;

                    (vi) all Losses (other than Environmental Losses) to the extent caused by Buyer's actions or omissions based on, arising out of, or related to Seller's Non-Bifurcated Permits or Shared Permits, as provided in Sections 5.10(g) and (h); and

                    (vii) all Losses to the extent associated with Remedial Action for a Known Contaminant in a Known Contaminated Area after the date on which a No Further Action Letter was received by Seller following Active Remedial or Corrective Action in respect of such Known Contaminant in such Known Contaminated Area.

               (b)  Notwithstanding any other provision herein to the contrary,
(i) Buyer shall not be required, pursuant to Section 8.3(a)(i), to indemnify and hold harmless any Seller Indemnified Party until the aggregate amount of the Seller Indemnified Parties' Losses under Section 8.3(a)(i) exceeds the Basket Amount after which Buyer shall be obligated for all Losses of the Seller Indemnified Parties in excess of the Basket Amount, (ii) the cumulative indemnification obligation of Buyer under Section 8.3(a)(i) and
Section 8.3(a)(v) shall in no event exceed 42.5% of the Final Purchase Price, and (iii) the indemnity obligations set forth in Sections 8.3(a)(iii)-(vii) shall not be applicable unless and until the Closing is consummated.

               (c) Notwithstanding any other provision herein to the contrary, Buyer shall have control over any Remedial Action ordered by any Governmental Entity after the Closing for a Known Contaminant in a Known Contaminated Area after Seller receives a No Further Action Letter in respect of such Known Contaminant in such Known Contaminated Area.

          8.4 NOTIFICATION OF CLAIMS. (a) If any Buyer Indemnified Party, on the one hand, or Seller Indemnified Party, on the other hand (an "Indemnified Party"), has a claim or receives notice of any claim or the commencement of any action or proceeding which could give rise to an obligation on the part of Seller or Buyer, as the case may be, to provide indemnification (the "Indemnifying Party") pursuant to Section 8.2 or 8.3, respectively, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof (an "Indemnification Claim"); PROVIDED, HOWEVER, that the failure to give such prompt written notice shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually damages the Indemnifying Party.
<PAGE 70>

               (b) In the event of a claim or the commencement of any action or proceeding by a third party which could give rise to an obligation to provide indemnification pursuant to Section 8.2 or 8.3, the Indemnified Party will give the Indemnifying Party prompt written notice thereof (the "Third Party Indemnification Claim"); PROVIDED, HOWEVER, that the failure of the Indemnified Party to so promptly notify the Indemnifying Party shall not prevent any Indemnified Party from being indemnified for any Losses, except to the extent that the failure to so promptly notify actually damages the Indemnifying Party.

               (c) Any Indemnification Claim or Third Party Indemnification Claim will describe the claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount if reasonably practicable (and in the case of an Environmental Loss, shall include details regarding the nature and scope of such Environmental Loss and related Environmental Matter together with any technical information such as sampling and testing results) of the Loss, that has been or may be sustained by the Indemnified Party. If the Indemnifying Party confirms in writing to the Indemnified Party within 15 days after receipt of the Third Party Indemnification Claim the Indemnifying Party's responsibility to indemnify and hold harmless the Indemnifying Party therefor in accordance herewith and within such 15-day period demonstrates to the Indemnified Party's reasonable satisfaction that, as of such time the Indemnifying Party has sufficient financial resources in order to indemnify for the full amount of any potential liability in connection with such claim, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, which counsel shall be reasonably satisfactory to the Indemnified Party, any such matter involving the asserted liability of the Indemnified Party. If the Indemnifying Party elects to compromise or defend any such asserted liability in accordance herewith, it shall within 15 days (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted liability; provided, that (i) the Indemnified Party may, if it so desires, employ counsel at its own expense to assist in the handling of any such third party claim, (ii) the Indemnifying Party shall keep the Indemnified Party advised of all material events with respect to any such third party claim, (iii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which approval may not be unreasonably withheld) before ceasing to defend against such third party claim or entering into any settlement, adjustment or compromise of such third party claim involving injunctive or similar equitable relief being asserted against any Indemnified Party or any of their Affiliates and (iv) no Indemnifying Party will, without the prior written consent of each Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened demand, claim, action or cause of action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any such Indemnified Party is a party to such demand, claim, action or cause of action, suit or proceeding), unless such settlement, compromise or consent includes an unconditional release of all such Indemnified Parties from all liability arising out of such claim, action, suit or proceeding. Notwithstanding anything contained herein to the contrary, (A) the Indemnifying Party shall not be entitled to have and the Indemnified Party shall have sole control over the defense, settlement, adjustment or compromise of any third party non-monetary claim that seeks an order, injunction or other equitable relief against any Indemnified Party or its Affiliates which, if successful, could
<PAGE 71>

reasonably be expected to materially interfere with the business, assets, liabilities, obligations, financial condition or results of operations of the Indemnified Party or any of its Affiliates and (B) (x) if Seller is the Indemnifying Party and the matter involving the asserted liability of the Indemnified Party is an Environmental Matter or (y) Seller is seeking indemnification under Section 8.3(a)(v) or (vii), Buyer shall have sole control over the defense, settlement, adjustment and compromise of all claims and potential claims with respect to such matter, subject to Section 8.4(d) below. If the Indemnifying Party elects not to compromise or defend against the asserted liability, or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may, at the Indemnifying Party's expense, pay, compromise or defend against such asserted liability. The party hereto controlling the defense of any Indemnification Claim or Third Party Indemnification Claim shall use reasonable best efforts to diligently pursue any relevant claims against third parties (including tenants on the Acquired Real Property) which could serve to reduce the amount of the Losses with respect to the Indemnification Claim or Third Party Indemnification Claim, as the case may be, but in no event shall such party be required to take any action that would require such party to incur any expense or liability in connection therewith; PROVIDED, that to the extent that such party is successful in its pursuit of such claims the amount recovered pursuant thereto (net of any expenses incurred in pursuit of such recovery) shall be deemed to be a reduction of any related Losses of such party (it being understood that any such net recovery in respect of Unknown Environmental Losses shall be applied to reduce such Unknown Environmental Losses prior to applying any cost sharing as contemplated by Sections 8.2(a)(vi) and 8.3(a)(v)).

               (d) In any case in which the Indemnified Party or Buyer, as the case may be, has control of the defense, settlement, adjustment or compromise of any Claim relating to an Environmental Matter, the Indemnified Party or Buyer, as the case may be, shall provide the Indemnifying Party or Seller, as the case may be, with the opportunity to consult reasonably in advance with the Indemnified Party or Buyer, as the case may be, and give reasonable consideration to the Indemnifying Party's or Seller's, as the case may be, requests, comments and advice with respect to (i) the scope and type of any Remedial Action to be taken or implemented, (ii) the selection of consultants, contractors and other third parties with respect to any such Remedial Action, and (iii) the form and substance of any plan, report or submission to be transmitted to any Governmental Entity regarding any such Remedial Action (including with respect to the scope and type of such Remedial Action). The Indemnifying Party's or Seller's, as the case may be, requests, comments, and advice in all respects shall be advisory only and not binding in any way upon the Indemnified Party or Buyer, as the case may be. The Indemnifying Party or Seller, as the case may be, shall be entitled to participate, at its own expense, in any meetings between the Indemnified Party or Buyer, as the case may be, and/or its consultants and representatives with any Governmental Entity relating to any such Remedial Action. The Indemnifying Party or Seller, as the case may be, shall maintain as confidential, except as otherwise required by Law, any non-public information exchanged or obtained in the course of any such consultation or meeting. In addition, the Indemnified Party or Buyer, as the case may be, shall (A) retain and, upon the Indemnifying Party's request, provide to the Indemnifying Party or Seller, as the case may be, any records and information that are reasonably relevant to such Remedial Action, (B) provide the Indemnifying Party or Seller, as the case may be, during normal business hours and upon prior request, reasonable access to any area on the Acquired
<PAGE 72>

Real Property related to such Remedial Action, and (C) make employees of the Indemnified Party or Buyer, as the case may be, available on a mutually convenient basis to provide additional relevant information.

               (e) With respect to Environmental Losses, whether or not arising out of or resulting from third-party claims, Buyer shall be entitled to reimbursement for reasonable out-of-pocket costs of remedying, correcting, or otherwise addressing in a reasonably cost-efficient manner the conditions giving rise to such Environmental Losses for which indemnification is sought, but only to the extent necessary to bring such condition into compliance with Environmental Laws, it being understood that the cost of remedying, correcting, or otherwise addressing a condition will include the costs of investigations, studies, sampling and analysis.

               8.5 PROCEDURES FOR TAX CONTESTS. Notwithstanding Section 8.4, if an Indemnified Party receives notice of any claim, potential claim or the commencement of any action or proceeding relating to Taxes ("Tax Claim") which could give rise to an obligation on the part of the Indemnifying Party to provide indemnification pursuant to Section 8.2 or 8.3, respectively, the Indemnified Party shall promptly give the Indemnifying Party notice thereof; provided, however, that the failure to give such prompt notice shall not prevent any Indemnified Party from being indemnified hereunder for any Losses, except to the extent that the failure to so promptly notify the Indemnifying Party actually damages the Indemnifying Party. If the Tax Claim involves an amount not in excess of $25,000, then the Indemnified Party shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay such Tax claimed and sue for a refund where applicable law permits such refund suits or contest such Tax Claim in any permissible manner. If the Tax Claim involves an amount in excess of $25,000 and does not involve Taxes the determination of which could reasonably be expected to affect the Indemnified Party's liability for non-indemnified Taxes, the Indemnified Party shall use its reasonable best efforts to cause such Tax Claim to be determined in a proceeding separate from other Tax issues involving the Indemnified Party or any affiliate thereof. If the Indemnified Party can accomplish the separation of a Tax Claim described in the immediately preceding sentence, the Indemnifying Party shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing authority with respect thereto, and may, in its sole discretion, either pay such Tax claimed and sue for a refund where applicable law permits such refund suits or contest such claim for Taxes in any permissible manner. In such a case, the Indemnifying Party shall keep the Indemnified Party reasonably informed of developments in the proceeding. If the Indemnified Party is not required to attempt to or cannot accomplish the separation of a Tax Claim in excess of $25,000, then the Indemnifying Party shall be entitled to participate in the proceeding through its own counsel and the Indemnified Party shall consult with the Indemnifying Party with regard to pursuing or foregoing administrative appeals, proceedings, hearings and conferences with any Taxing authority and whether or not to pay the Tax claimed and sue for a refund or to contest the Tax
<PAGE 73>

Claim in some other manner. However, decisions as to the manner of contesting Taxes, including settlement, adjustment or compromise which may result in a Tax Claim in such a proceeding shall be made by the Indemnified Party.


                                   ARTICLE IX
                                   ----------
                         EMPLOYEES AND EMPLOYEE BENEFITS
                         -------------------------------

          9.1  EMPLOYMENT.

               (a)  CONTINUATION OF EMPLOYMENT.  Buyer shall offer employment
(i) to each employee of Seller or any of its Affiliates who is based in the United States and primarily engaged in the Business and whose principal place of employment is at the Lake Charles facility (other than at Seller's hydrazine/ketazine plant and the caustic terminals) (a "Plant Employee") and who is actively at work on the Closing Date or who is not actively at work on the Closing Date due solely to a temporary short-term absence such as vacation, holiday, personal leave or jury duty provided such employee returns to active employment immediately following such absence ("Active Employees"), (ii) to each Plant Employee who is not actively at work on the Closing Date due solely to leave of absence, sick leave, short or long-term disability leave, military leave or layoff with recall rights and who returns to active employment immediately following such absence and within 180 days of the Closing Date or such later date as required under applicable law ("Inactive Employees"), and
(iii) in Buyer's discretion, which discretion shall be exercised no later than 60 days after the Closing Date, to each other employee of Seller or its Affiliates selected by Buyer and whose name is set forth on a list of other employees provided by Seller to Buyer as soon as practicable after the date of this Agreement but in no event later than 15 days after the date of this Agreement, which list shall include all of those research and development and sales, marketing and other commercial services employees of Seller primarily involved in the Business, other than up to four of such employees designated by Seller in writing within 15 days after the date of this Agreement as being excluded from such list, the exclusion of whom individually or in the aggregate shall not have a material adverse effect on the ability of Buyer to conduct the Business in the manner that it is being conducted by Seller as of the date of this Agreement (and as to whom Buyer shall not offer employment) ("Other Employees"); PROVIDED, HOWEVER, that no offer of employment shall be made by Buyer to an Other Employee without Buyer giving Seller at least 30 days' advance written notice of such offer. The period of such employment shall, in the case of Active Employees, begin on the Closing Date and, in the case of Inactive Employees and Other Employees, on the date that they first commence employment with the Buyer. For purposes of this Agreement, Active Employees, Inactive Employees and Other Employees who accept the Buyer's offer of employment and who become employees of the Buyer shall be referred to herein collectively as "Transferred Employees." Seller shall be responsible for any obligation to provide employee benefits to a Transferred Employee prior to such employee's date of hire by Buyer to the extent otherwise provided under Seller's applicable plans.

               (b) COMPENSATION AND BENEFITS. Subject to Sections 9.2 through 9.9, Buyer's offer of employment under Section 9.1(a) above shall provide base wages or base salary

<PAGE 74>
(excluding the Special Payment) on an individual basis equivalent to that in effect immediately prior to the Closing Date, and benefit plans and arrangements which, in the aggregate for Transferred Employees as a group, are comparable to the benefits (excluding the Special Payment) in effect on the date of this Agreement. It is expressly understood and agreed by Buyer and Seller that nothing in this Agreement shall obligate Buyer to provide compensation, benefit plans or arrangements identical to those in effect on the date of this Agreement or to continue any specified level of compensation or any benefit plans or arrangements for any specified period of time whatsoever; PROVIDED, HOWEVER, that Buyer shall provide severance benefits to each Transferred Employee terminated by Buyer within one year following the Closing Date which benefits are no less favorable than the basic and enhanced cash severance benefits provided by Seller and its Affiliates under Seller's applicable severance plans and arrangements set forth on Part B of Schedule 3.16 as in effect on the date of this Agreement (copies of which have been provided to Buyer prior to the date of this Agreement); PROVIDED, FURTHER, that no severance benefits shall be payable to any Transferred Employee with respect to a termination that would not have been covered under Seller's severance plans and arrangements. It is also expressly agreed by Buyer and Seller that nothing in this Agreement shall obligate Buyer to continue the employment of any Transferred Employee.

               Buyer shall have welfare benefit plans in effect on the Closing Date providing medical and dental benefits, life insurance and disability benefit coverage for the Transferred Employees and their dependents who immediately prior to the Closing were covered under similar welfare benefit plans of Seller. Buyer shall recognize each Transferred Employee's service with Seller and its Affiliates as of such Transferred Employee's date of hire by Buyer as service with Buyer for purposes of determining eligibility and benefit levels as applicable in Buyer's medical and dental plans, disability plans, life insurance plans and vacation plans. Buyer shall: (i) cause to be waived any pre-existing condition limitation under the Buyer's medical plans applicable to Transferred Employees or their dependents (except to the extent that any such pre-existing condition limitation would not have been waived under Seller's medical plans), and (ii) recognize (or cause to be recognized) the dollar amount of all covered expenses incurred by Transferred Employees and their dependents under Seller's applicable medical plans during the calendar year in which the Closing Date occurs for purposes of satisfying such calendar year's deductibles and co-payment limitations under the applicable medical plans of Buyer; PROVIDED, that the Transferred Employee enrolls in the applicable medical plan maintained by Buyer at such time and in such manner as is reasonably specified by Buyer.

          9.2 ACCRUED VACATION. As soon as practicable after the Closing Date, Seller shall pay each Transferred Employee for any unused vacation days and any personal and sickness days which a Transferred Employee is eligible to take during calendar year 1996 (including any carryover vacation and personal and sickness days, if any, from calendar years earlier than 1996) in accordance with the vacation and personnel policies and labor agreements of Seller or its Affiliates in effect as of the Closing Date, and Buyer shall have no responsibility to Transferred Employees therefor. If the Closing occurs after December 31, 1996, Seller and Buyer shall allocate liabilities for vacation days entitled to be taken by Transferred Employees during calendar year 1997 as follows: Seller shall determine the aggregate accrued vacation liability for Transferred Employees for calendar year 1997 based upon compensation and service

<PAGE 75>
data as of January 1, 1997, in accordance with Seller's vacation policy as in effect on the date of this Agreement and consistent with past practice (the "1997 Accrued Vacation Liability"). Seller's portion of the 1997 Accrued Vacation Liability shall be determined by the product of the 1997 Vacation Liability multiplied by a fraction, the numerator of which is the number of days elapsed during calendar year 1997 as of the day immediately preceding the Closing Date and the denominator of which is 365 ("Seller's Vacation Portion"). To the extent that the vacation time actually used as of the Closing (as determined by multiplying each vacation period used by a Transferred Employee multiplied by his base compensation or salary as in effect on January 1, 1997 for such period) exceeds the Seller's Vacation Portion, Buyer shall reimburse Seller for such difference as soon as practicable after the Closing. On the other hand, if the vacation time actually used as of the Closing is less than Seller's Vacation Portion, Seller shall reimburse Buyer for such difference as soon as practicable after the Closing. If the Closing occurs after December 31, 1996, (a) Buyer shall honor unused 1997 vacation periods of Transferred Employees accrued on or after January 1, 1997 under Seller's vacation policy in effect on the date of this Agreement and Seller shall be liable for any increased vacation costs resulting from any changes in such vacation policy after such date and (b) Buyer may offset against any 1997 vacation periods to which Transferred Employees would otherwise become entitled under Buyer's vacation policy all 1997 vacation periods accrued on and after January 1, 1997 under Seller's vacation policy as in effect on the date of this Agreement.

          9.3 UNION REPRESENTATION. Buyer agrees to recognize each union which at the Closing Date represents any of the Transferred Employees as the collective bargaining representative of such employees as of the Closing Date. It is expressly understood and agreed by Buyer and Seller that nothing in this Agreement shall obligate Buyer to assume or honor any collective bargaining agreements pertaining to Transferred Employees; PROVIDED, HOWEVER, that Buyer shall not attempt to renegotiate any existing collective bargaining agreements pertaining to Transferred Employees prior to the Closing without Seller's prior written consent and will not amend any such collective bargaining agreement or the employee benefits provided under such collective bargaining agreement prior to the expiration of 90 days following the Closing Date without the agreement of the collective bargaining representative of the Transferred Employees or, absent such representative's agreement, without Seller's prior written consent, which consent shall not be unreasonably withheld or delayed.

          9.4  BENEFIT PLANS.

               (a) PENSION PLAN. Seller shall, effective as of the Closing, adopt amendments to its qualified defined benefit plans (referred to herein as "Seller's Qualified Pension Plans") that will (i) fully vest the benefits of the Transferred Employees under Seller's Qualified Pension Plans effective as of the Closing, (ii) credit future service of Transferred Employees with Buyer for purposes of determining the eligibility of Transferred Employees for early retirement and ancillary benefits (other than retiree death benefits for Transferred Employees who are not Retiree Medical Eligible Employees) under Seller's Qualified Pension Plans, and (iii) in the case of any Transferred Employee who is not covered by a collective bargaining agreement in effect immediately prior to the Closing, increase the accrued benefit as of the Closing Date of each such Transferred Employee under any Seller Qualified Pension Plan

<PAGE 76>
(as determined under the terms of such Seller's Qualified Pension Plan as in effect on the Closing Date) by 3% for each twelve-month period (.25% for each full month) during which a Transferred Employee remains in continuous employment with Buyer or any of its Affiliates following the Closing. Buyer shall promptly notify Seller of the termination of employment of each Transferred Employee with Buyer and its Affiliates. Seller shall, effective as of the Closing, also adopt amendments to its nonqualified pension plans ("Seller's Nonqualified Pension Plans") corresponding to those set forth in the preceding sentence.

               Buyer shall, effective as of the Closing, establish one or more defined benefit plans (or designate one or more existing defined benefit plans of Buyer) intended to qualify under Section 401(a) of the Code (such new or existing defined benefit plan(s) of Buyer being referred to herein as "Buyer's Qualified Pension Plan") and providing benefits to Transferred Employees who immediately prior to the Closing were participating in, and accruing eligibility service under, the Seller's Qualified Pension Plans. Buyer shall also include in its nonqualified pension plans ("Buyer's Nonqualified Pension Plans") each Transferred Employee who was a participant immediately prior to the Closing in one or more of Seller's Nonqualified Pension Plans. Each Transferred Employee participating in Seller's Pension Plans prior to the Closing shall become a participant in Buyer's Pension Plans as of the date of hire of such Transferred Employee by Buyer with credit for all service with Seller and its Affiliates for purposes of eligibility (including eligibility for early retirement and ancillary benefits) and vesting but not benefit accruals.

               Upon the termination of a Transferred Employee's employment with the Buyer and its Affiliates after the Closing, such Transferred Employee shall be entitled to a distribution of his or her vested accrued benefit (if any), including any early retirement benefit to which he or she is then entitled, under the Seller's Pension Plans in accordance with the respective terms of such plans as in effect on the date of this Agreement but giving effect to the amendments to such plans that are required by this Agreement. Transferred Employees shall not be eligible for disability benefits under Seller's Pension Plans.

               (b) SAVINGS PLAN. Seller shall, effective as of the Closing, adopt amendments to Seller's Contributing Employee Ownership Plan (the "CEOP") that will fully vest the accrued benefits of the Transferred Employees under the CEOP.

               Effective as of the Closing Date, Buyer shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code ("Buyer's
401(k) Plan") providing benefits as of the Closing to Transferred Employees participating in the CEOP as of the Closing. Each Transferred Employee shall immediately become eligible to participate in Buyer's 401(k) Plan as of such Transferred Employee's date of hire by Buyer. Transferred Employees shall receive credit for all service with Seller and its Affiliates for purposes of eligibility and vesting under Buyer's 401(k) Plan.

               Upon receipt by Buyer of a favorable determination letter to the effect that Buyer's 401(k) Plan is qualified under Section 401(a) of the Code (or an opinion of Buyer's

<PAGE 77>
counsel, reasonably satisfactory to Seller, to such effect), and subject to Buyer's approval which shall not be unreasonably withheld, Seller shall cause to be transferred from the CEOP to Buyer's 401(k) Plan assets having a fair market value as of the date of transfer equal to the aggregate value of the account balances in the CEOP of Transferred Employees who (i) immediately prior to the Closing are participants in the CEOP and (ii) elect to have their respective accounts transferred to Buyer's 401(k) Plan, such transfer to include accounts receivable representing any outstanding loans to Transferred Employees from their account balances with the balance IN CASH, and shall be subject to any applicable qualified domestic relations orders, within the meaning of
Section 414(p) of the Code. Buyer's 401(k) Plan shall provide for the receipt of such transfer. The CEOP shall retain the accounts of all Transferred Employees who elect not to transfer their CEOP accounts to the Buyer's
401(k) Plan.   The CEOP shall retain all assets and liabilities thereunder with respect to the accounts of retirees or other former employees who were employed at the Lake Charles facility and who terminated employment with Seller prior to the Closing.

               Solely with respect to the performance-based matching contribution which may be made by the Seller in respect of the 1996 plan year under the CEOP, if the applicable performance criteria for such plan year are achieved and if the Closing occurs on or prior to December 31, 1996, each Transferred Employee who is a participant in the CEOP, whether or not he or she elects to have his or her account balance under the CEOP transferred to the Buyer's 401(k) Plan, shall be entitled to have a performance-based matching contribution credited to his or her CEOP account in accordance with the terms of the CEOP as soon as practicable after the end of the CEOP's 1996 plan year and Seller shall take all action necessary to amend the CEOP to so provide.

               (c)  MEDICAL AND DISABILITY BENEFITS; LIFE INSURANCE.

                    (i) Seller shall be responsible in accordance with its applicable welfare plans for all medical and dental claims for expenses incurred prior to the date of hire by Buyer of Transferred Employees and their dependents. Reimbursement of Transferred Employees and their dependents for such medical and dental expenses shall be determined in accordance with the terms of Seller's medical and dental programs. Seller shall terminate coverage of Transferred Employees and their dependents effective for claims for medical and dental expenses incurred on and after the date of hire of such Transferred Employees by Buyer. Buyer shall be responsible in accordance with its applicable welfare plans for all medical and dental claims made by Transferred Employees and their dependents for expenses incurred on and after the date of hire by Buyer of such Transferred Employees. Reimbursement of Transferred Employees and their dependents for such medical and dental expenses shall be determined in accordance with the terms of Buyer's medical and dental programs. Notwithstanding the foregoing, Seller shall be responsible for all medical and dental expenses incurred by a Transferred Employee or any dependent thereof who is hospitalized or institutionalized on an in-patient basis on the Closing Date during such continuous hospitalization or institutionalization. For purposes of this Section 9.4(c)(i), a medical or dental claim otherwise covered under Seller's or Buyer's applicable welfare benefit plan shall be
<PAGE 78>

deemed incurred when the services giving rise to the claim are rendered (regardless of when such claim is billed by the service provider or filed by the Transferred Employee).

                    (ii) Seller shall retain all liability in accordance with Seller's applicable post-retirement medical plan for post-retirement medical claims of Transferred Employees and their dependents who are eligible to retire under the Seller's post-retirement medical plan on the Closing Date or would otherwise become eligible to retire under such plan as in effect on the date of this Agreement within four years of the Closing Date ("Retiree Medical Eligible Employees"); PROVIDED, HOWEVER, that such Retiree Medical Eligible Employees (and their eligible dependents) shall not become eligible for such post-retirement medical benefits until their retirement from Buyer or its Affiliates; and PROVIDED, FURTHER, that Seller shall only be liable for expenses incurred on or after the retirement date of any such Transferred Employee. For purposes hereof, a post-retirement medical claim incurred by a Retiree Medical Eligible Employee (or his eligible dependents) shall be covered under Seller's applicable post-retirement medical plan if the expense giving rise to the claim is for services rendered on or after such Retiree Medical Eligible Employee's retirement date; PROVIDED, HOWEVER, that any expense for services rendered prior to, on or following such retirement date during a hospital or institutional confinement on an in-patient basis which hospitalization or institutionalization commenced prior to such retirement date and which continues uninterrupted to a date on or following such retirement date shall be covered, if at all, under Buyer's applicable medical plan and not under Seller's applicable post-retirement medical plan. Notwithstanding the foregoing, if Buyer shall offer any Retiree Medical Eligible Employees any compensation or benefit package not presently provided under any of Buyer's benefit plans and arrangements the principal purpose of which is to encourage such individuals to retire from employment with Buyer or any of its Affiliates (a "Retirement Incentive Package"), Buyer shall become liable to Seller for an amount determined as follows: the actuaries for Seller's and Buyer's respective company-wide tax-qualified defined benefit plans shall jointly determine the cost for the additional post-retirement medical benefits borne by Seller as a consequence of the Retirement Incentive Package offered by Buyer, and such amount shall be paid by Buyer to Seller as soon as practicable following the determination of such amount. Any dispute between the Seller's and Buyer's respective actuaries as to any actuarial assumption used to calculate said costs shall be resolved by a third actuary jointly selected by the Seller and Buyer whose decision shall be final, binding and conclusive upon the parties and the cost of which third actuary shall be shared equally by Seller and Buyer.

                    (iii) Seller shall be responsible for any continuation of group health coverage required under Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any Transferred Employee or any "qualified beneficiary" (as defined in Section 4980B of the Code) of any such employee who incurs a "qualifying event" (as defined in Section 4980B of the Code) prior to his hiring by Buyer, including any such qualifying event incurred by reason of the employee's termination of employment with Seller. Buyer shall be responsible for any continuation of group health coverage required under
Section 4980B of the Code or Sections 601 though 608 of ERISA with respect to
<PAGE 79>

any Transferred Employee or any "qualified beneficiary" (as defined in Section 4980B of the Code) of any such employee who incurs a "qualifying event" (as defined in Section 4980B of the Code) after the employee's hiring by Buyer.

                    (iv) Buyer shall be responsible in accordance with its applicable disability plans for all short-term and long-term disability income benefits payable to Transferred Employees with respect to a disability incurred after hiring by Buyer of each Transferred Employee. Seller shall be responsible in accordance with its applicable disability plans for all other short-term and long-term disability benefits payable with respect to a disability incurred by an employee or former employee at the Lake Charles facility. Each Transferred Employee who commences employment with Buyer shall be deemed not to be disabled and any disability claims made on or after such date of hire by the Transferred Employee shall be deemed incurred on or after such date of hire.

                    (v) Buyer shall be responsible for all life insurance coverage of Transferred Employees and their dependents for claims incurred by such employees or their dependents on and after the date of hire by Buyer of such Transferred Employees. Seller shall be responsible for all claims incurred prior to the date of hire by Buyer of Transferred Employees. Notwithstanding the foregoing, Seller shall retain liability for the $5,000 post-retirement death benefits of the Transferred Employees who are eligible to retire under the Seller's Qualified Pension Plans on the Closing Date or would otherwise become eligible to retire under such plans as in effect on the date of this Agreement within four years of the Closing Date.

          9.5 OTHER BENEFIT PLANS AND ARRANGEMENTS. With respect to any other compensation and benefit plans and arrangements not specifically addressed in Sections 9.2, 9.3 and 9.4 above, including but not limited to incentive plans, bonus plans, equity-based compensation plans, severance plans, tuition assistance plans, matching gift programs, employee discounts, and fringe benefit plans, Seller shall retain all liability for benefits accrued or expenses incurred on or prior to the Closing Date for Transferred Employees and Buyer shall have no liability therefor. Transferred Employees shall participate in such other benefit plans and arrangements as Buyer may, in its discretion, determine on or after the Closing Date, with recognition thereunder for service of Transferred Employees with Seller and its Affiliates prior to the Closing Date solely for purposes of eligibility and vesting.

          9.6 WARN ACT. Seller agrees to provide any required notice under the WARN Act, and any similar state or local law, and otherwise to comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in the WARN Act) or similar event affecting Transferred Employees or former employees of the Business and occurring up through and including the Closing.

          9.7 COOPERATION; EMPLOYMENT RECORDS. The parties agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated by Article IX of this Agreement (including the furnishing by Seller of any plan administrator's
<PAGE 80>

interpretations or rulings with respect to any Benefit Plan to the extent that Buyer determines to establish a plan with features similar thereto for the benefit of Transferred Employees). Without limiting the generality of the foregoing, as soon as practicable following the Closing, Seller shall provide to Buyer the personnel and medical files of the Transferred Employees, subject, with respect to such medical files, to any restrictions imposed under applicable law and the receipt by Seller of any required authorizations from Transferred Employees (which authorizations Seller shall make good faith efforts to obtain). As soon as practicable after the date of this Agreement, Seller will deliver to Buyer all relevant information in Seller's files (including I-9's) relating to the visa status of any Business Employee employed in the United States on a visa, subject to the receipt by Seller of any required authorizations from Transferred Employees (which authorizations Seller shall make good faith efforts to obtain).

          9.8 WORKERS COMPENSATION. Seller shall be responsible for all workers compensation claims filed by or on behalf of a Transferred Employee to the extent attributable to events, occurrences or exposures prior to the Closing; PROVIDED, HOWEVER, that Seller shall not be responsible for any claims filed by or on behalf of Transferred Employees at any time following the eighth anniversary of the Closing Date. Buyer shall be responsible for all workers compensation claims filed by or on behalf of a Transferred Employee to the extent attributable to events, occurrences or exposures following the Closing and for any claims filed by or on behalf of Transferred Employees following the eighth anniversary of the Closing Date.

          9.9 EMPLOYMENT TAXES. The parties agree that, to the extent permissible under applicable law, Buyer shall be a successor employer for purposes of the Federal Insurance Contributions Act, as codified at 26 U.S.C.
 3101-3128, the Federal Unemployment Tax Act, as codified at 26 U.S.C. 3301-3311, and under any applicable state unemployment compensation laws and Seller agrees to provide Buyer with such wage, tax and other information with respect to Transferred Employees as Buyer may reasonably require for those purposes.


                                    ARTICLE X
                                    ---------
                           TERMINATION; MISCELLANEOUS
                           --------------------------

          10.1 TERMINATION. (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, as follows:

                    (i)  by the mutual written agreement of Buyer and Seller;

                    (ii) by Buyer or Seller if the Closing has not occurred on or before July 31, 1997; PROVIDED, that the termination right under this clause (ii) may not be exercised by a terminating party if such terminating party is then in material breach of its obligations hereunder;

                    (iii) by Seller, upon written notice to Buyer, if there has been any material violation or material breach by Buyer of any representation, warranty, covenant or obligation contained in this Agreement that has rendered the satisfaction of any condition
<PAGE 81>

to the obligations of Seller under Section 6.2 impossible to fulfill prior to the date on which Seller would otherwise have the right to terminate pursuant to this Section 10.1(a); PROVIDED, that Seller shall have given Buyer thirty (30) days' advance written notice setting forth in reasonable detail the information upon which Seller bases its right to terminate; and PROVIDED, FURTHER, that
(A) such violation or breach shall not have been cured by the end of such 30-day period and (B) the termination right under this clause (iii) may not be exercised by a terminating party if such terminating party is then in material breach of its obligations hereunder; or

                    (iv) by Buyer, upon written notice to Seller, if there has been any material violation or material breach by Seller of any representation, warranty, covenant or obligation contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Buyer under Section 6.1 impossible to fulfill prior to the date on which Buyer would otherwise have the right to terminate pursuant to this Section 10.1(a); PROVIDED, that Buyer shall have given Seller thirty (30) days' advance written notice setting forth in reasonable detail the information upon which Buyer bases its right to terminate; and PROVIDED, FURTHER, that (A) such violation or breach shall not have been cured by the end of such 30-day period and (B) the termination right under this clause (iv) may not be exercised by a terminating party if such terminating party is then in material breach of its obligations hereunder.

               (b) Except for the obligations contained in Section 7.1, the last sentence of Section 5.5 and this Article X (other than Sections 10.2, 10.12, and 10.13) which shall survive any termination of this Agreement, upon the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void, and no party hereto or any of its officers, directors, employees, agents, consultants, stockholders or principals shall have any rights, liabilities or obligations hereunder or with respect hereto; PROVIDED, HOWEVER, that nothing contained herein shall relieve any party hereto from liability for any knowing breach or inaccuracy of any representation or warranty contained herein or any willful failure to comply with any covenant or agreement contained herein.

          10.2 FURTHER ASSURANCES. From time to time prior to, at and after the Closing Date, Buyer and Seller shall execute and deliver or cause to be executed and delivered such further documents, certificates, instruments of conveyance, assignment and transfer and take such further action as Buyer or Seller may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to any of the Acquired Assets to Buyer or to better enable Buyer to complete, perform and discharge any of the Assumed Liabilities. Buyer and Seller agree to cooperate with each other in all reasonable respects to assure to Buyer the continued title to and possession of the Acquired Assets in the condition and manner contemplated by this Agreement. Each party hereto shall cooperate and deliver such instruments and take such action as may be reasonably requested by any other party hereto in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby. Buyer and Seller shall cooperate and shall cause their respective Affiliates, officers, employees, agents and representatives to cooperate to ensure the orderly transition of the
<PAGE 82>

Business from Seller to Buyer and to minimize the disruption to the Business resulting from the transactions contemplated hereby.

          10.3 ENTIRE AGREEMENT; AMENDMENTS; WAIVERS. This Agreement, the Confidentiality Agreement, the Transaction Documents and the other documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided.

          10.4 BENEFIT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto; PROVIDED, HOWEVER, that Buyer may assign any or all of its rights hereunder to one or more Affiliates of Buyer without the consent of Seller provided that Buyer shall continue to be obligated to perform all of its obligations hereunder. Any assignment in violation of this Section 10.4 shall be null and void.

          10.5 NO PRESUMPTION. Buyer and the Seller have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Buyer and the Seller, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          10.6 NOTICES. Notices and other communications provided for herein shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy, by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, or by any nationally recognized overnight courier, addressed to the party at its address set forth below:

        If to Seller:             Olin Corporation
                                  501 Merritt 7
                                  Norwalk, Connecticut  06856
                                  Attention:     Vice President, General
                                  Counsel and Secretary
                                  Telecopy No.:  (203) 750-3347

        With a copy to:           Cravath, Swaine & Moore
                                  Worldwide Plaza
                                  825 Eighth Avenue
                                  New York, New York  10019-7475
                                  Attention:  Robert A. Kindler
                                  Telecopy No.:  (212) 474-3700

<PAGE 83>

        If to Buyer:              ARCO Chemical Company
                                  3801 West Chester Pike
                                  Newtown Square, Pennsylvania  19073
                                  Attention:     Manager-Isocyanate
                                  Telecopy No.:  (610) 359-2414

        With a copy to:           Hughes Hubbard & Reed LLP
                                  One Battery Park Plaza
                                  New York, New York  10004
                                  Attention:  Kenneth A. Lefkowitz
                                  Telecopy No.:  (212) 422-4726

or to such other address as a party may from time to time designate in writing in accordance with this section. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          10.7 COUNTERPARTS; HEADINGS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

          10.8 SEVERABILITY. If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

          10.9 THIRD PARTY BENEFICIARIES. This Agreement is not intended and will not be construed to confer upon any Person, other than the parties hereto, the Buyer Indemnified Parties, the Seller Indemnified Parties and any assignees permitted by Section 10.4, any rights or remedies hereunder.

          10.10 GOVERNING LAW. This Agreement shall be construed and interpreted according to the laws of the State of New York, without regard to the conflict of law principles thereof.

          10.11 SUBMISSION TO JURISDICTION; WAIVERS. The parties hereto hereby irrevocably and unconditionally agree that:

               (a) Except as otherwise expressly provided herein, all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceedings and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.
<PAGE 84>

               (b) Service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.6.

          10.12 BULK TRANSFER AND SALES TAX SUCCESSOR LIABILITY. The parties hereto hereby waive compliance with the provisions of any applicable bulk sales law of any jurisdiction in connection with the transactions contemplated hereby and no representation, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance. Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against any and all Losses arising out of or relating to claims which may be asserted by third parties, including Governmental Entities, against the Acquired Assets or any Buyer Indemnified Parties (a) as a result of non-compliance with any applicable bulk sales law or (b) pursuant to LA.RS. 47:308 and regulations thereunder.

          10.13 USE OF NAMES. During the first 180 days after the Closing Date, Buyer shall have the right to use all of the logos, trademarks and trade identification of Seller as are located at the Acquired Real Property or on the Acquired Assets (collectively, the "Trademarks"). Buyer's use of the Trademarks shall be in accordance with such reasonable quality control standards as shall be promulgated by Seller and provided to Buyer. If Seller shall notify Buyer in writing of Buyer's material failure to comply with such reasonable quality control standards and Buyer continues to not comply with such reasonable quality control standards for more than 20 days after receipt of such notice, Seller shall have the right to terminate Buyer's right under this Section 10.13 to use the Trademarks.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                                 OLIN CORPORATION



                                                 By:/s/Michael E. Campbell
                                                   ----------------------
                                                   Michael E. Campbell
                                                   Executive Vice President


                                                 ARCO CHEMICAL COMPANY



                                                 By:/s/Marvin O. Schlanger
                                                   ----------------------
                                                   Marvin O. Schlanger
                                                   Executive Vice President and
                                                   Chief Operating Officer